UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): February 8, 2010


                             Green Star Mining Corp.
             (Exact name of registrant as specified in its charter)

       Delaware                      333-150385                 26-1806348
(State of Incorporation)       (Commission File No.)       (IRS Employer ID No.)

             No.27, Jinsha Road, Jinnan Village, Lijingpu Township,
          Shahe Section, Ningxiang County, Hunan Province, China 410600
                    (Address of Principal Executive Offices)

                             Tel: (86 731) 87828601
                             Fax: (86 731) 87828601
              (Registrant's Telephone Number, Including Area Code)

     Room 42, 4th Floor, New Henry House, 10 Ice Street, Central, Hong Kong
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications  pursuant to Rule 425 under the Securities Act (17
    CFR.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                                TABLE OF CONTENTS

Item No.               Description of Item                              Page No.
--------               -------------------                              --------

Item 1.01   Entry Into a Material Definitive Agreement                      3

Item 2.01   Completion of Acquisition or Disposition of Assets              3

Item 3.02   Unregistered Sales of Equity Securities                        56

Item 4.01   Changes in Registrant's Certifying Accountant                  57

Item 5.01   Changes in Control of Registrant                               57

Item 5.02   Departure of Directors or Certain Officers; Election of        57
            Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change      58
            in Fiscal Year

Item 5.06   Change in Shell Company Status                                 58

Item 8.01   Other Events                                                   58

Item 9.01   Financial Statements and Exhibits                              58

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words
"anticipates", "believes", "estimates", "expects", "plans", "projects", "targets" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

                              USE OF DEFINED TERMS

Except as otherwise indicated by the context, references in this report to "Green Star" or "Company" are references to Green Star Mining Corp., a Delaware corporation, references to "Risetime" are references to Risetime Group Limited, a British Virgin Islands corporation that is wholly-owned by Green Star, and references to "Global Education" are references to Global Education International Limited, a Hong Kong corporation that is wholly-owned by Risetime. References to "WFOE" are to Xiangtan Nicestar Business Administration Co., Ltd, our wholly owned Chinese subsidiary, and references to "Oya" are to Hunan Oya Education Technology Co., Ltd. References to "Nicestar" are references to Nicestar International Limited, a British Virgin Islands corporation that was

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the former shareholder of Risetime prior to the reverse acquisition.  References to "we", "us" or "our" are references to the combined business of Green Star, Risetime, Global Education, WFOE, Oya, Changsha Huanqiu Vocational Secondary School and Shaoshan Huanqiu Vocational Technical Secondary School. The term
"Securities Act" means the Securities Act of 1933, as amended, and the term "Exchange Act" means the Securities Exchange Act of 1934, as amended, the term "RMB" means Renminbi, the legal currency of China and the terms "U.S. dollar", "$" and "US$" mean the legal currency of the United States. According to the currency exchange website www.xe.com, on February 10, 2010, $1.00 was equivalent to RMB 6.8269. References to "China" and "PRC" are references to "People's Republic of China." References to "BVI" are references to the "British Virgin Islands." Below are the abbreviations of two private vocational schools and six public vocational schools.

"Changsha Huanqiu" is the abbreviation of "Changsha Huanqiu Vocational Secondary School";
"Shaoshan Huanqiu" is the abbreviation of "Shaoshan Huanqiu Vocational
Technical Secondary School";
"Shaoshan Vocational School" is the abbreviation of "Shaoshan Vocational Secondary School";
"Yingjing Vocational School" is the abbreviation of "Yingjing Vocational Secondary School";
"Tianquan Vocational School" is the abbreviation of "Tianquan Vocational Secondary School";
"Shimian Vocational School" is the abbreviation of "Shimian Vocational Secondary School";
"Lushan Vocational School" is the abbreviation of "Lushan Vocational Secondary School"; and
"Shaoyang Vocational School" is the abbreviation of "Shaoyang Industrial Vocational Technical School".

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

BACKGROUND

THE REVERSE MERGER TRANSACTION

On February 8, 2010, we entered into a share exchange agreement with Risetime Group Limited, a British Virgin Islands company, and its sole shareholder, Nicestar International Limited ("Nicestar"), a British Virgin Islands company (the "Share Exchange Agreement"). Pursuant to the Share Exchange Agreement, Nicestar agreed to transfer all of its shares of the capital stock of Risetime, in exchange for 20,500,000 newly issued shares of our common stock that would, in the aggregate, constitute 62.12% of our issued and outstanding capital stock as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

As a result of the reverse acquisition, we acquired 100% of the capital stock of Risetime and consequently, control of the business and operations of Risetime, WFOE, Oya and its affiliated entities. Prior to the reverse acquisition, we were in the development stage of engaging in the acquisition and exploration of mining properties and had not yet realized any revenues from our operations. From and after the closing of the Share Exchange Agreement, our primary operations consist of the business and operations of Risetime, which are conducted by Oya and its affiliated entities.

Our board of directors (the "Board") as well as the director and the shareholder of Risetime, each approved the reverse acquisition.

A copy of the Share Exchange Agreement is filed as Exhibit 2.1 to this report.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As described in detail in Item 1.01 above, on February 11, 2010, we completed an acquisition of Risetime pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange under the purchase method of accounting since there is a change of control, wherein Risetime is considered the accounting acquirer for financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value. As a result of the reverse acquisition, our principal business became the business of Risetime, which is to provide vocational education and vocational skill training services to a varied student population throughout China.

                               FORM 10 DISCLOSURE

As disclosed elsewhere in this report, we acquired Risetime in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition

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transaction  disclosed  under Item 2.01,  then the registrant  must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Risetime, except that information relating to periods prior to the date of the reverse acquisition only relates to Green Star unless otherwise specifically indicated.

                             DESCRIPTION OF BUSINESS

OUR CORPORATE STRUCTURE

OVERVIEW

We are a Delaware corporation incorporated on January 22, 2008 and we are headquartered in Hunan Province, China. From our inception until February 11, 2010, when we completed a reverse acquisition transaction with Risetime, we were primarily engaged in the acquisition and exploration of mining properties and had not realized any revenues from our planned operations.

On November 23, 2009, our board of directors (the "Board") approved a 5-for-1 forward stock split of all issued and outstanding shares of common stock of the Company. On November 25, 2009, the Financial Industry Regulatory Authority (FINRA) approved our application for forward stock split. As the result, the total issued and outstanding shares of common stock of the Company prior to the reverse acquisition were 12,500,000.

By three stock purchase agreements dated November 28, 2009, we experienced a change in control whereby a number of investors, acquired an aggregate of 7,500,000 post forward split shares of common stock from a former shareholder. Upon this change in control, our Board determined that the implementation of our business plan prior to the change in control was no longer financially feasible, and we adopted an acquisition strategy focused on pursuing growth by acquiring undervalued businesses with a history of operating revenues. Our Board approved the Share Exchange Agreement and we entered into the Share Exchange Agreement with Risetime and Nicestar on February 8, 2010.

On July 22, 2008, we sold 1,000,000 shares of common stock to 30 investors for $.025 per share pursuant to our S-1 registration statement for $25,000.

BACKGROUND AND HISTORY OF RISETIME AND ITS SUBSIDIARIES AND CHINESE CONSOLIDATED ENTITIES

Risetime was incorporated in the British Virgin Islands on December 17, 2007. Global Education International Limited was incorporated under the laws of the Hong Kong on November 15, 2007. Global Education became the wholly owned subsidiary of Risestar Group Limited on July 31, 2009. Global Education formed Xiangtan Nicestar Business Administration Co., Ltd. as a wholly foreign owned enterprise under the laws of the PRC on September 30, 2009.

Oya is our Chinese consolidated entity directly owned by Mr. Guangwen He and Mrs. Yabin Zhong. Oya was organized under the laws of the PRC in November 20, 2008. Under the laws of the PRC, we cannot acquire Oya directly. As a result, WFOE entered into a series of agreements with Oya which we believe give us effective control over the business of Oya. Our relationships with Oya and its stockholders are governed by a series of contractual arrangements between WFOE and Oya, the operating company in the PRC. These agreements are described under "Contractual Arrangements between WFOE, Oya and its Shareholders".

We operate two private secondary vocational schools (Changsha Huanqiu and Shaoshan Huanqiu) and a public secondary vocational school (Shaoshan Vocational School) in China through Oya. Both Changsha Huanqiu and Shaoshan Huanqiu are owned by Mr. Guangwen He. Through Changsha Huanqiu, we operate five public secondary vocational schools, Yingjing Vocational School, Tianquan Vocational School, Shimian Vocational School, Lushan Vocational School and Shaoyang Vocational School. For a description of these arrangements, see "Contractual Arrangements for the Operation of Two Private Vocational Schools" and "Contractual Arrangements for the Operation of Six Public Vocational Schools".

Mr. Guangwen He established Ningxiang Huanqiu Computer Training School (the predecessor of Changsha Huanqiu) in Ningxiang County, Changsha, China in August 1994 to offer computer training services. Since its inception, Changsha Huanqiu has grown rapidly and transformed itself from primarily a computer training school to a comprehensive provider of vocational education and vocational skill training services offering a wide range of educational programs, services and products to a varied student population throughout China. Mr. He established Shaoshan Huanqiu in Shaoshan City on May 15, 2006 to provide secondary vocational education and training services.

Our structure prior to the reverse acquisition is as below:

                             [TEXT OF GRAPHIC BELOW]

Nicestar International Limited

Risetime Group Limited                                               Outside PRC

Global Education International Limited

--------------------------------------------------------------------------------

                                                                          In PRC

                                     Yabin Zhong    Guangwen He

Xiangtan Nicestar Business              Hunan Oya Education
Administration Co., Ltd. (WFOE)         Technology Co., Ltd.



Shaoshan Secondary            Changsha Huanqiu              Shaoshan Huanqiu
Vocational School*            Vocational Secondary          Vocational Technical
                              School                        Secondary School


                           Yingjing Vocational School*

                           Tianquan Vocational School*

                           Shimian Vocational School*

                           Lushan Vocational School*

                           Shaoyang Vocational School*


Equity interests.

Contractual arrangements for the control of Oya. See "Contractual Arrangements between WFOE, Oya and Its Shareholders".

Contractual arrangements for the operation of vocational schools. See "Contractual Arrangements for the Operation of Two Private Vocational Schools" and "Contractual Arrangements for the Operation of Six Public Vocational Schools".

*    Consisting  of six public  vocational  schools  operated by Oya or Changsha
     Huanqiu   under   relevant   Business   Cooperation   Agreement  and  Joint
     School-Running Agreements.

ACQUISITION OF RISETIME GROUP LIMITED

Through the reverse acquisition of Risetime we acquired all of the issued and outstanding capital stock of Risetime, which became our wholly-owned subsidiary, and in exchange for that capital stock we issued to Nicestar, the former stockholder of Risetime, 20,500,000 shares of our common stock. Upon the consummation of the reverse acquisition, Nicestar becomes our controlling stockholder.

Upon the closing of the reverse acquisition, on February 11, 2010, our sole director and officer, Mr. Yi Chen, submitted his resignation letter pursuant to which he resigned effective immediately from all offices of the Company that he held and from his position as our director. Simultaneously, five new directors were appointed, including three independent directors. Mr. Guangwen He was appointed as our Chief Executive Officer and Chairman of the Board at the closing of the reverse acquisition of Risetime. Descriptions of our proposed directors and officers can be found below.

The structure after the reverse acquisition is as below:

                             [TEXT OF GRAPHIC BELOW]

Former shareholders           Nicestar International Limited

Green Star Mining Corp.

Risetime Group Limited

Global Education International Limited                               Outside PRC

--------------------------------------------------------------------------------

                                                                          In PRC

                                     Yabin Zhong    Guangwen He

Xiangtan Nicestar Business                             Hunan Oya Education
Administration Co., Ltd. (WFOE)                        Technology Co., Ltd.

Shaoshan Secondary            Changsha Huanqiu              Shaoshan Huanqiu
Vocational School*            Vocational Secondary          Vocational Technical
                              School                        Secondary School

                          Yingjing Vocational School*

                          Tianquan Vocational School*

                           Shimian Vocational School*

                           Lushan Vocational School*

                          Shaoyang Vocational School*

Equity interests.

Contractual arrangements for the control of Oya. See "Contractual Arrangements between WFOE, Oya and Its Shareholders".

Contractual arrangements for the operation of vocational schools. See "Contractual Arrangements for the Operation of Two Private Vocational Schools" and "Contractual Arrangements for the Operation of Six Public Vocational Schools".

*    Consisting  of six public  vocational  schools  operated by Oya or Changsha
     Huanqiu   under   relevant   Business   Cooperation   Agreement  and  Joint
     School-Running Agreements.

Following the reverse acquisition, we, through our Chinese consolidated entities, provide vocational education and vocational skill training services to a varied student population throughout China. Our executive office is located at Changsha Huanqiu Vocational Secondary School, No.27, Jinsha Road, Jinnan Village, Lijingpu Township, Shahe Section, Ningxiang County, Hunan Province, China 410600, our telephone number is (86 731) 8782 8601, and our fax number is (86 731) 8782 8601. Our website is www.hnhuanqiu.com. Information on our website or any other website is not a part of this report.

CONTRACTUAL ARRANGEMENTS BETWEEN WFOE, OYA AND ITS SHAREHOLDERS

We have been and are expected to continue to be dependent on Oya to operate our education business until we qualify for direct ownership of an education business in China under PRC laws and regulations and acquire Oya as our direct, wholly owned subsidiary. Through our Chinese subsidiary, WFOE, we have entered into a series of contractual arrangements with Oya and its shareholders which enable us to:

     *    exercise effective control over Oya;
     * receive a substantial portion of the economic benefits from Oya in consideration for the services provided by our wholly owned subsidiary in China; and
     * have an exclusive option to purchase all or part of the equity interests in Oya in each o case when and to the extent permitted by PRC law.

EXCLUSIVE BUSINESS COOPERATION AGREEMENT. Through our wholly-owned Chinese subsidiary, WFOE, we have entered into an Exclusive Business Cooperation Agreement with Oya. The Exclusive Business Cooperation Agreement has an initial term of ten years and will be renewed upon WFOE's written consent. Under this agreement, WFOE provides comprehensive technical support, teaching support and relevant consulting services to Oya. As consideration for such services provided by WFOE, Oya will pay monthly service fee to WFOE equal to 100% of the monthly net income of Oya. Through the two parties' negotiation and with the prior written consent of WFOE, the monthly service fees may be adjusted based on the actual services provided by WFOE and the actual business demands of Oya.

LOAN AGreements. Under the Loan Agreements, WFOE will make loans in the aggregate principal amount of RMB 130 million (approximately $19 million) to the shareholders of Oya, each shareholder receiving a share of the loan proceeds proportional to its shareholding in Oya. WFOE agrees to grant loans to the shareholders of Oya within 20 days after receiving written drawdown notice from the shareholders. The terms of these loans are 10 years and may be extended with the consent of the parties. These loans do not bear interest.

PROXY LETTERS. On November 28, 2009, each of the shareholders of Oya executed a Proxy Letter. Under the Proxy Letters, Mr. Guangwen He and Ms. Yabin Zhong each irrevocably entrusted WFOE with the right to act as his/her proxy and vote all of his/her equity interests in Oya. Each of the Proxy Letters will remain effective as long as Mr. He or Ms. Zhong remains a shareholder in Oya.

EXCLUSIVE PURCHASE OPTION AGREEMENTS. Under the Exclusive Purchase Option Agreements dated as of November 28, 2009 among WFOE, Oya and the shareholders of Oya, the shareholders granted WFOE an irrevocable and exclusive right to purchase all or part of their equity interests in Oya. The purchase option may be exercised by WFOE in its sole discretion at any time that the exercise would be permissible under PRC laws, and the total purchase price for the WFOE's acquisition of the entitle equity interests of Oya is RMB20 (equivalent to $3.0), subject to necessary adjustment under applicable PRC laws at the time when such share transfer occurs. The terms of these agreements are 10 years and may be extended at the option of WFOE. The Exclusive Purchase Option Agreements contain agreements from Oya and its shareholders that they will refrain from taking some actions without the prior written consent of WFOE, such as amending the bylaws of Oya, increasing or reducing the registered capital of Oya, or declaring dividends of Oya.

EQUITY PLEDGE AGREEMENTS. Pursuant to the Equity Pledge Agreements dated as of November 28, 2009 between WFOE and the shareholders of Oya, each shareholder agreed to pledge his or her equity interest of Oya to WFOE to secure the performance of the shareholders' obligations under the Loan Agreements. Under the Equity Pledge Agreements, each of the shareholders has agreed not to transfer or create any encumbrance on his or her equity interest in Oya without the prior written consent of WFOE.

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CONTRACTUAL ARRANGEMENTS FOR THE OPERATION OF TWO PRIVATE VOCATIONAL SCHOOLS

BUSINESS COOPERATION AGREEMENTS. On July 28, 2009, Oya entered into Business Cooperation Agreements with Changsha Huanqiu and Shaoshan Huanqiu respectively, our consolidated private schools owned by Guangwen He. Each Business Cooperation Agreement has a term of fifteen years, which may be extended with the written consent of the two parties. Under these agreements, Oya agreed to provide comprehensive and exclusive technical support, business support and relevant consulting services to the two private schools, including but not limited to making diversified investments, formulating student enrollment policies and financial policies, and authorizing the schools to use the "HQ" brand. Meanwhile, all the revenues of these two schools belong to Oya; Oya has the right to distribute their profits, to appoint all their senior management and to dispose the net assets of these two private schools.

CONTRACTUAL ARRANGEMENTS FOR THE OPERATION OF SIX PUBLIC VOCATIONAL SCHOOLS

JOINT SCHOOL-RUNNING AGREEMENT WITH RESPECT TO SHAOSHAN VOCATIONAL SCHOOL. On March 30, 2009, Oya entered into a Joint School-Running Agreement with the People's Government of Shaoshan City for the joint operation of Shaoshan Vocational School. The term of the joint operation is 20 years, from April 8, 2009 to June 30, 2029. Under this agreement, Oya has the right to run and manage Shaoshan Vocational School, to appoint personnel, to accumulate working capital and to distribute profits during the term of the joint operation.

JOINT SCHOOL-RUNNING AGREEMENT WITH RESPECT TO YINGJING VOCATIONAL SCHOOL. On May 9, 2005, Changsha Huanqiu entered into a Joint School-Running Agreement with Yingjing Vocation School. The Education Bureau of Yingjing City is an
intermediary to this agreement. The term of the joint operation is 15 years, from April 30, 2005 to April 30, 2020. During the term of the joint operation, Changsha Huanqiu has the right to run and manage Yingjing Vocational School and to accumulate working capital.

JOINT SCHOOL-RUNNING AGREEMENT WITH RESPECT TO TIANQUAN VOCATIONAL SCHOOL. On February 20, 2006, Changsha Huanqiu entered into a Joint School-Running
Agreement with the Education Bureau of Tianquan County. The term of the joint operation is 15 years, from February 20, 2006 to July 15, 2021. During the term of the joint operation, Changsha Huanqiu has the right to run and manage
Tianquan Vocational School, to accumulate working capital and to distribute profits.

JOINT SCHOOL-RUNNING AGREEMENT WITH RESPECT TO SHIMIAN VOCATIONAL SCHOOL. On January 23, 2006, Changsha Huanqiu entered into a Joint School-Running Agreement with the Education Bureau of Shimian County. The term of the joint operation is 15 years, from January 23, 2006 to July 30, 2021. During the term of the joint operation, Changsha Huangqiu has the right to run and manage Shimian Vocational School, to accumulate working capital and to distribute profits.

JOINT SCHOOL-RUNNING AGREEMENT WITH RESPECT TO LUSHAN VOCATIONAL SCHOOL. On May 18, 2006, Changsha Huanqiu entered into a Joint School-Running Agreement with the Education Bureau of Lushan County. The term of the joint operation is 15 years, from May 18, 2006 to July 30, 2021. During the term of the joint operation, Changsha Huanqiu has the right to run and manage Lushan Vocational School, to accumulate working capital and to distribute profits.

JOINT SCHOOL-RUNNING AGREEMENT WITH RESPECT TO SHAOYANG VOCATIONAL SCHOOL. On January 25, 2008, Changsha Huanqiu entered into a Joint School-Running Agreement with the People's Government of Shaoyang County. The term of the joint operation is 18 years, from January 25, 2008 to January 24, 2026. During the term of the joint operation, Changsha Huanqiu has the right to run and manage Shaoyang Vocational School, to appoint personnel, to accumulate working capital and to distribute profits.

OUR BUSINESS

We are a provider of customized private educational services in China. These services are developed with many target employers to provide them with the skilled workers they require. As a consequence, 100% of our graduates obtain jobs with our cooperative companies. We offer a wide range of educational programs and services through vocational schools, consisting primarily of "Customized Education" programs for various vocational skills and school logistic services and have a 100% graduation rate. We provide educational services under our "HQ" brand. We believe our "HQ" brand is a famous brand in China's private vocational education sector, as evidenced by awards we received

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
from many government authorities and semi-government entities, including the title of "State-level Key Secondary Vocational Schools" granted by the Ministry of Education of the People's Republic of China, and the title of "Famous Non-government Funded School" and the "Entity with Outstanding Contributions" granted by the Chinese People's Political Consultative Conference (the "CPPCC").

Since our inception in 1994, we have had 85,000 cumulative student enrollments. In the twelve months ended November 30, 2009, we had 15,036 newly-enrolled students. We deliver our educational programs to students through eight schools and approximately 2,100 teachers as of November 30, 2009.

We have experienced significant growth in our business in recent years. For the twelve months ended August 31, 2009, our total revenue was $36,111,358, representing an increase of $7,307,375 or 25.37% as compared with $28,803,983 for the same period of 2008. Our gross profit for the twelve months ended August 31, 2009 was $13,274,936, representing an increase of $3,664,132 or 38.13% as compared with $9,610,804 for the prior year. Net revenues from our "Customized Education" accounted for 71.21%, 70.31% and 68.78%, respectively, of our total net revenues in the twelve months ended August 31, 2007, 2008 and 2009. Our net income increased from $7,797,558 in the twelve months ended August 31, 2008 to $10,667,175 in the twelve months ended August 31, 2009, demonstrating an annual growth rate of 36.80%.

MARKET OPPORTUNITY

EDUCATION IN CHINA

Reflecting the magnitude of the overall population, the size of the education and training market in China is the largest in the world and growing rapidly. According to the World Bank Study, among China's approximately 1.3 billion people, around 260 million are students enrolled in basic, secondary and higher education programs and an additional 68 million adults are enrolled in a variety of other education and training programs. Education spending in China is expected to grow rapidly as demand for more skilled labor force grows and the participation rate in the educational system increases consequently. According to the Eleventh Five-Year Plan of China, the Chinese government has targeted a significant increase in the overall level of spending on education, which includes both public and private spending, to 4.0% of China's GDP by 2010, compared with 2.8% of China's GDP in 2005. Assuming China's GDP increases to $2.3 trillion by 2010, as projected by China's State Council Development Research Center, achieving the Chinese government's target for the education sector would result in total education spending, both public and private, increasing from $75.0 billion in 2003 to $242.0 billion by 2010. The growth in educational spending will likely be driven by several factors, including favorable demographic trends, growth in per capita and disposable income, the limited supply of educational resources and growing demand and government initiatives.

VOCATIONAL EDUCATION AND TRAINING

In 1986, the PRC government implemented a system of compulsory education that requires each child to have at least nine years of formal education. When students finish the nine-year compulsory education, they have two educational options: (a) high schools or (b) secondary vocational schools. High school graduates also have two educational options: (a) bachelor degree colleges and
(b) higher vocational schools. Secondary vocational school students can be admitted to higher vocational schools if they pass the required tests. Higher vocational school students can be admitted to bachelor degree colleges if they pass the required tests.

             STUDENT ENROLLMENT IN VARIOUS TYPES OF SCHOOLS IN CHINA
                                    (Person)

                (Source: National Bureau of Statistics of China, http://www.stats.gov.cn/tjgb/ndtjgb/qgndtjgb/index.htm, January 7, 2010)

School Type                                       2006             2007            2008
-----------                                     ---------        ---------       ---------
Secondary Education    High School              8,710,000        8,400,000       8,370,000

                       Secondary                7,410,000        8,000,000       8,100,000
                       Vocational School

Higher Education  (including bachelor           5,400,000        5,660,000       6,077,000
degree college and higher vocational school)

China has one of the fastest growing economies in the world. As China's economy continues to develop, the demand for skilled workers increases and exceeds the supply. According to China Human Resources Market Information Web, a governmental organization in China, in the third quarter of 2009, the overall job opening-to-application ratio of technical workers exceeded 1, and the opening-to-application ratio for senior professional qualification holders and senior technicians reached 2.28 and 2.24, respectively, showing a wide-spread shortage of senior blue collar workers in China. In Yangtze River Delta, Pearl River Delta and some coastal areas, many enterprises suffer from shortage of skilled workers. Some factories have to be shut down due to the failure to recruit proper workers.

    Job Opening-to-application Ratio of Workers with Various Levels of Skill in 102 Cities in China in the Third Quarter of 2009 *

             (Source: China Human Resources Market Information Web, http://www.lm.gov.cn/gb/data/2009-11/09/content_332846.htm, January 13, 2010)

                                                                             Application    Opening-to-application
                                                         Opening (person)      (person)           Ratio (%)
                                                         ----------------      --------           ---------
Vocational Certificate Grade V (Primary Skill)             1,071,150          1,122,361             1.43
Vocational Certificate Grade IV (Intermediate Skill)         521,753            528,490             1.46
Vocational Certificate Grade III (Senior Skill)              191,293            162,809             1.65
Vocational Certificate Grade II (Technician)                 107,222             72,969             1.95
Vocational Certificate Grade I (Senior Technician)            47,976             27,218             2.24
Junior Professional Qualification                            609,016            586,568             1.52
Intermediate Professional Qualification                      254,245            245,375             1.51
Senior Professional Qualification                             52,053             28,845             2.28

* The statistics was based on a survey conducted by China Human Resources Market Information Web, a governmental organization under the Ministry of Human Resources and Social Security of PRC in 102 cities of China. The 102 cities have a combined urban population of 190 million, accounting for 49% of combined urban population of all regional-level cities in China.

In this circumstance, secondary vocational schools training skilled workers have witnessed great booms and their graduates are in high demand. Many large companies establish cooperative relationship with vocational schools, pay schools for training workers and take these schools as their labor resource reservation.

The vocational education has also gained support from the Chinese government. The Chinese government believes that there should be more vocational schools and graduates than degree colleges and graduates for the healthy development of China's economy. All levels of government are required to speed up the development of vocational education. In 2005, the State Council issued THE DECISION ON PROMOTING THE VOCATIONAL EDUCATION, which sets the state policy to speed up the development of secondary vocational education. Moreover, vocational education has been listed as one of major development objectives in the Eleventh Five-year Development Plan of China.

Driven by the market and state policy, vocational education in China has experienced rapid growth, as demonstrated in the following chart.

                STUDENTS IN SECONDARY VOCATIONAL SCHOOLS IN CHINA
                                    (Person)

                (Source: National Bureau of Statistics of China, http://www.stats.gov.cn/tjgb/ndtjgb/qgndtjgb/index.htm, January 7, 2010)

Year        Newly-enrolled Students      Students at School        Graduates
----        -----------------------      ------------------        ---------
2004               5,480,000                13,679,000             3,510,000
2005               6,470,000                15,590,000             4,030,000
2006               7,400,000                18,090,000             4,760,000
2007               8,000,000                20,000,000             5,300,000
2008               8,100,000                20,563,000             5,706,000

OUR STRENGTHS

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

WELL RECOGNIZED VOCATIONAL EDUCATION BRAND IN CHINA. With a 15-year history, our "HQ" brand is a well-recognized brand in China. We have received numerous awards and recognitions. For example, Changsha Huanqiu has been granted the title of "State-level Key Secondary Vocational Schools" by the Ministry of Education of the People's Republic of China; Tianquan Vocational School and Shaoshan Vocational School have been awarded as "Provincial Key Schools" by the Department of Education of Sichuan Province and Hunan Province, respectively; Changsha Huanqiu has been granted the title of "Famous Non-government Funded School" and the "Entity with Outstanding Contributions" by the Chinese People's Political Consultative Conference (the "CPPCC"); and the title of "Outstanding School-running Entity" by Hunan Provincial Government. Furthermore, the achievements of Company have been widely reported by news media, such as CCTV, the People's Daily, Guangming Daily, Hong Kong Wenhui Daily, and Gov.cn, the Chinese Central Government's Official Web Portal. We believe that our established "HQ" brand allows us to further expand our market share in existing markets and target new markets and areas of vocational education.

SUCCESSFUL ORDER-ORIENTED EDUCATION MODE. Order-oriented Education, or "Customized Education", is essential to the success of the Company.
Order-oriented Education refers to the educational program that tailors vocational education and training via cooperation agreements between us and various enterprises. Under Order-oriented Education, we design and offer courses to meet the specific needs of target employers. We first try to understand the requirements of the industry, such as the specific skills and the number of potential employees that are needed, and sign cooperation contracts with the enterprises. "Order-oriented Education" reflects the resource sharing between schools and enterprises. It benefits our students in their job hunting endeavors after graduation. As a consequence, student recruitment witnessed a significant expansion in recent years for our eight schools, and up to the twelve months ended August 31, 2009, the employment rate remained 100% for the students who graduated from our educational programs. We set up cooperative relationships with 114 enterprises as of November 30, 2009, to carry out the customized training program.

EXTENSIVE PROGRAM AND SERVICE OFFERINGS. We offer a wide range of educational programs and services to a varied student population with diverse career development needs. Our offerings primarily consist of various levels and types of vocational training programs for graduates from junior secondary schools, high schools and colleges, unemployed people and rural labor force, customized pursuant to the need and requirement of our cooperating enterprises. As of November 30, 2009, we had the following 17 categories of programs available for enrollment: Mould Design and Manufacture, Numerical Control Technology, Computer and Computer Application, Computer Information Management, Computer Software Engineering, Computer-aided Design, Computer Repair and Maintenance, Computer Network Engineering, Apparel Design and Technique, Electronic Commerce, Accounting, Tour and Hotel Management, Secretary, Electronic Technology Application, Electronic & Electrical, International Trade and Electromechanical Integration. These 17 categories include about sixty programs. We believe the breadth and the diversity of our programs and services increase our addressable markets and enhance our overall revenue stability.

BROAD NATIONAL SCALE AND NETWORK. We have a broad national scale and network as compared to other providers of vocational educational services in China. We deliver our educational programs and services through a physical network of eight schools, located in Hunan Province and Sichuan Province, as of November 30, 2009. We typically locate our schools in and around selected area with large amount of labor force supply. We believe this strategy allows us to leverage the geographic difference of labor force supply and efficiently attract prospective students.

SUCCESSFUL TRACK RECORD. We were founded in 1994 by our Chairman and Chief Executive Officer, Guangwen He. Since then, we have developed ourselves from a single school to educational group providing a wide range of educational programs and services to a varied student population with diverse career development needs in China. We have demonstrated significant growth in our business since our inception, especially in recent years. Our physical school network increased from one schools in 1994 to eight schools as of November 30, 2009. The number of students increased from 34,000 for the twelve months ended August 31, 2005 when we operated one vocational school, to 85,000 for the eight schools we operated during twelve months ended August 31, 2009. Our total net income increased from $7,797,558 for the twelve months ended August 31, 2008 to $10,667,175 for the twelve months ended August 31, 2009, representing an increase of $2,869,617 or 36.80%.

EXPERIENCED MANAGEMENT TEAM WITH A PASSION FOR EDUCATION. Our board members have an average of approximately 16 years of experience in the education industry. Our senior management team is committed to and passionate about education. They are familiar with the vocational education sector and relevant regulatory environment in China and continue to be actively involved in our management and strategic planning. In particular, Mr. Guangwen He, our Chairman and Chief Executive Officer, is a renowned expert in vocational education with over 15 years of experience in the education industry and is a leader in the vocational education community in China. He has served as director of the Association for Non-Government Education of China, vice president of Association for Non-Government Education of Hunan Province, vice president of Association for Non-Government Education of Changsha City, and vice president of the Education, Science, Culture and Health Board of 10th Changsha CPPCC. He has been selected as an Expert Enjoying Special Government Allowances of the State Council. We believe that our management team's passion for education and extensive experience in the vocational education sector and relevant regulatory environment in China have enabled us to successfully manage our operations and growth, promote our brand and achieve our goals.

OUR STRATEGY

Our goal is to grow rapidly as a leading provider of vocational educational services in China. We intend to leverage our brand and national network to achieve our goal by pursuing the following strategies:

ESTABLISH NEW SCHOOLS. Under the customized education mode, we will build several new teaching facilities at our existing schools so as to expand the capacity of student enrollment. Meanwhile, we are expecting to add three vocational or technical schools in 2010, in addition to the eight schools we currently operate.

CONTINUE TO EXPLOIT MARINER TRAINING MARKET. We will continue to reach agreements to cooperate in running maritime schools in coastal cities such as Dongying, Weifang, Qingdao, Rizhao and Weihai in Shandong Province, in the coming years, so that we may expand our maritime-related programs to students in these cities

DEVELOP OUR OWN TEACHING MATERIALS. We have set up a department responsible for editing and compiling the teaching materials for our educational programs, which we believe will safeguard our education quality. In coming years, publication of teaching material will be incorporated in our business operation and we expect to distribute this material nationwide to outside schools. We are planning to publish and sell about 20 sets of teaching materials, with 100,000 books for each set in 2010. The revenue derived from selling teaching materials is anticipated to increase in future years.

ENHANCE BRAND IMAGE BUILDING. To seek sustainable development, we will enhance image building of our brand and create distinctiveness of our brand. Management believes this is essential for stable long term growth. We continue to see improvement in the core capacity of our management team, marketing team and auditing team as well as in our overall business capability.

OUR NETWORK

As of November 30, 2009, we deliver our education programs and services to students through a physical network of eight schools, four of which are in Hunan province and the other four are in Sichuan province and we have enrolled students in 21 provinces across China.

In addition, as we have had over 85,000 cumulative student enrollments since our inception, we have an extensive network of students and alumni. This network has been essential in promoting our brand and our programs, services and products by word-of-mouth referrals and through our students' and alumni's career achievements.

The following table sets forth information concerning our schools as of November 30, 2009.

                                                               Newly Enrolled Students during the
     School                             Location             twelve months ended November 30, 2009
     ------                             --------             -------------------------------------
Changsha Huanqiu                    Hunan Province                          3,741
Shaoshan Huanqiu                    Hunan Province                          2,227
Shaoshan Vocational School          Hunan Province                          1,808


Shaoyang Vocational School          Hunan Province                            527
Tianquan Vocational School          Sichuan Province                        1,157
Shimian Vocational School           Sichuan Province                        1,700
Lushan Vocational School            Sichuan Province                        2,075
Yingjing Vocational School          Sichuan Province                        1,801
                                                                           ------
TOTAL                                                                      15,036
                                                                           ======

BUSINESS MODE

ORDER-ORIENTED EDUCATION

Mr. Guangwen He is the founder and CEO of Oya, the principal of Changsha Huangqiu and Shaoshan Huanqiu. Mr. He has been engaged in vocational education and related investments since 1994. "Order-oriented Education", our main operation mode, was initiated by Mr. Guangwen He.

Order-oriented Education refers to the educational program that tailors vocational education and training via cooperation agreements between us and various enterprises. Under Order-oriented Education, we design and offer courses to meet the specific needs of target employers. We first try to understand the requirements of the industry, such as the specific skills and the number of potential employees that are needed and sign cooperation contracts with the enterprises. Our schools then customize the curriculums according to the specific requirements of target employers. At this stage, our revenue is derived from the students' tuition and is recognized proportionately within the semester.

In the winter and summer break, work-study programs, i.e. off-campus internships, are arranged for students. Our teachers work as the team leaders for these students who are sent to different enterprises in groups. Through such on-field practice, students get familiar with the business atmosphere and the production process. They equip themselves with skills to meet the specific requirements of the target enterprises. As a result, students are competent for their position without further training once they graduate from our secondary schools.

For the internship arrangement, commissions are charged to the enterprises based on the number of students they receive, with a standard charge per student each time. We also obtain management fees from students with a fixed rate per student per month. Such revenue is recognized upon the completion of the internship arrangement. Upon graduation, eligible students are usually hired by the same enterprises in which they take the internship. In such instances, students are to make a one-off payment to us for employment recommendations. Based on the majors we design and the number of students we offer, we collect commissions from recruiters for employment recommendation at different rates per person. We recognize such revenue upon the completion of all the services related to the job arrangement.

To carry out the customized training program, we set up cooperative relationships with 114 enterprises as of November 30, 2009, including Fuji Xerox Technology (Shenzhen) Co., Ltd., Flextronics International (Zhuhai Doumen) Industrial Park, BYD Company Limited, Shenzhen Sanyo Huaqiang Laser Electronic Co., Ltd., Foxconn Technology Group, Olympus Shenzhen Industrial, Shenzhen Seg-Hitachi and NEC Wuxi Branch, among many others.

ORDER-ORIENTED EDUCATION FLOW CHART

Step I        Place Order           Employing  enterprises  sign an agreement on
                                    training with school (the "Training Order")

Step II       Set Tuition           The school applies to  governmental  pricing
                                    authority   for   approval  of  the  tuition
                                    standard for new programs, if any, and to obtain tuition permission accordingly.

Step III      Establish Programs    The school establishes programs.

Step IV       Recruit students      The school recruits students  independently,
                                    or  Recruit   Students   via:  (See  Student
                                    Recruitment  section for details) Government
                                    poverty  relief   offices  Local   education
                                    authorities.

Step V        Students study        Students take courses and receive trainings.
              in the school

Step VI       Off-campus            Students are sent to various enterprises for
              internships           internships,    according   to    respective
                                    Training Order.

Step VII      Students return       Students  return to  school to take  further
              to school             professional  courses,  take the final exams
                                    and then graduate.

Step VIII     Students get          Enterprises   choose   graduates   and  sign
              employed              employment agreements with them.

SCHOOL OPERATION MODE

We operate schools in four basic modes described as follow:

AFFILIATED PRIVATE SCHOOLS. Oya operates two affiliated private vocational schools (Changsha Huanqiu and Shaoshan Huanqiu) through contractual arrangements. For a description of these arrangements, see "Contractual Arrangements for the Operation of Two Private Vocational Schools".

JOINTLY-RUN PUBLIC SCHOOLS. Oya operates a public secondary vocational school (Shaoshan Vocational School) in China through contractual arrangements. Changsha Huanqiu operates five public secondary vocational schools, Yingjing Vocational School, Tianquan Vocational School, Shimian Vocational School, Lushan Vocational School and Shaoyang Vocational School through contractual arrangements. For a description of these arrangements, see "Contractual Arrangements for the Operation of Two Private Vocational Schools" and "Contractual Arrangements for the Operation of Six Public Vocational Schools".

COOPERATIVE MARITIME SCHOOLS. Changsha Huanqiu has contractual arrangements with a maritime school, Shengli Maritime Vocational Secondary School in Dongying City ("Shengli School"), and three shipping service companies. Through such arrangements, students recruited by Oya are sent to the maritime school to be trained, and they will be hired by the shipping service companies upon graduation. Tuition profits are distributed among Changsha Huaqiu, Shengli School and shipping service companies. The terms of these agreements are from September 1, 2009 to August 31, 2015.

OTHER COOPERATIVE SCHOOLS. Changsha Huanqiu has contractual arrangements with several independent private or public schools. Through such arrangements, Changsha Huangqiu provides various services, typically including recruiting students, providing school facilities and providing faculty and management service. Changsha Huanqiu receives commissions from the cooperative schools. The current cooperative schools include Xiangtan Radio and Television University, Changsha University of Science and Technology, Hunan Normal University, Yiyang Radio and Television University.

OUR PROGRAMS AND SERVICES

We provide a wide variety of educational services intended to address the needs of employers and our students. We deliver education to our students both in traditional classroom settings and through field instruction.

MAIN TRAINING PROGRAMS

We offer a total of around 60 programs under 17 categories. Below is a list of our most-attractive key programs:

1. Mechanical Design and Manufacture
                                         Length of Program: 3~4 years
                                         Program     objectives:     To    train
                                         intermediate  and  senior   technicians
[PHOTO OF CAD SYSTEM]                    capable   of   computer-aided   design,
                                         mechanical   design  and   manufacture,
                                         equipment   manufacture,   maintenance,
                                         debugging and management.
                                         Target Jobs: CAD/CAM design, production
                                         and equipment  management in mechanical
                                         manufacture industry.

2. Mechanical Design and Automaton
                                         Length of Program: 3-4 years
                                         Training    objectives:     To    train
                                         intermediate  and  senior   technicians
[PHOTO OF MECHANICAL DESIGN              capable     of    modern     mechanical
AND AUTOMATON SYSTEM]                    manufacturing, basic automation theory,
                                         and design, manufacturing,  control and
                                         management    of   modern    mechanical
                                         equipment.  Target Jobs:  Installation,
                                         debugging,  maintenance  and management
                                         of    machinery     for     manufacture
                                         enterprises;  sale and  manufacture  of
                                         electromechanical equipment.

3. Numerical Control Technology
                                         Length of Program: 3 years
                                         Training  objectives:  To train  senior
                                         technicians capable of NC principle, NC
[PHOTO OF NC SYSTEM]                     programming,    NC    processing,    NC
                                         equipment operation,  debugging, repair
                                         and technical management.  Target Jobs:
                                         NC programming, NC equipment operation,
                                         maintenance  and technical  management,
                                         NC  design   selling  and   after-sales
                                         service,     etc.    in     manufacture
                                         enterprises.

4. Mold Design And Manufacture
                                          Length of Program: 3~4 years
                                          Training  objectives:  To train senior
                                          technicians   specializing   in   mold
PHOTO OF MOLD DESIGN AND                  processing technique, mold fabrication
MANUFACTURE SYSTEM]                       and repair.  Target Jobs: Mold design,
                                          manufacture and repair, mold equipment
                                          installation,  debugging,  maintenance
                                          and   management   in   industries  of
                                          machinery,    electronics,    electric
                                          appliance, light industry and plastic.

5. Computer-aided Design And Manufacture
                                          Length of Program: 2 years
                                          Training  objectives:  To train senior
                                          technicians  capable of CAD and CAM
[PHOTO OF CAD CAM SYSTEM]                 technologies.
                                          Target  Jobs: Computer-aided  design
                                          and  manufacturing  of machinery,
                                          secondary  development  of mechanical
                                          CAD software and technical management.

6. Computer and Computer Application
                                          Training    objective:     To    train
                                          technicians  having  a solid  computer
                                          foundation   and  basic   skills   and
[PHOTO OF COMPUTER ROOM]                  specializing  in  computer  repair and
                                          maintenance,    network   engineering,
                                          computer  installation,  debugging and
                                          software application on the front line
                                          of  production  and  service.   Target
                                          Jobs:     computer    operation    and
                                          management in  enterprises  and public
                                          service  entities,  and technicians in
                                          computer companies.

7. Electronic Technology Application
                                          Training    objectives:    To    train
                                          technicians  having a good  command of
                                          fundamental  theories and professional
[PHOTO OF ELECTRONIC EQUIPMENT]           theories  related to  electronics  and
                                          household   electric   appliances  and
                                          having  skills in  electronic  product
                                          application  and repair.  Target Jobs:
                                          Technicians and technique designers of
                                          electronic product companies.

8. Electronic Commerce (Secretary)
                                          Length of Program: 2 years
                                          Training    objectives:    To    train
                                          intermediate  and  senior  technicians
[PHOTO OF ELECTRONIC COMMERCE             having  a  good   command   of  office
(SECRETARY)                               automation,   secretarial  skills  and
                                          other  professional   skills.   Target
                                          Jobs: Secretary in enterprises, public
                                          service   entities,    and   financial
                                          institutions.

9. Apparel Design And Technique
                                          Length of Program: 2 years
                                          Training    objectives:    To    train
                                          personnel   specializing   in  costume
[PHOTO OFAPPAREL DESIGN AND               design,  manufacturing and management.
TECHNIQUE]                                Target  Jobs:   Apparel  design,   new
                                          product      development,      costume
                                          production technique and inspection in
                                          costume enterprises.

INTERNATIONAL MARINER TRAINING

With the rapid growth of international trade, the maritime market is recovering and the demand for skilled mariner is growing. Currently, mariner training in China is unable to meet such increasing demand. As a result, mariners are popular in the market and highly paid, and maritime jobs are very attractive.

Changsha Huanqiu has contractual arrangements with a maritime school, Shengli Maritime Vocational Secondary School in Dongying City ("Shengli School") and three shipping service companies. Through such arrangements, students recruited by Changsha Huanqiu are sent to the maritime school to be trained, and they are hired by the shipping service companies upon graduation. Tuition profits are distributed among Changsha Huaqiu, Shengli School and shipping service companies. Under these arrangements, Changsha Huanqiu is responsible for enrolling students and is entitled to receive RMB14,500 (approximately $2,125) for enrolling each new entrant. The terms of these agreements are from September 1, 2009 to August 31, 2015.

The following table sets forth the maritime related programs offered by Shengli School and the students enrolled by Changsha Huanqiu.

                                                Student enrollment in the twelve
Program                                           months ended November 30, 2009
-------                                           ------------------------------
  Marine Navigation                                           26
  Marine Engine Management                                    23
  Marine Engineering                                          56
TOTAL                                                        105

 MARKETING AND STUDENT RECRUITMENT

PROSPECTIVE STUDENTS

Our prospective students include graduates from junior secondary schools, high schools and colleges, unemployed people and rural labor force. Currently, we have students coming from 21 provinces across China. Our students live in the dorms of the corresponding schools where they study. The average accommodation fee is about RMB280 (approximately $41) per student each semester.

PROSPECTIVE EMPLOYERS FOR OUR GRADUATES

The prospective employers for our graduates include various types of enterprises, including both domestic companies and foreign funded companies in China, in the industries of electronics, computer, machinery, service, tourism, hotel management and shipping.

STUDENT RECRUITMENT

We employ a variety of marketing and recruiting methods to attract students and increase enrollments. We believe prospective students are attracted to our schools due to our excellent brand name, the quality of our programs and the high employment rate of our graduates.

We employ the following methods to recruit students:

INDEPENDENT RECRUITMENT. We formulate our student recruitment plan based on the operation capacity of each school. We employ various marketing methods to attract students, including media advertisement, distribution of marketing materials and referrals of social celebrities, students, alumni and their parents and friends.

GOVERNMENT RECRUITMENT. We participate in several government-initiated education projects, such as the "Rain-dew Plan o Take-off Project" (as described below), and laid-off worker training project. Under these projects, the government is responsible for student recruitment, and we are responsible for providing training service.

RAIN-DEW PLAN * TAKE-OFF PROJECT. On December 28, 2007, the State Council Leading Group Office of Poverty Alleviation and Development of the People's Republic of China launched "Rain-dew Plan o Take-off Project" (the "Project") together with China Overseas Scholarship Development Foundation in Hunan Province. The Project aims to support the students with financial hardship, below the age of 25, who newly graduate from junior and high schools in middle and western China, to receive the continuing educational program. Students under the Project are recommended for work at enterprises located in Yangtze River
Delta and Pearl River Delta after they finish the vocational or technical training programs in our schools that last for one to three years. Some of the students can even apply for overseas education after they graduate from our schools. China Overseas Scholarship Development Foundation is responsible for paying subvention to the students under the Project, including the tuitions and miscellaneous fees as required by the customized educational program. Students only need to pay their living expenses and travel expenses during the educational program.

Changsha Huanqiu became one of the educational program providers under the Project since the second semester of 2008. The Project provides an important source of our students. During the first year of the project, 5,310 students were enrolled from 18 cities or areas and majoring in Computer and Application, Application of Electronics Technology, Apparel Design and Manufacturing, E-commerce and others. The number of students from the Project increased to 11,673 as at November 30, 2009 and is expected to increase further in the coming years.

FACULTY

We believe that our dedicated and capable faculty is critical to our success. As our teachers interact with our students on a daily basis, they are critical to maintaining the quality of our programs and services and to maintaining our brand and reputation. We seek to continue to hire teachers who have a strong command of the subject areas to be taught and meet our qualifications.

They are required to undergo a job training period, during which they receive trainings in teaching skills and subject matter of relevant courses. We also provide various forms of continuous training, such as cross-subject training, expert seminar and practice in enterprises, so that our teachers can stay abreast of changes in industry requirements and student demands.

As of November 30, 2009, we have 2,094 faculty members in total, of whom 74 teachers have senior professional qualification and 207 teachers have intermediate professional qualification. In addition, we have 625 supporting staff, and a think-tank consisting of 20 part-time expert consultants.

COMPETITION

The vocational education sector in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. Most of our competitors focus on targeted markets, both in terms of the particular segments of students they aim to attract and the local markets in which they operate.

For example, we face nationwide competition for our computer courses from Xinhua Computer School, which offers computer-related courses in many cities in China. We face regional competition for our computer, electronic technique, and apparel-making programs from several competitors, such as Shandong Lanxiang Senior Technology School. We also face limited competition from many competitors that focus on providing vocational training courses in specific geographic markets in China.

We believe that the principal competitive factors in our markets include the following:

     *    brand recognition;
     *    employment rate for graduates;
     *    overall student experience;
     * ability to effectively market programs, services and products to a broad base of prospective students;
     *    scope and quality of program, service and product offerings; and
     * alignment of programs, services and products catering to specific needs of students and employers.

We believe that our primary competitive advantages are our well-known "HQ" brand, our order-oriented education mode, our high employment rate of graduates, our close link with employers and the breadth and quality of our programs and services. However, some of our existing and potential competitors may have more resources than we do. These competitors may be able to devote greater resources to the development, promotion and sale of their programs, services and products of specific professional areas in specific geographic regions.

INTELLECTUAL PROPERTY

TRADEMARKS

We have registered two trademarks with the Trademark Bureau under the State of Administration for Industry & Commerce, PRC, as follows

Trademarks                  Registered Owner        Certificate No.               Valid Term
----------                  ----------------        ---------------               ----------
[CHINESE GRAPHIC]         Hunan Oya Education         No.4025352       April 14, 2007 to April 13, 2017
                          Technology Co., Ltd.

[CHINESE GRAPHIC]         Hunan Oya Education         No.3968713       April 28, 2007 to April 27,2017
                          Technology Co., Ltd.

DOMAIN NAMES

We have registered the following domain name: www.hnhuanqiu.com.

LAND USE RIGHT

We have obtained land use right to the following plots of lands:

                                                                      Form of          Expiration
No. Certificate No.             User of the Land     Area (m2)      Acquisition           Date           Encumbrances
-------------------             ----------------     ---------      -----------        ----------        ------------
1   Shao Guo Yong (2009)             Oya             15,807.9       By Transfer        5/13/2059          N/A
    No. 09130

2   Ning (1) Guo Yong (2000)    Changsha Huanqiu    2,053.975       By Transfer        6/17/2049      Pledged to Ningxiang
    No. 0050                                                                                          County Lijingpu Credit
                                                                                                      Union. Pledge
                                                                                                      Period: 11/13/2008 -
                                                                                                      11/13/2011

3   Ning (1) Guo Yong (2000)    Changsha Huanqiu       3,935        By Transfer        3/18/2050           N/A
    No. 0051

4   Ning (1) Guo Yong (2000)    Changsha Huanqiu     1,388.65       By Administrative     N/A              N/A
    No. 0124                                                        Grant

5   Ning (1) Guo Yong (2002)    Changsha Huanqiu     15,124.8       By Transfer        10/23/2051     Pledged to Ningxiang County
    No. 159                                                                                           Lijingpu Credit Union.
                                                                                                      Pledge Period: 12/13/2005 -
                                                                                                      12/13/2010

6   Ning (2) Guo Yong (2003)    Yabin Zhong*            228         By Transfer        12/31/2070          N/A
    No. 2142

7   Ning (2) Guo Yong (2008)    Yabin Zhong*            494.8       By Transfer        12/22/2059          N/A
    No. 1226

8   Ning (2) Guo Yong (2002)    Guangwen He *           192         By Transfer        10/30/2070          N/A
    No. 1245

9   Ning (1) Guo Yong (2000)    Hunan Changsha          629         By Transfer        3/13/2065           N/A
    No. 0039                    Binshan Industry
                                Co. Ltd. *

10  Ning (1) Guo Yong (2000)    Hunan Changsha        3,550.15      By Transfer        9/5/2050            N/A
    No. 0104                    Binshan Industry
                                Co. Ltd. *

11  Ning (2) Guo Yong (2002)    Guangwen He *         3,991.7       By Transfer        7/25/2052      The land  use  right of the
    No. 01035                                                                                         plot of land  affiliated to
                                                                                                      the  building  (Certificate
                                                                                                      No: Ning Fang Quan Zheng Li
                                                                                                      Jing Pu Zi No.00037612) has
                                                                                                      been  pledged to  Ningxiang
                                                                                                      County    Lijingpu   Credit
                                                                                                      Union.    Pledge    Period:
                                                                                                      5/30/2007 -  5/30/2010  The
                                                                                                      land use  right of the plot
                                                                                                      of land  affiliated  to the
                                                                                                      building  (Certificate  No:
                                                                                                      Ning  Fang  Quan  Zheng  Li
                                                                                                      Jing Pu Zi No.00037613) has
                                                                                                      been  pledged to  Ningxiang
                                                                                                      County    Lijingpu   Credit
                                                                                                      Union.    Pledge    Period:
                                                                                                      11/13/2008 - 11/13/2011

* These properties are held on behalf of Changsha Huanqiu under the name of Guangwen He, Yabin Zhong or Hunan Changsha Binshan Industry Co. Ltd. (the "Binshan Company"). Binshan Company is owned by Yabin Zhong. On March 1, 2004, Changsha Huanqiu signed the Entrustment Agreement on Land and Real Properties with Guangwen He, Yabin Zhong and Binshan Company. This agreement stipulates that Changsha Huanqiu will from time to time authorize Guangwen He, Yabin Zhong and Binshan Company to invest in lands and properties in their names using funds from Changsha Huanqiu for the interest of Changsha Huanqiu, that Changsha Huanqiu holds all the rights to these properties, that upon Changsha Huanqiu's request, Guangwen He, Yabin Zhong and Binshan Company shall cause relevant authorities to register these properties in the name of Changsha Huanqiu, and that Guangwen He, Yabin Zhong and Binshan Company shall have no right to dispose or encumber these properties.

BUILDING OWNERSHIP

We own the following buildings:

No.   Certificate No.             Owner                      Area (m2)         Encumbrances
---   ---------------             -----                      ---------         ------------
1   Ning Fang Quan           Ningxiang Huanqiu               1,659.13              N/A
    Zheng Li Jing            Computer Training
    Pu Zi No.00010484        School**

2   Ning Fang Quan           Ningxiang Huanqiu               1,231.51              N/A
    Zheng Li Jing            Computer Training
    Pu Zi No.00010482        School**

3   Ning Fang Quan           Ningxiang Huanqiu               1,144.78              N/A
    Zheng Li Jing            Computer Training
    Pu Zi No.00010483        School**

4   Ning Fang Quan           Yabin Zhong*                      624.36              N/A
    Zheng Li Jing
    Pu Zi No.00037614

5   Ning Fang Quan           Yabin Zhong*                     1056.12              N/A
    Zheng Li Jing
    Pu Zi No.00015919

6   Ning Fang Quan           Yabin Zhong*                      614.41              N/A
    Zheng Li Jing
    Pu Zi No.00015918

7   Ning Fang Quan           Guangwen He*                     3203.95       Pledged to Ningxiang County Lijingpu Credit Union.
    Zheng Li Jing                                                           Pledge Period 11/13/2008 - 11/13/2011
    Pu Zi No.00037613

8   Ning Fang Quan           Guangwen He*                     1166.2               N/A
    Zheng Li Jing
    Pu Zi No.00037611

9   Ning Fang Quan           Hunan Changsha Binshan           3155.95              N/A
    Zheng Yu Tan             Industry Co. Ltd. *
    Zi No.00015465

10  Ning Fang Quan           Hunan Changsha Binshan           2911.5        Pledged to Ningxiang County Lijingpu Credit Union.
    Zheng Yu Tan             Industry Co. Ltd. *                            Pledge Period: 11/13/2008 - 11/13/2011
    Zi No.00015466

11  Ning Fang Quan           Hunan Changsha Binshan           2252.53              N/A
    Zheng Yu Tan             Industry Co. Ltd. *
    Zi No.00015467

12  Ning Fang Quan           Hunan Changsha Binshan            825.77              N/A
    Zheng Yu Tan             Industry Co. Ltd. *
    Zi No.00019796

13  Ning Fang Quan           Hunan Changsha Binshan           4719.53              N/A
    Zheng Yu Tan             Industry Co. Ltd. *
    Zi No.00019793

14  Ning Fang Quan           Hunan Changsha Binshan           6015.73              N/A
    Zheng Yu Tan             Industry Co. Ltd. *
    Zi No.00019795

15  Ning Fang Quan           Hunan Changsha Binshan           3876.22              N/A
    Zheng Yu Tan             Industry Co. Ltd. *
    Zi No.00019797

16  Ning Fang Quan           Guangwen He*                     6658.82       Pledged to Ningxiang County Lijingpu Credit Union.
    Zheng Yu                                                                Pledge Period: 5/30/2007 - 5/30/2010
    Tan Zi No.00037612

* These properties are held by Guangwen He, Yabin Zhong or Hunan Changsha Binshan Industry Co. Ltd (the "Binshan Company") on behalf of Changsha Huanqiu. Binshan Company is owned by Yabin Zhong. On March 1, 2004, Changsha Huanqiu signed the Entrustment Agreement on Land and Real Properties with Guangwen He, Yabin Zhong and Binshan Company. This agreement stipulates that Changsha Huanqiu will from time to time authorize Guangwen He, Yabin Zhong and Binshan Company to invest in lands and properties in their names using funds from Changsha Huanqiu for the interest of Changsha Huanqiu, that Changsha Huanqiu holds all the rights to these properties, that upon Changsha Huanqiu's request, Guangwen He, Yabin Zhong and Binshan Company shall cause relevant authorities to register these properties in the name of Changsha Huanqiu, and that Guangwen He, Yabin Zhong and Binshan Company shall have no right to dispose or encumber these properties.

** Ningxiang Huanqiu Computer Training School is the former name of Changsha Huanqiu.

REGULATIONS

The Chinese government regulates the education services industry. This section summarizes the principal Chinese regulations relating to our business.

We operate our business in China under a legal framework that consists of the State Council, which is the highest executive authority of the Chinese central government, and several ministries and agencies under its authority, including the Ministry of Education ("MOE"), the State Administration of Foreign Exchange ("SAFE"), the General Administration of Press and Publication ("GAPP"), the State Administration for Industry and Commerce ("SAIC"), the Ministry of Civil Affairs ("MCA"), and their respective authorized local counterparts.

REGULATIONS ON OPERATING PRIVATE SCHOOLS

The principal regulations governing private education in China consist of the Education Law of China, the Vocational Education Law of China, the Law for
Promoting Private Education (2003), the Implementation Rules for the Law for Promoting Private Education (2004) and the Regulations on Chinese-Foreign Cooperation in Operating Schools and the Implementing Rules for the Regulations on Operating Chinese-Foreign Schools. These regulations are summarized below.

EDUCATION LAW OF CHINA

The Education Law of China, or the Education Law, was enacted on March 18, 1995. The Education Law sets forth provisions relating to the fundamental education systems of China, including a system of pre-school education, primary education, secondary education and higher education, a system of nine-year compulsory education and a system of education certificates. The Education Law requires the government to formulate plans for the development of education and the establishment and operation of schools and other education institutions. In principle, enterprises, social organizations and individuals are encouraged to operate schools and other types of educational organizations in accordance with Chinese laws and regulations. Nevertheless, no school or any other educational institution may be established for profit-making purposes. However, private schools may be operated for "reasonable returns," as described in more detail below.

THE VOCATIONAL EDUCATION LAW

The Vocational Education Law of China, or the Vocational Education Law, was enacted on May 15, 1995. Under the Vocational Education Law, China encourages institutions, non-governmental organizations, other public organizations and individual citizens to establish vocational schools and vocational training institutions in accordance with relevant regulations. Measures for the establishment of vocational schools and vocational training institutions within Chinese territory by a foreign organization or individual shall be formulated by the State Council. The Vocational Education Law sets forth the basic conditions for the establishment of vocational schools and training institutions. The Vocational Education Law also sets forth provisions on the joint establishment and operation of vocational education schools and institutions. Our consolidated Chinese entity, Oya has entered into a Joint School-Running Agreement with the People's Government of Shaoshan City for the joint operation of Shaoshan Vocational School. Changsha Huanqiu has entered into Joint School-Running Agreements with relevant government authorities for the joint operation of five public vocational schools, Yingjing Vocational School, Tianquan Vocational School, Shimian Vocational School, Lushan Vocational School and Shaoyang Vocational School.

THE LAW FOR PROMOTING PRIVATE EDUCATION (2003) AND THE IMPLEMENTATION RULES FOR THE LAW FOR PROMOTING PRIVATE EDUCATION (2004)

The Law for Promoting Private Education (2003) became effective on September 1, 2003, and its implementing regulations, the Implementation Rules for the Law for Promoting Private Education (2004), became effective on April 1, 2004. Under these regulations, "private schools" are defined as schools established by individuals or private social organizations using private funds. Private schools providing degree education, pre-school education, education for self-study aid and other academic education are subject to approval by the education authorities, while private schools engaging in occupational qualification training and occupational skill training are subject to approvals from the authorities in charge of labor and social welfare. An approved private school will be granted an operating permit, and it must be registered with the MCA or its local counterpart as a privately run non-enterprise legal person. Our private vocational schools, Changsha Huanqiu and Shaoshan Huanqiu, have obtained operating permits and have been registered with the relevant local office of the MCA.

The operation of private schools is highly regulated. For example, the types and amounts of fees charged by private schools offering certifications must be approved by the relevant governmental authority and be publicly disclosed, and the types and amounts of fees charged by private schools that do not offer certifications need only be filed with the relevant governmental authority and be publicly disclosed. Our consolidated private schools, Changsha Huanqiu and Shaoshan Huanqiu, currently offer certifications to students, and the charged fees have been approved by the local price control administrations and publicly disclosed.

Private education is treated as a public welfare undertaking under the regulations. Nonetheless, investors in a private school may elect to require "reasonable returns" from the schools. Under the regulations, an election to establish a private school as one requiring reasonable returns must be made in the articles of association of the school. For schools that have made this election, the amount of reasonable return that can be distributed to investors each year is determined based on a percentage of the school's "operating surplus," which is equal to the school's annual net income less the aggregate amount of donations received, government subsidies, if any, the amount required to be reserved for the school's development fund and other expenses as required by the regulations. This percentage is determined by the school's board of directors, taking into consideration the following factors: (i) the school's tuition and other fees, (ii) the ratio of the school's expenses used for educational activities and improving the educational conditions to the total fees collected; and (iii) the school's admission standards and educational quality. Information relating to these factors must be publicly disclosed before the school's board determines the percentage of the school's annual net balance that can be distributed as reasonable returns. This disclosed information and the decision to distribute reasonable returns must also be filed with the approval authorities within 15 days from the decision made by the board. However, none of the current Chinese laws and regulations provides a formula or other guidelines for determining "reasonable returns." In addition, none of the current Chinese laws and regulations sets forth different requirements or restrictions on a private school's ability to operate its education business based on such school's status as a school that requires reasonable returns or a school that has not made this election.

At the end of each fiscal year, private schools are required to allocate a certain amount to their development fund for the construction and maintenance of the school and the procurement and upgrade of educational equipment. For private schools that require reasonable returns, this amount must be no less than 25% of the annual net income or the annual increase in the net assets of the school, while for other private schools, this amount must be no less than 25% of the annual increase in the net assets of the school, if any. Private schools that have not elected to require reasonable returns are entitled to the same preferential tax treatment as public schools. The regulations require that preferential tax treatment policies applicable to private schools requiring reasonable returns to be formulated by the finance authority, taxation authority and other authorities under the State Council, but to date no such regulations have been promulgated by the relevant authorities. Neither of our consolidated private schools is established as a school that requires reasonable returns. We may change the status of our consolidated private schools to schools requiring reasonable returns in future.

REGULATIONS ON CHINESE-FOREIGN COOPERATION IN OPERATING SCHOOLS

Chinese-foreign cooperation in the operation of schools and training programs is specifically governed by the Regulations on Operating Chinese-Foreign Schools, issued by the State Council in 2003 and the Implementing Rules for the Regulations on Operating Chinese-Foreign Schools issued by the MOE in 2004 (the "Implementing Rules").

The Regulations on Operating Chinese-Foreign Schools and the Implementing Rules encourage substantive cooperation between overseas educational organizations with relevant qualifications and experience in providing high-quality education and Chinese educational organizations to jointly operate various types of schools in the PRC, with such cooperation in the areas of higher education and occupational education being encouraged. Chinese-foreign cooperative schools are not permitted, however, to engage in compulsory education and military, police, political and other kinds of education that are of a special nature in the PRC. Besides, foreign educational institutions, other organizations or individuals are prohibited from unilaterally establishing schools or other educational institutions providing education mainly to Chinese citizens within the territory of China.

Permits for Chinese-foreign cooperation in operating schools must be obtained from the relevant education authorities or the authorities that regulate labor and social welfare in China. We have not applied for a permit for Chinese-foreign Cooperation in Operating Schools at this stage since all of our private schools are operated by Oya.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, WHICH CONSTITUTE ALL OF THE MATERIAL RISKS FACING US. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION ABOUT US CONTAINED IN THIS REPORT, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

IF WE ARE NOT ABLE TO CONTINUE TO ATTRACT STUDENTS TO ENROLL IN OUR COURSES, OUR REVENUES MAY DECLINE AND WE MAY NOT BE ABLE TO MAINTAIN PROFITABILITY.

The success of our business depends primarily on the number of student enrollments in our courses. Therefore, our ability to continue to attract students to enroll in our courses is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to develop new programs and enhance existing programs to respond to changes in market trends and student demands, expand our geographic reach, manage our growth while maintaining the consistency of our teaching quality, effectively market our programs to a broader base of prospective students, develop and license additional high-quality educational content and respond to competitive pressures. If we are unable to continue to attract students to enroll in our courses, our revenue may decline and we may not be able to maintain profitability.

IF WE FAIL TO SUCCESSFULLY EXECUTE OUR GROWTH STRATEGIES, WE MAY NOT BE ABLE TO CONTINUE TO ATTRACT STUDENTS TO ENROLL IN OUR COURSES, AND OUR BUSINESS AND PROSPECTS MAY BE MATERIALLY AND ADVERSELY AFFECTED.

Our growth strategies include developing the order-oriented education mode, expanding our program, service and product offerings and our network of schools, updating and expanding the content of our programs, services and products in a cost-effective and timely manner, as well as maintaining and continuing to establish strategic relationships with cooperative enterprises. If we fail to teach our students based on the specific demand of our cooperative enterprises, we may not be able to win the trust of our students and cooperative enterprises. The expansion of our programs, services and products in terms of types of offerings and geographic locations may not succeed due to competition, our failure to effectively market our new programs, services and products and maintain their quality and consistency, or other factors. In addition, we may fail to attract students and increase student enrollments or recruit, train and retain qualified teachers for our new schools. If we fail to successfully execute our growth strategies, we may not be able to continue to attract students to enroll in our courses without a significant decrease in course fees, and our business and prospects may be materially and adversely affected.

IF WE FAIL TO EXTEND THE TERM OF OUR COOPERATION WITH LOCAL GOVERNMENT AUTHORITIES TO RUN PUBLIC VOCATIONAL SCHOOLS, WE MAY LOSE A SUBSTANTIAL PART OF OUR BUSINESS AND OUR REVENUES MAY DECLINE.

We have relied and expect to continue to rely on the Joint School Running Agreements between Changsha Huanqiu/Oya and local government authorities for the operation of public vocational schools. For a description of these contractual arrangements, see "Contractual Arrangements for the Operation of Six Public Vocational Schools". The terms of the Joint School Running Agreements vary from fifteen to twenty years. If we fail to renew those Joint School Running Agreements after the term expires, we may lose a substantial part of our business and our revenues may decline correspondingly.

OUR SUCCESS DEPENDS ON THE CONTINUING EFFORTS OF OUR SENIOR MANAGEMENT TEAM AND OTHER KEY PERSONNEL AND OUR BUSINESS MAY BE HARMED IF WE LOSE THEIR SERVICES.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular, our chairman and chief executive officer, Guangwen He, who has been the leader of Changsha Huanqiu since its inception in 1994. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for experienced management personnel in the private education sector is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company or school, we may lose teachers, students, key professionals and staff members.

WE DEPEND ON OUR DEDICATED AND CAPABLE FACULTY, AND IF WE ARE NOT ABLE TO CONTINUE TO HIRE, TRAIN AND RETAIN QUALIFIED TEACHERS, WE MAY NOT BE ABLE TO MAINTAIN CONSISTENT TEACHING QUALITY THROUGHOUT OUR SCHOOL NETWORK AND OUR BRAND, BUSINESS AND OPERATING RESULTS MAY BE MATERIALLY AND ADVERSELY AFFECTED.

Our teachers are critical to maintaining the quality of our programs, services and products and maintaining our brand and reputation, as they interact with our students on a daily basis. We must continue to attract qualified teachers who

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
have a strong command of the subject areas to be taught and meet our qualification. We also seek to hire teachers who are capable of delivering innovative and inspirational instruction. We must provide competitive compensation packages to attract and retain qualified teachers. In addition, criteria such as commitment and dedication are difficult to ascertain during the recruitment process, in particular as we continue to expand and add teachers to meet rising student enrollments. We must also provide continuous training to our teachers so that they can stay abreast of changes in student demands, market demands and other key trends necessary to effectively teach their respective courses. We may not be able to hire, train and retain enough qualified teachers to keep pace with our anticipated growth while maintaining consistent teaching quality across many different schools in different geographic locations. Shortages of qualified teachers or decreases in the quality of our instruction, whether actual or perceived in one or more of our markets, may have a material and adverse effect on our business.

OUR BUSINESS DEPENDS ON OUR "HQ" BRAND, AND IF WE ARE NOT ABLE TO MAINTAIN AND ENHANCE OUR BRAND, OUR BUSINESS AND OPERATING RESULTS MAY BE HARMED.

We believe that market awareness of our "HQ" brand has contributed significantly to the success of our business. We also believe that maintaining and enhancing the "HQ" brand is critical to maintaining our competitive advantage. We offer a diverse set of programs, services and products to middle school students and other adults in different geographic locations. As we continue to grow in size, expand our programs, services and products and extend our geographic reach, maintaining quality and consistency may be more difficult to achieve.

We have initiated brand promotion efforts in recent years, but we cannot assure you that our new marketing efforts will be successful in further promoting our brand to remain competitive. If we are unable to further enhance our brand recognition and increase awareness of our programs, services and products, or if we incur excessive marketing and promotion expenses, our business and results of operations may be materially and adversely affected.

WE MAY LOSE OUR COMPETITIVE ADVANTAGE AND OUR REPUTATION, BRAND AND OPERATIONS MAY SUFFER IF WE FAIL TO PREVENT THE LOSS OR MISAPPROPRIATION OF, OR DISPUTES OVER, OUR INTELLECTUAL PROPERTY RIGHTS.

We consider our trademarks and trade name invaluable to our ability to continue to develop and enhance our brand recognition. We have spent over a decade building our "HQ" brand by developing the order-oriented education mode and building trust among students and cooperative enterprises. However, preventing trademark and trade name infringement, particularly in China, is difficult, costly and time-consuming and continued unauthorized use of our trademarks and trade name by unrelated third parties may damage our reputation and brand. In addition, we have spent significant time and expense developing the content of certain educational materials, such as books, magazines and other periodicals, to enrich our product offerings and meet students' needs. The measures we take to protect our trademarks, copyrights and other intellectual property rights, which presently are based upon a combination of trademark, copyright and trade secret laws, may not be adequate to prevent unauthorized use by third parties. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our trademarks, copyrights and other intellectual property rights, we may lose these rights, our brand name may be harmed, and our business may suffer materially.

WE MAY BE EXPOSED TO INFRINGEMENT CLAIMS BY THIRD PARTIES, BASED ON THE CONTENT OF THE BOOKS AND REFERENCE MATERIALS OR MARKETING MATERIALS THAT WE OR OUR LECTURERS AUTHOR OR DISTRIBUTE OR FOR INFORMATION DELIVERED OR SHARED THROUGH OUR SERVICES, WHICH COULD DISRUPT OUR BUSINESS AND CAUSE US TO INCUR SUBSTANTIAL LEGAL COSTS, OR DAMAGE OUR REPUTATION.

We cannot assure you that our services and products do not or will not infringe any intellectual property rights held by third parties. Though we have not been involved in any claims for intellectual property infringement, we cannot ensure you that in the future we would not receive claims of infringement of third parties' proprietary rights or claims for indemnification resulting from infringement arising from our services or products. We may also become subject to claims that content in the books and reference materials or marketing materials that we or our lecturers author or distribute is in fact protected by third parties' copyright ownership rights or trademark.

WE FACE SIGNIFICANT COMPETITION IN THE VOCATIONAL TRAINING INDUSTRY, AND IF WE FAIL TO COMPETE EFFECTIVELY, WE MAY LOSE OUR MARKET SHARE AND OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

The vocational training industry in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. Our student enrollments may decrease due to intense competition. Our

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
competitors may be able to devote greater resources than we can to the development, promotion and sale of their programs, services and products and respond more quickly than we can to changes in student needs, market needs or new technologies. In addition, the increasing use of the Internet and advances in Internet- and computer-related technologies, such as web video conferencing and online testing simulators, are eliminating geographic and cost-entry barriers to providing private educational services. We cannot assure you that we will be able to compete successfully against current or future competitors. If we are unable to maintain our competitive position or otherwise respond to competitive pressures effectively, we may lose our market share and our profitability may be adversely affected.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE FROM QUARTER TO QUARTER. THIS MAY RESULT IN VOLATILITY AND ADVERSELY AFFECT THE PRICE OF OUR STOCKS.

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenues and results of operations, primarily due to seasonal changes in student enrollments. Historically, our courses tend to have the largest student enrollments in the first semester from September 1 of each year to January 10 of the next year. These seasonal factors resulted in the higher revenue in the quarter from September 1 to November 30 when compared with the quarter from March 1 to May 31. Our cost of revenues fluctuates in proportion with the variation in revenues. Our expenses, however, vary slightly and do not necessarily correspond with changes in our student enrollments and revenues. We expect quarterly fluctuations in our revenues and results of operations to continue. These fluctuations could result in volatility and adversely affect the price of our stocks. As our revenues grow, these seasonal fluctuations may become more pronounced.

OYA AND ITS AFFILIATED ENTITIES MAY BE SUBJECT TO SIGNIFICANT LIMITATIONS ON THEIR ABILITY TO OPERATE PRIVATE SCHOOLS OR MAKE PAYMENTS TO RELATED PARTIES OR OTHERWISE BE MATERIALLY AND ADVERSELY AFFECTED BY CHANGES IN PRC LAWS AND REGULATIONS.

The principal regulations governing private education in China are the Law for Promoting Private Education and the Implementation Rules for the Law for Promoting Private Education. Under these regulations, a private school may elect to be a school that does not require reasonable returns or a school that requires reasonable returns. At the end of each fiscal year, every private school is required to allocate a certain amount to its development fund for the construction or maintenance of the school or procurement or upgrade of educational equipment. In the case of a private school that requires reasonable returns, this amount shall be no less than 25% of annual net income of the school, while in the case of a private school that does not require reasonable returns, this amount shall be equivalent to no less than 25% of the annual increase in the net assets of the school, if any. A private school that requires reasonable returns must publicly disclose such election and additional information required under the regulations. A private school shall consider factors such as the school's tuition, ratio of the funds used for education-related activities to the course fees collected, admission standards and educational quality when determining the percentage of the school's net income that would be distributed to the investors as reasonable returns. However, none of the current PRC laws and regulations provides a formula or guidelines for determining "reasonable returns." In addition, none of the current PRC laws and regulations sets forth different requirements or restrictions on a private school's ability to operate its education business based on such school's status as a school that requires reasonable returns or a school that does not require reasonable returns.

With regard to income tax, according to the Implementation Rules for the Law for Promoting Private Education, private schools that do not require reasonable returns are entitled to the same preferential tax treatment as public schools, while preferential tax treatment policies applicable to private schools requiring reasonable returns are separately formulated by the relevant authorities under the State Council. To date, however, no separate regulations or policies have been promulgated by the relevant authorities in this regard. As a result, our private schools are subject to the specific requirements of their respective local tax authorities, which vary from location to location. Currently, neither Changsha Huanqiu nor Shaoshan Huanqiu is registered as a school that requires reasonable returns.

The current PRC laws and regulations governing private education may be amended or replaced by new laws and regulations that (i) impose significant limitations on the ability of our schools to operate their business, charge course fees or make payments to related parties for services received, (ii) specify the formula for calculating "reasonable returns," or (iii) change the preferential tax treatment policies applicable to private schools. Changes in PRC laws and regulations governing private education or otherwise affecting Oya's and its affiliated entities' operations could materially and adversely affect our business prospects and results of operations.

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
WE MAY NEED ADDITIONAL FINANCING BUT MAY NOT BE AVAILABLE TO FIND SUCH FINANCING ON SATISFACTORY TERMS OR AT ALL.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, and future business acquisitions and combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders' interest in bankruptcy or liquidation.

We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

FUTURE ACQUISITIONS MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.

If we are presented with appropriate opportunities, we may acquire additional schools, assets, or businesses that are complementary to our existing business. Future acquisitions and the subsequent integration of new assets and businesses into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. In addition, acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to possible shareholders' approval, we may also have to obtain approvals and licenses from the relevant government authorities in the PRC for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased costs and delay. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified teachers and management personnel and integrate new schools into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

OUR FINANCIAL PERFORMANCE AND PROSPECTS COULD BE AFFECTED BY NATURAL CALAMITIES OR HEALTH EPIDEMICS.

Our business could be materially and adversely affected by natural calamities or health epidemics such as avian influenza, severe acute respiratory syndrome or other epidemics. In recent years, there were reports regarding the occurrences of avian influenza in various parts of China, including a few confirmed human cases and deaths. Any occurrences of natural calamities or epidemics may result in the postponement or rescheduling of the courses we provide, which may in turn have an adverse impact on our revenues and performance. In addition, if our employees are affected by natural calamities or contagious or virulent diseases, we may fail to provide our training courses, materials and services in a timely manner, which will have an adverse impact on our financial performance. We have not adopted any written preventive measures or contingency plans to combat any future natural calamities or outbreak of epidemics. Any natural calamities or prolonged recurrence of adverse public health developments in China may have a material and adverse effect on our business operations.

WE DO NOT HAVE ANY LIABILITY OR BUSINESS DISRUPTION INSURANCE, AND A LIABILITY CLAIM AGAINST US DUE TO INJURIES SUFFERED BY OUR STUDENTS OR OTHER PERSON AT OUR FACILITIES OR OTHER WORKPLACES COULD ADVERSELY AFFECT OUR REPUTATION AND OUR FINANCIAL RESULTS.

We could be held liable for accidents that occur at our schools and other workplaces where our students accept practical trainings. In the event of on-site food poisoning, personal injuries, fires or other accidents suffered by students or other people, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injuries. We currently do not have any liability insurance or business disruption insurance. A successful liability claim against us due to injuries suffered by our students or other people at our facilities or other workplaces could adversely affect our reputation and our financial results. Even if unsuccessful, such a claim could

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
cause unfavorable publicity, require substantial cost to defend and divert the time and attention of our management.

RISKS RELATED TO OUR CORPORATE STRUCTURE

IF THE PRC GOVERNMENT FINDS THAT THE AGREEMENTS THAT ESTABLISH THE STRUCTURE FOR OPERATING OUR EDUCATION BUSINESS DO NOT COMPLY WITH APPLICABLE PRC LAWS AND REGULATIONS, WE COULD BE SUBJECT TO SEVERE PENALTIES.

PRC laws and regulations currently require any foreign entity that invests in the education business in China to be an educational institution with relevant experience in providing educational services outside China. Global Education is not an educational institution and does not provide educational services. Under the Regulations of the People's Republic of China on Chinese-Foreign Cooperation in Operating Schools, foreign educational institutions, other organizations or individuals are prohibited from unilaterally establishing schools or other educational institutions providing education mainly to Chinese citizens within the territory of China. Accordingly, WFOE, which is considered foreign-invested, is currently ineligible to apply for the required education licenses and permits in China. We conduct our education business in China through contractual arrangements with Oya, its shareholders and affiliated entities. Oya is our consolidated entity directly owned by Guangwen He and Yabin Zhong. Changsha Huanqiu and Shaoshan Huanqiu, owned by Guangwen He, hold the requisite licenses and permits necessary to conduct our education business and operate our schools in China. We have been and are expected to continue to be dependent on Oya and its affiliated entities to operate our education business until we qualify for direct ownership of educational businesses in China. We have entered into contractual arrangements with Oya and its shareholders, pursuant to which we, through our wholly owned subsidiary in China, provide exclusive technical support, education service support and other consulting services to Oya in exchange for payments from them. In addition, we have entered into agreements with Oya and each of the shareholders of Oya, which provide us with a substantial ability to control Oya and its affiliated entities.

If we, WFOE, Oya or our consolidated private schools (Changsha Huanqiu and Shaoshan Huanqiu) are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities including the Ministry of Education ("MOE"), which regulates the education industry, would have broad discretion in dealing with such violations, including:

     * revoking the business and operating licenses of our PRC subsidiary and consolidated entities;
     * discontinuing or restricting the operations of any related-party transactions among our PRC subsidiary and consolidated entities;
     * imposing fines or other requirements with which we or our PRC subsidiary and consolidated entities may not be able to comply;
     * requiring us or our PRC subsidiary and consolidated entities to restructure the relevant ownership structure or operations; or
     * restricting or prohibiting our use of the proceeds of our future offering to finance our business and operations in China.

The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business.

WE RELY ON CONTRACTUAL ARRANGEMENTS WITH OYA AND ITS SHAREHOLDERS FOR OUR OPERATIONS, WHICH MAY NOT BE AS EFFECTIVE IN PROVIDING OPERATIONAL CONTROL AS DIRECT OWNERSHIP.

We have relied and expect to continue to rely on contractual arrangements with Oya and its shareholders to operate our education business. For a description of these contractual arrangements, see "Contractual Arrangements between WFOE, Oya and Its Shareholders", "Contractual Arrangements for the Operation of Two Private Vocational Schools" and "Contractual Arrangements for the Operation of Six Public Vocational Schools". These contractual arrangements may not be as effective in providing us with control over Oya as direct ownership. If we had direct ownership of Oya, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Oya, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if Oya or any of its shareholders and affiliated entities fails to

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
perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. For example, if the shareholders of Oya were to refuse to transfer their equity interest in Oya to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations. In addition, we may not be able to renew these contracts with Oya and/or its shareholders if the beneficial owners of Oya do not act in the best interests of our company when conflicts of interest arise between their dual roles as shareholders of Oya and directors of our company. See "The shareholders of Oya may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition."

Many of these contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. Uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our Chinese consolidated entities, and our ability to conduct our business may be negatively affected.

THE SHAREHOLDERS OF OYA MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH US, WHICH MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

The shareholders of Oya are also the directors of our company. Conflicts of interests between their dual roles may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or those conflicts of interests will be resolved in our favor. In addition, these individuals may breach or cause Oya and its affiliated entities to breach or refuse to renew the existing contractual arrangements that allow us to effectively control Oya and its affiliated entities, and receive economic benefits from them. Currently, we do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the United States and China, both of which provide that directors owe a fiduciary duty to the company, which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and the beneficial owners of Oya, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

CONTRACTUAL ARRANGEMENTS WE HAVE ENTERED INTO AMONG WFOE, OYA AND ITS SHAREHOLDERS MAY BE SUBJECT TO SCRUTINY BY THE PRC TAX AUTHORITIES AND A FINDING THAT WE OR OYA AND ITS SHAREHOLDERS OWE ADDITIONAL TAXES COULD SUBSTANTIALLY REDUCE OUR CONSOLIDATED NET INCOME AND THE VALUE OF YOUR INVESTMENT.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among WFOE, Oya and its shareholders do not represent an arm's-length price and adjust Oya's income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by Oya, which could in turn increase its tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties to our consolidated entities for under-paid taxes. Our consolidated net income may be materially and adversely affected if our affiliated entities' tax liabilities increase or if they are found to be subject to late payment fees or other penalties.

RISKS RELATED TO DOING BUSINESS IN CHINA

ALL OF OUR ASSETS ARE LOCATED IN THE PRC AND ANY ADVERSE CHANGES IN PRC ECONOMIC AND POLITICAL POLICIES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE OVERALL ECONOMIC GROWTH OF CHINA, WHICH COULD REDUCE THE DEMAND FOR OUR SERVICE AND HARM OUR RESULTS OF OPERATIONS.

We carry on all of our business and generate all of our revenues in the PRC. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including:

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     *    the higher level of government involvement;
     * the early stage of development of the market-oriented sector of the economy;
     *    the rapid growth rate;
     *    the higher level of control over foreign exchange;
     *    the allocation of resources; and
     *    The balance of payment position.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy, and as a key market in the global economy, is also influenced by worldwide economic conditions including the recent global economic slowdown. For the past three decades the PRC government has implemented economic reform measures emphasizing utilization of market forces in the development of the PRC economy. Some of these measures will benefit the overall PRC economy, but may have a negative effect on us. Our business, financial condition and results of operations may be adversely affected by:

     *    changes in PRC political, economic and social conditions;
     *    changes  in  policies  of  the  PRC  government,   including   without
          limitation, changes in policies affecting private business, foreign investment and vocational training industry;
     * changes in laws and regulations or the interpretation of laws and regulations;
     *    measures which may be introduced to control inflation or deflation;
     *    changes in the rate or method of taxation; and
     * imposition of additional restrictions on currency conversion and remittances abroad.

China's social and political conditions are also not as stable as those of the United States and other developed countries. The PRC government has previously taken actions to stabilize the country's economy and any possible social unrest. It has implemented various measures intended to create stable momentum and growth. We cannot assure that such growth will be sustained in the future. Any sudden changes to China's political system or the occurrence of widespread social unrest could have a material adverse effect on the overall economic growth, which in turn could have a material adverse effect on our businesses.

OUR BUSINESS IS LARGELY SUBJECT TO THE UNCERTAIN LEGAL ENVIRONMENT IN CHINA AND LEGAL PROTECTION COULD BE LIMITED TO YOU AND US.

We are a holding company, and we conduct our business primarily through our consolidated entities incorporated in China. We and our consolidated entities are generally subject to laws and regulations applicable to foreign investments in China. Furthermore, Chinese law governs almost all of our material agreements. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which prior court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters, such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new, and due to the limited volume of published cases and judicial interpretation and their lack of precedential force, interpretation and enforcement of these laws and regulations involve significant uncertainties, which may limit legal protections available to us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the U.S. These uncertainties could limit the legal protections available to us and investors.

IT IS DIFFICULT TO ACQUIRE JURISDICTION AND ENFORCE LIABILITIES AGAINST OUR OFFICERS, DIRECTORS AND ASSETS BASED IN CHINA.

As majority of our officers and our executive directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for United States investors to enforce their legal rights, effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese officers, directors and entities. There is also uncertainty as to whether the courts in China would enforce judgments of United States courts against us or our directors and officers based on the civil liabilities provisions of the securities laws of the United States or any other state, or adjudicate an original action brought in China based upon the securities laws of the United States or any other state. Further, it is unclear if extradition treaties now in

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
effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY AND LIMIT THE ABILITY OF OUR CHINESE SUBSIDIARIES TO OBTAIN FINANCING.

All of our revenues and expenses are denominated in Renminbi. As a result, any restrictions on currency exchange may limit its ability to use revenue generated in Renminbi to:

     *    fund business activities outside the PRC;
     *    settle and repay its indebtedness; and
     *    pay out dividends to its shareholders.

Under China's existing foreign exchange regulations, our Chinese subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions. Furthermore, Foreign exchange transactions under the capital account will be subject to significant foreign exchange controls and require the approval of or need to register with Chinese government authorities, including SAFE. Capital account transactions refer to inflows and outflows of capital, produce increases or reductions in debt and equity, including direct investments, various types of borrowings and investments in securities. If our Chinese subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE and if the loans exceed certain borrowing limits, must be approved by SAFE. In addition, if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect our Chinese subsidiaries' ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

RECENT PRC REGULATIONS RELATING TO CROSS-BORDER MERGERS AND ACQUISITIONS MAY IMPACT US.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce, China Securities Regulatory Commission ("CSRC") and the SAFE, jointly issued the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006, to more effectively regulate foreign investment in PRC domestic enterprises. The new M&A Rule also has certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring Chinese domestic companies and directly or indirectly established or controlled by Chinese entities or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

It is not clear how the provisions in the new regulation regarding the offshore listing and trading of the securities of a special purpose vehicle apply to us. We believe, based on the interpretation of the new regulation, that CSRC approval is not required for this reverse acquisition. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another Chinese regulatory agency subsequently determines that the CSRC's approval is required, we may face sanctions by the CSRC or another Chinese regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of our net proceeds from future offering into China, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, and our reputation.

WE ARE SUBJECT TO RISKS PRESENTED BY THE FOREIGN EXCHANGE RATE BETWEEN U.S. DOLLARS AND RENMINBI.

We publish our financial statements in U.S. dollars, while all of our revenue is denominated in Renminbi. The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi. Since 2005, the PRC government has managed floating exchange rate system to allow the value of the Renminbi to fluctuate within a regulated band based on market supply and demand and by reference to a basket of currencies. However, we cannot predict when the

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PRC government will allow free  conversion of Renminbi into foreign  currencies.
For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our common stock is quoted on the OTCBB under the symbol "GSTR.OB". The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

OUR PRINCIPAL STOCKHOLDER HAS THE POWER TO CONTROL OUR BUSINESS.

Our principal stockholder, Nicestar International Limited, owns 62.12% of our common stock as of February 11, 2010. As a result, Nicestar International Limited has the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders. Our principal stockholder may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

WE ARE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As a "penny stock," our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the "Penny Stock Rule". This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, or "Exchange Act", which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

STANDARDS FOR COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ARE UNCERTAIN, AND IF WE FAIL TO COMPLY IN A TIMELY MANNER, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE COULD DECLINE.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing

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
the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Following is management's discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words "believes," "anticipates," "may," "will," "should," "expect," "intend," "estimate," "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this Form 8-K.

OVERVIEW

The Company was organized under the laws of the State of Delaware under the name of Green Star Mining Corp. The Company became an OTC-listed reporting (Section 15(d)) issuer on September 11, 2008 under the ticker "GSTR.OB". The Company's CUSIP Number is 393409 107.

On February 11, 2010, the Company completed a reverse acquisition transaction with Risetime Group Limited ("Risetime"), a company incorporated under the laws of British Virgin Islands. The exchange was consummated under the laws of the State of Delaware and pursuant to the terms of the Share Exchange Agreement dated as of February 8, 2010 ("Share Exchange Agreement").

Pursuant to the Share Exchange Agreement, the Company issued 20,500,000 shares of its common stock, par value $0.0001 per share, to the stockholder of Risetime, Nicestar International Limited ("Nicestar"), representing 62.12% of the Company's issued and outstanding common stock, in exchange for the one outstanding share of Risetime held by Nicestar. Immediately after giving effect to the reverse transaction, the Company had 33,000,000 shares of its common stock outstanding. Pursuant to this exchange, Risetime became a wholly-owned subsidiary of the Company.

Most of the business operations of Risetime, namely our operation, are conducted through Risetime's Chinese variable interest entity - Hunan Oya Education Technology Co., Ltd. ("Oya"), a customized educational service provider. Oya carries out the "Customized Education" models in China and offers a wide range of educational programs and services through vocational secondary schools, consisting primarily of education programs for various vocational skills, school logistic services and development of educational materials. We have abundant student sources that cover 21 provinces, including graduates from junior high schools, senior high schools and junior colleges, unemployed people and rural labor force. Up to the twelve months ended August 31, 2009, the employment rate remained 100% for the students who graduated from our educational programs.

Since the entry into WTO, China has become the manufacturing center of the world and one of the best fund destinations. In line with the high economic growth rate, demands for technicians with specific skills have increased dramatically. To meet the requirements, the Chinese government issued several regulations such as Vocational Education Law of the People's Republic of China, Regulations of the People's Republic of China on Chinese-Foreign Cooperation in Operating Schools, and Law of the People's Republic of China on the for Promoting Private Education to enhance the development of the vocational education industry. Under such preferential policies, we have experienced significant growth in our business in recent years. Our net income increased from $7,797,558 in the twelve months ended August 31, 2008 to $10,667,175 in the twelve months ended August 31, 2009, demonstrating an annual growth rate of 36.80%. As of November 30, 2009, we have 2,094 faculty members, 625 supporting staff and a think-tank consisting of 20 part-time expert consultants. As of November 30, 2009, we have

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operated eight vocational schools,  established  employee supplying and training relationships with nearly 120 enterprises, which are located mainly in the Yangtze River Delta (radiating from Shanghai to Nanjing, Hangzhou, Wuxi, Ningbo and other coastal areas), the Pearl River Delta (radiating from Shenzhen to Dongguan, Guangzhou, Huizhou, Panyu, Qingyuan, Shaoguan and other coastal areas), and many inland provinces in China.

For the twelve months ended August 31, 2009, our total revenue was $36,111,358, representing an increase of $7,307,375 or 25.37% as compared with $28,803,983 for the same period of 2008. Our gross profit for the twelve months ended August 31, 2009 was $13,274,936, representing an increase of $3,664,132 or 38.13% as compared with $9,610,804 for the same period of prior year. The gross profit accounted for 36.76% of revenues, the net income accounted for 29.54% of revenues for the twelve months ended August 31, 2009, representing increases as 33.37% and 27.07% respectively with the same period of prior year. As of August 31, 2009, the balance of current assets was $15,891,344; the net book value of fixed assets and intangible assets was $14,862,590 and $477,339 respectively; total assets were $31,231,273. Current liabilities were $3,862,203, long-term liabilities were $402,601 and the balance of total liabilities was $4,264,804, as of August 31, 2009.

OPERATING ACTIVITIES

ORDER-ORIENTED EDUCATION

Mr. Guangwen He is the founder and CEO of Oya Education Technology Co., Ltd., Changsha Huanqiu Vocational Secondary School and Shaoshan Huanqiu Vocational Technical Secondary School. He has been engaged in vocational education and related investments since 1994. "Order-oriented Education", or customized education, was initiated by Mr. Guangwen He and currently is our main operation mode. As of August 31, 2009, we run eight vocational schools in total, namely, Changsha Huanqiu Vocational Secondary School, Shaoshan Huanqiu Vocational Technical Secondary School., Shaoshan Vocational Secondary School, Yingjing Vocational School, Tianquan Vocational School, Shimian Vocational School, Lushan Vocational School and Shaoyang Industrial Vocational Technical School. All are via exclusive business cooperation agreements. As of August 31, 2009, we have 29,883 current students in total.

Order-oriented Education refers to the educational program that tailors vocational education and training via cooperation agreements between us and various enterprises. Under Order-oriented Education, we design and offer courses to meet the specific needs of target employers. We first try to understand the requirements of the industry, such as the specific skills and the number of potential employees that are needed, and sign cooperation contracts with the enterprises. Our schools then customize the curriculums according to the specific requirements. At this stage, our revenue is derived from the students' tuition and is recognized proportionately within the semester.

In the winter and summer break, work-study programs, i.e. off-campus internships, are arranged for students. Our teachers work as the team leaders for these students who are sent to different enterprises in groups. Through such on-field practice, students understand the business atmosphere and the production process. They prepare themselves with skills to meet the specific requirements of the enterprises. As a result, students are competent for their position without further training once they graduate from our secondary schools.

For the internship arrangement, commissions are charged to the enterprises based on the number of students they receive and we also obtain management fees from students with a fixed rate per student per month. Such revenue is recognized upon the completion of the internship arrangement. Upon graduation, eligible students are usually hired by the same enterprises in which they take the internship. In such instances, students are to make a one-off payment to us for employment recommendations. Based on the majors we design and the number of students we offer, we collect commissions for employment recommendation from recruiters at a fixed amount per person. We recognize such revenue upon the completion of all the services related to the job arrangement.

"Order-oriented Education" reflects the resource sharing between schools and enterprises. It benefits our students in their job hunting endeavors after graduation. As a consequence, student recruitment witnessed a significant expansion in recent years for our 8 schools that are located in Shaoshan, Changsha and Shaoyang of Hunan Province, and in Lushan, Shimian, Tianquan and Yingjing of Sichuan Province, respectively. To carry out the customized training program, we set up cooperative relationships with approximately 120 enterprises as of August 31, 2009, including Fuji Xerox Technology (Shenzhen) Co., Ltd.,

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Flextronics  International (Zhuhai Doumen) Industrial Park, BYD Company Limited,
Shenzhen Sanyo Huaqiang Laser Electronic Co., Ltd., Foxconn Technology Group, Olympus Shenzhen Industrial, Shenzhen Seg-Hitachi and NEC Wuxi Branch, among many others.

RAIN-DEW PLAN, TAKE-OFF PROJECT

On December 28, 2007, the State Council Leading Group Office of Poverty Alleviation and Development of the People's Republic of China launched "Rain-dew Plan o Take-off Project" (the "Project") together with China Overseas Scholarship Development Foundation in Hunan Province. The Project aims to support the students with financial hardship, below the age of 25, who newly graduate from junior and high schools in middle and western China, to receive the continuing educational program. Students under the Project are recommended for work at enterprises located in Yangtze River Delta and Pearl River Delta after they finish the vocational or technical training programs in our schools that last for one to three years. Some of the students can even apply for overseas education after they graduate from our schools. China Overseas Scholarship Development Foundation is responsible for paying subvention to the students under the Project, including the tuitions and miscellaneous fees as required by the customized educational program. Students only need to pay their living expenses and travel expenses during the educational program.

Our school in Changsha became one of the educational program providers under the Project since the second semester of 2008. The Project provides an important source of our students. During the first year of the project, 5,310 students were enrolled from 18 cities or areas and majoring in Computer and Application, Application of Electronics Technology, Apparel Design and Manufacturing, E-commerce and others. The number of students from the Project increased to 11,673 as at November 30, 2009 and is expected to increase further in the coming year.

PROSPECT

Under economic globalization, enterprises in China are expanding faster than ever and this has resulted in a serious shortage of skilled personnel. According to the Vocational Education 5-Year Development Plan issued on May 17, 2007 by the Ministry of Education, the number of secondary vocational students shall reach 21 million in 2010. A study conducted by National Institute for Educational Research showed that the shortage of technical talents will range from 17.46 million to 26.65 million as of 2010. This provides a huge expansion space for the vocational education in mainland China and provides desirable opportunities for the development of our business.

Our business development plan includes:

     * Under the customized education mode, we will build several new teaching facilities at our existing schools so as to expand the capacity of student enrollment. Meanwhile, we are expecting to add three vocational or technical schools in the coming year, in addition to the eight schools we currently operate.
     * We will continue to reach agreements to cooperate in running maritime schools in coastal cities such as Dongying, Weifang, Qingdao, Rizhao and Weihai in Shandong Province, in the coming years, so that we may expand our maritime-related programs to students in these cities.
     * We have set up a department responsible for editing and compiling the teaching materials for our educational programs, which we believe will safeguard our education quality. In coming years, publication of teaching material will be incorporated in our business operation and we expect to distribute this material nationwide to outside schools. We are planning to publish and sell about 20 sets of teaching materials, with 100,000 books for each set in 2010. The revenue derived from selling teaching materials is anticipated to increase in future years.
     * To keep sustain our development, we will enhance image building of our brand and create distinctiveness of our brand. Management believes this is essential for stable long term growth. We continue to see improvement in the core capacity of our management team, marketing team and auditing team as well as in our overall business capability.

CRITICAL ACCOUNTING POLICIES AND MANAGEMENT ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis and use them on historical experience and various other assumptions that are believed to be reasonable under the circumstances as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates because of different assumptions or conditions.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED AUGUST 31, 2009 AND 2008

Results of operation are a general reflection of our experience in providing customized educational programs, the reputation of our schools, the scalability of our schools and the total number of students, all of which demonstrated a growth trend in the past two years and are expected to expand in the future. Our expansion can be reflected specifically in the increase of our student enrollment, the development of new customized educational programs, the cooperation with more target employers, the education appropriations from local government for running new schools. The total number of students (including current students and students graduated from our schools) increased from 34,000 for the semester ended August 31, 2005 when we operated one vocational school, to 85,000 for the eight schools we operated during the semester ended August 31, 2009.

In line with the business expansion, we generated higher revenue in twelve months ended August 31, 2009 compared with the same period of the year earlier and this resulted in an increase of $2,869,617 or 36.80% in our net income from $7,797,558 in the twelve months ended August 31, 2008 to $10,667,175 in the twelve months ended August 31, 2009.

The following table summarizes our operating results for the twelve months ended August 31, 2009 and August 31, 2008, respectively:

                                                    For the twelve months
                                                       ended August 31,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Revenues                                      36,111,358        28,803,983       7,307,375          25.37
Cost of revenue                              (22,836,422)      (19,193,179)     (3,643,243)         18.98
                                             -----------       -----------     -----------        -------
Gross profit                                  13,274,936         9,610,804       3,664,132          38.13

Selling expenses                                (640,576)         (725,075)         84,499         (11.65)
General and administrative expenses           (1,818,177)       (1,000,439)       (817,738)         81.74
                                             -----------       -----------     -----------        -------

Income from operations                        10,816,183         7,885,290       2,930,893          37.17

Other expenses                                  (149,008)          (87,732)        (61,276)         69.84
                                             -----------       -----------     -----------        -------

Income before income taxes                    10,667,175         7,797,558       2,869,617          36.80

REVENUES

For the twelve months ended August 31, 2009, the Company achieved total revenue of $36,111,358, representing an increase of $7,307,375 or 25.37% when compared to $28,803,983 for the twelve months ended August 31, 2008. The significant increase in revenue was mainly attributable to the expansion of our operation as reflected in the following:

1) Student at school in the first semester of 2008 which started from September 1, 2007 totaled 23,882. It increased to 29,883 in the second semester of 2009 which started from January 1, 2009, representing an increase of 25.13%.

2) Standard tuition per capita increased in four schools by 20-30% in 2009 compared with 2008, which was adjusted in accordance with the regulation of local government.

3) As of January 25, 2008, one of our variable interest entities, Changsha Huanqiu, entered into an exclusive business cooperation agreement with Shaoyang Vocational School, operated in Shaoyang, Sichuan Province and from then on the operating results of Shaoyang Vocational School was consolidated into our financial statements. As a result, Shaoyang Vocational School contributed $1 million to the total revenue.

The table below illustrates the revenue from different services for the twelve months ended August 31, 2009 and August 31, 2008:

                                                    For the twelve months
                                                       ended August 31,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Tuition revenue                              22,404,356        18,369,384        4,034,972         21.97
Revenue of off-campus internship
 arrangement                                  2,440,439         1,882,519          557,920         29.64
Revenue of other services                    11,266,563         8,552,080        2,714,483         31.74
                                             ----------        ----------       ----------        ------

Total revenue                                36,111,358        28,803,983        7,307,375         25.37

(1) Tuition revenue is collected from students after we file and update our fee schedules with each local authority. An increase in tuition revenue resulted from the increase in the students enrolled and the tuition standard.

(2) Revenue from our off-campus internship arrangement service is collected at a fixed amount per student each time from recruiters, and a fixed amount from the student per month. We concluded this arrangement with more enterprises in 2009 as compared with 2008 and this has led to the revenue increase.

(3) Revenue of "other services" consists of revenue from campus logistics services and governmental subsidies for vocational education. Revenue of other services grew at the same pace with the increase in the students enrolled. Such revenue increase also resulted from increased consumption and a price surge in campus logistics services. The table below illustrates the revenue from other services for the twelve months ended August 31, 2009 and August 31, 2008:

                                                    For the twelve months
                                                       ended August 31,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Restaurant revenue                             9,440,794        7,408,432       2,032,362          27.43
Contract operation revenue                       231,574          146,844          84,730          57.70
Government subsidy                             1,594,195          996,804         597,391          59.93
                                              ----------       ----------      ----------         ------
Total revenue                                 11,266,563        8,552,080       2,714,483          31.74

SELLING EXPENSES

The table below set forth the selling expenses for the twelve months ended August 31, 2009 and August 31, 2008:

                                                    For the twelve months
                                                       ended August 31,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Salary and staff welfare                       137,052           134,699           2,353            1.75
Office expenses                                179,599           177,748           1,851            1.04
Advertising                                     47,720            65,546         (17,826)         (27.20)
Travel expenses                                149,421           200,282         (50,861)         (25.39)
Others                                         126,784           146,800         (20,016)         (13.63)
                                               -------           -------         -------         -------

Total of selling expenses                      640,576           725,075         (84,499)         (11.65)

Our selling expenses decreased by 11.65% from $725,075 in the twelve months ended August 31, 2008 to $640,576 in the twelve months ended August 31, 2009, primarily due to the decrease of advertising and travel expenses. With the growth of our business and reputation, more enterprises sought our customized education programs in 2009, which ensured the reduced marketing effort on our part. More students also got to know our vocational education and training program and travel, advertising as well as other related expenses were reduced, and this led to the decrease in total selling expenses.

GENERAL AND ADMINISTRATIVE EXPENSES

The table below illustrates the details of General and administrative expenses for the twelve months ended August 31, 2009 and August 31, 2008:

                                                    For the twelve months
                                                       ended August 31,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Salary and staff welfare                       792,647            469,096         323,551          68.97
Office expenses                                281,654            138,035         143,619         104.05
Maintenance                                    347,465            184,252         163,213          88.58
Rental                                         135,153            101,306          33,847          33.41
Others                                         261,258            107,750         153,508         142.47
                                             ---------          ---------       ---------        -------
Total of G&A expenses                        1,818,177          1,000,439         817,738          81.74

Our general and administrative expenses increased by 81.74% from $1,000,439 for the twelve months ended August 31, 2008 to $1,818,177 for the twelve months ended August 31, 2009. This increase was primarily due to the increase in the total compensation and benefits paid to our administrative staff, including senior managers and other employees in finance and accounting, and general administration. These employees were hired to support our expanded operations in the twelve months ended August 31, 2009. In line with such expansion, office expenses increased. The increase in maintenance and other expenses for the twelve months ended August 31, 2009, as compared with that of the same period of prior year, was attributable to the increase in the number of students in the twelve months ended August 31, 2009.

SELECTED QUARTERLY RESULTS OF OPERATIONS

The following table sets forth our unaudited consolidated selected quarterly results of operations for the eight quarters ended August 31, 2009. You should read the following table in conjunction with our audited financial statements and related notes included elsewhere in this Form 8K. We have prepared the unaudited consolidated financial information on the same basis as our audited consolidated financial statements. The unaudited consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.


Stated in US$                               2009                                                    2008
                    ----------------------------------------------------   -----------------------------------------------------
                        Q1            Q2            Q3            Q4            Q1            Q2            Q3            Q4
                      Sep 08-       Dec 08-       Mar 09-       Jun 09-       Sep 07-       Dec 07-       Mar 08-       Jun 08-
                      Nov 08        Feb 09        May 09        Aug 09        Nov 07        Feb 08        May 08        Aug 08
                   -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Revenues            11,709,022     9,942,113     9,531,336     4,928,887     9,159,054     6,668,609     7,826,072     5,150,248
Cost of revenue     (7,422,172)   (5,650,459)   (6,443,984)   (3,319,807)   (5,788,670)   (4,257,354)   (5,311,462)   (3,835,693)
                   -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross profit         4,286,850     4,291,654     3,087,352     1,609,080     3,370,384     2,411,255     2,514,610     1,314,555

Selling expenses      (197,020)     (149,343)     (156,767)     (137,446)     (199,832)     (145,755)     (140,054)     (239,434)
G&A expenses          (426,626)     (463,242)     (470,621)     (457,688)     (222,349)     (246,693)     (269,906)     (261,491)
                   -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
                      (623,646)     (612,585)     (627,388)     (595,134)     (422,181)     (392,448)     (409,960)     (500,925)
Income from
operation            3,663,204     3,679,069     2,459,964     1,013,946     2,948,203     2,018,807     2,104,650       813,630
                   -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------

There are seasonal fluctuations in our revenues and results of operations due to seasonal changes in student enrollments. Our schools have two semesters each year in China. Two semesters, together with the winter and summer vacations, coincide with four quarters, as indicated below:

                                                         Fiscal        Quarters
Months                              Semesters           Quarters      for school
----------------------------     ---------------        --------      ----------
September 1 - November 30                                  Q3             Q1
----------------------------     First Semester         --------      ----------
December 1 to January 10
----------------------------     ---------------           Q4             Q2
January 10 - February 28         Winter Vacation
----------------------------     ---------------        --------      ----------
March 1 - May 31                                           Q1             Q3
----------------------------     Second Semester        --------      ----------
June 1 - July 7
----------------------------     ---------------           Q2             Q4
July 7 - August 31               Summer Vacation
----------------------------     ---------------        --------      ----------

Historically, our educational programs tend to have the largest number of student enrollments in our first semester. These seasonal factors resulted in the higher revenue in the first quarter when compared with the third quarter. Our cost of revenues fluctuates in proportion with the variation in revenues. Less revenue was generated in the second quarter and the fourth quarter as compared with the first quarter and the third quarter in both twelve months ended August 31, 2008 and 2009 because most students leave school for one month for winter and summer vacation.

Our expenses, however, vary slightly and do not fluctuate proportionately with changes in our student enrollments and revenues. More senior managers were hired and we raised the salary and staff welfare for the management in the twelve months ended August 31, 2009. As a result, total general and administrative expenses were about $1 million for the third quarter and fourth quarter of the twelve months ended August 31, 2009, a 74.69% increase over the corresponding quarters in the prior year.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity have been cash generated from operating activities and financing activities.

As of August 31, 2009, our total assets were $31,231,273, representing an increase of $10,030,563 or 47.31% when compared with $21,200,710 on August 31, 2008. As of August 31, 2009, we had $15,891,344 in current assets, representing an increase of $7,747,764 or 95.14% when compared with $8,143,580 on August 31,

2008. As of August 31, 2009, non-current assets were $15,339,929, representing an increase of $2,282,799 or 17.48% as compared to $13,057,130 on August 31, 2008.

Current assets as of August 31, 2009 consist of cash and cash equivalents of $3,848,040, inventory of $1,504,764, accounts receivable of $5,713,491, other debtors of $2,449,685 and advances to vendors of $2,375,364.

Most of our transactions with customers are settled in cash. Accounts receivable increased $4,920,891, from $792,600 as of August 31, 2008 to $5,713,491 as of
August 31, 2009. Such increase is attributable to the accounts receivable due from China Overseas Scholarship Development Foundation under the Rain-dew project that started from September 2008. As of August 31, 2009, $1,390,721 or approximately 24.11% of accounts receivable, aged less than three months; $1,142,757 or 19.81% of accounts receivable, aged from four months to six months; $3,179,002 or 55.10% of accounts receivable aged from six months to 12 months; and $56,847 or 0.98% only of accounts receivable aged for more than 12 months.

As of August 31, 2009, our total liabilities were $4,264,804, representing an increase of $262,183 or 6.55% as compared to $4,002,621 on August 31, 2008. We had a new short term loan in the fourth quarter of 2009. This has led to the increase in loan balance. As of August 31, 2009, the balance of loan outstanding was $1,764,125, representing an increase of $441,122 or 25.01% as compared to $1,323,003 on August 31, 2008. Accounts payable were $1,327,622 as of August 31, 2009, representing a decrease of $493,598 or 27.10% as compared with $1,821,220 on August 31, 2008. Accounts payable were primarily due to Changsha University of Science & Technology for the cooperative education program and to Xinhua Book Store for the textbooks we purchased, as of August 31, 2009.

As of August 31, 2009, stockholder's equity was $26,966,469, representing an increase of $9,768,380 or 56.80% as compared to $17,198,089 on August 31, 2008.
As of August 31, 2009, the gearing ratio is 13.66%.

CASH FLOWS

As of August 31, 2009, the Company's cash and cash equivalents were $3,848,040, representing an increase of $3,328,231 as compared with $519,809 on August 31, 2008.

As of August 31, 2009, net cash flows provided by operating activities were $7,614,922, representing a decrease of $1,347,605 as compared with $8,962,527 on August 31, 2008. The decrease was mainly due to tuitions receivable from China Overseas Scholarship Development Foundation in 2009.

As of August 31, 2009, net cash flows used in investing activities were $6,204,352, representing an increase of $5,329,533 as compared with $874,819 on August 31, 2008. The major investment during the 12 months ended August 31, 2009 refers to the prepayment of land use right, construction of the apartment building and dining hall in Shaoyang campus, construction of dormitory building in Tianquan campus and construction of multiple-function buildings and teaching facilities in Yingjing campus. The financial resources were generated from operating activities, credit funds and capital injection.

As of August 31, 2009, net cash used in financing activities were $896,827, representing a decrease of $5,871,159 as compared with $6,767,986 on August 31, 2008. The decrease was due to the repayment of loans we made to shareholders and related parties, in the amount of $5.2 million approximately, during the twelve months ended August 31, 2008 whereas there was no such payment in the twelve months ended August 31, 2009.

FUTURE INVESTMENT PLAN

Pursuant to the cooperation agreements with the schools, our total investment amount during the contract period is $17,977,976. Up to August 31, 2009, we have invested $2,986,908 in several schools and the amount of $14,991,068 will be paid within the cooperation period. The table below illustrates the details of the cooperation agreements with exact investment amount and implementation status of these agreements:

                                                    Total contract     Amount        Investment amount
                                                        amount        invested      committed in future
Location of School        Cooperation period              US$            US$               US$
------------------        ------------------          ----------      ---------         ----------
    Shaoshan          From Apr 2009 to Jun 2029        8,784,027        101,750          8,682,277
    Shaoyang          From Jan 2008 to Jan 2026        4,392,014        439,201          3,952,813
    Lushan            From May 2006 to Jul 2021        1,464,005        805,203            658,802
    Tianquan          From Feb 2006 to Jul 2021        1,873,926        930,712            943,214
    Shimian           From Jan 2006 to Jul 2021        1,464,004        710,042            753,962
                                                      ----------      ---------         ----------
       Total                                          17,977,976      2,986,908         14,991,068
                                                      ==========      =========         ==========

FOREIGN CURRENCY TRANSLATION

The Company's financial information is presented in US dollars. The functional currency of the Company is Renminbi ("RMB"), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People's Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in statements of operations as exchange gains. The period end exchange rate as of August 31, 2009 was 6.8306, fluctuated not much compared with the exchange rate 6.8405 as of August 31, 2008. The average exchange rate for the twelve months ended August 31, 2009 was 6.8343, decreased materially compared with the exchange rate 7.1528 of the same period of prior year.

TAXATION

The PRC government also provides various incentives to companies that engage in the development of vocational education. Such incentives include reduced tax rates, tax exemptions and other measures. According to Law of the People's Republic of China on Promotion of Privately-run Schools, implemented from September 1, 2003, and the Notice of Tax Policy for Education Activities (Caishui [2004] No.39), issued and effective on February 5, 2004, some specific enterprises, organizations and schools enjoy the same tax incentives as the schools run by the government, and could be exempt from business tax and income tax accordingly. As the operation of the Company meets the requirements of the aforementioned regulations, the Company is exempt from business tax and income tax.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, FASB established Accounting Standards CodificationTM ("Codification") as the single source of authoritative accounting principles recognized by the FASB in the preparation of financial statements in conformity with the GAAP. The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of the Codification is not expected to have a material impact on the Company's results of operations or financial position.

In June 2009, FASB updated the accounting standards related to the consolidation of variable interest entities ("VIEs"). The standard amends current consolidation guidance and requires additional disclosures about an enterprise's involvement in VIEs. The standard shall be effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the adoption to have a material impact on the Company's results of operations or financial position.

In May 2009, FASB issued FAS No. 165, Subsequent Events. The standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of FAS No. 165 to interim or annual financial periods ending after June 15, 2009. Adoption of this standard does not have a material impact on the Company's results of operations or financial position.

In April 2009, the FASB updated the accounting standards to provide guidance on estimating the fair value of a financial asset or liability when the trade volume and level of activity for the asset or liability have significantly decreased relative to historical levels. The standard requires entities to disclose the inputs and valuation techniques used to measure fair value and any changes in valuation inputs or techniques. In addition, debt and equity securities as defined by GAAP shall be disclosed by major category. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and is to be applied prospectively. The adoption did not have a material effect on the Company's results of operations and financial condition.

In April 2009, the FASB updated the accounting standards for the recognition and presentation of other-than-temporary impairments. The standard amends existing guidance on other-than-temporary impairments for debt securities and requires that the credit portion of other-than-temporary impairments be recorded in earnings and the noncredit portion of losses be recorded in other comprehensive income. The standard requires separate presentation of both the credit and noncredit portions of other-than-temporary impairments on the financial statements and additional disclosures. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. At the date of adoption, the portion of previously recognized other-than-temporary impairments that represent the noncredit related loss component shall be recognized as a cumulative effect of adoption with an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income (loss). The adaption of this standard did not have a material effect on the preparation of the Company's consolidated financial statements.

In August 2009, the FASB updated the accounting standards to provide additional guidance on estimating the fair value of a liability in a hypothetical transaction where the liability is transferred to a market participant. The standard is effective for the first reporting period, including interim periods, beginning after issuance. The Company does not expect the adoption to have a material effect on the Company's consolidated results of operations and financial condition.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2009 AND 2008

Results of operation are a general reflection of our experience in providing customized educational programs, the reputation of our schools, the scalability of our schools and the total number of students, all of which demonstrated a growth trend in the past two years and are expected to expand in the future. Our expansion can be reflected specifically in the increase of our student enrollment, the development of new customized educational programs, the cooperation with more target employers, the education appropriations from local government for running new schools. The total number of students (including current students and students graduated from our schools) increased from 34,000 for the semester ended August 31, 2005 when we operated one vocational school, to 85,000 for the eight schools we operated in the semester ended August 31, 2009.

In line with the business expansion, we generated higher revenue in the three months ended November 30, 2009 compared with the same period in 2008 and this resulted in an increase of $898,261 or 24.51% in our income from operations from $3,664,667 in the three months ended November 30, 2008 to $4,562,928 in the three months ended November 31, 2009.

The following table summarizes our operating results for the three months ended November 30, 2009 and November 30, 2008, respectively:

                                                  For the three months
                                                    ended November 30,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Revenues                                    13,009,078          11,713,701      1,295,377           11.06
Cost of revenue                             (7,858,492)         (7,425,138)      (433,354)           5.84
                                           -----------         -----------    -----------        --------
Gross profit                                 5,150,586           4,288,563        862,023           20.10

Selling expenses                              (136,094)           (197,099)        61,005          (30.95)
General and administrative expenses           (451,564)           (426,797)       (24,767)           5.80
                                           -----------         -----------    -----------        --------

Income from operations                       4,562,928           3,664,667        898,261           24.51

Other expenses                                (988,758)            (26,319)      (962,439)       3,656.82
                                           -----------         -----------    -----------        --------

Income before income taxes                   3,574,170           3,638,348        (64,178)          (1.76)

REVENUES

For the three months ended November 30, 2009, the Company achieved total revenue of $13,009,078, representing an increase of $1,295,377 or 11.06% when compared to $11,713,701 for the same period of 2008. The significant increase in revenue was mainly attributable to the expansion of our operation as reflected in the following:

(1) The number of Students at school in the first semester of 2009 which started from September 1, 2008 totaled 28,782 and the number increased to 32,238 in the first semester of 2010 which started from September 1, 2009, representing an increase of 12.01%.

(2) Cooperation agreements we entered into with maritime school in Shandong Province took effect from the semester started September 1, 2009. According to the agreements, we provide the service of enrollment of new students to the maritime school and the maritime school pays a fixed amount for each student we enrolled on behalf of them. We sent 105 students in total to the maritime school during the three months ended November 30, 2009 and this new business contributed RMB1.5 million (approximately $219,719) to the increase of total revenue as compared with the same period of prior year.

(3) As of April 30, 2009, our variable interest entities, Hunan Oya Education Technology Co., Ltd. entered into an exclusive business cooperation agreement with Shaoshan Vocational School, operated in Shaoshan, Hunan Province and from then on the operating results of Shaoshan Vocational School was consolidated into our financial statements. As of September 1, 2009, Shaoshan Vocational School commenced operation and contributed $0.85 million to the total revenue for the three months ended November 30, 2009.

The table below illustrates the revenue from different services for the three months ended November 30, 2009 and November 30, 2008:

                                                  For the three months
                                                    ended November 30,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Tuition revenue                              7,885,641          6,610,483       1,275,158          19.29
Revenue of off-campus internship
 arrangement                                   915,636            284,208         631,428         222.17
Revenue of other services                    4,207,801          4,819,010        (611,209)        (12.68)
                                            ----------         ----------      ----------        -------

Total revenue                               13,009,078         11,713,701       1,295,377          11.06

(1) Tuition revenue is collected from students after we file and update our fee schedules with each local authority. An increase in tuition revenue resulted from the increase in the students enrolled and the start of a new campus in Shaoshan, Hunan Province.

(2) Revenue from our off-campus internship arrangement service is collected at a fixed amount per student each time from recruiters, and a fixed amount from the student per month. We concluded this arrangement with more enterprises in 2009 as compared with 2008 and this has led to the revenue increase. During the three months ended November 30, 2009, our cooperative enterprises requested more students and this led to an increase of 5,595 in the total number of students under off-campus internship arrangement compared with the same period of prior year.

(3) Revenue of "other services" consists of revenue from campus logistics services and governmental subsidies for vocational education. The decrease in the amount was due to the government subsidies received in the three months ended November 30, 2008 were more than that received in the three months ended November 30, 2009 according to the local government policy.

SELLING EXPENSES

The table below set forth the selling expenses for the three months ended November 30, 2009 and November 30, 2008:

                                                  For the three months
                                                    ended November 30,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Salary and staff welfare                       51,926             43,585           8,341           19.14
Office expenses                                 2,614              1,942             672           34.64
Advertising                                     3,532             57,885         (54,353)         (93.90)
Travel expenses                                45,424             60,975         (15,551)         (25.50)
Others                                         32,598             32,712            (114)          (0.35)
                                              -------            -------         -------         -------
Total of selling expenses                     136,094            197,099         (61,005)         (30.95)

Our selling expenses decreased by 30.95% from $197,099 in the three months ended November 30, 2008 to $136,094 in the three months ended November 30, 2009, primarily due to the decrease of advertising and travel expenses. With the growth of our business and reputation, more enterprises sought our customized education programs in 2009, which ensured the reduced marketing effort on our part. More students also got to know our vocational education and training program and travel, advertising as well as other related expenses were reduced, and this led to the decrease in total selling expenses.

GENERAL AND ADMINISTRATIVE EXPENSES

The table below illustrates the details of General and administrative expenses for the three months ended November 30, 2009 and November 30, 2008:

                                                  For the three months
                                                    ended November 30,                Comparison
                                             -----------------------------     -------------------------
                                                2009              2008           Amount           Percent
                                                 US$               US$             US$               %
                                             -----------       -----------     -----------        -------
Salary and staff welfare                       193,147           165,582          27,565           16.65
Office expenses                                109,802           114,261          (4,459)          (3.90)
Maintenance                                        647             2,344          (1,697)         (72.40)
Rental                                          29,441            27,755           1,686            6.07
Depreciation                                    22,408             4,451          17,957          403.44
Others                                          96,119           112,404         (16,285)         (14.49)
                                               -------           -------         -------         -------
Total of G&A expenses                          451,564           426,797          24,767            5.80

Our general and administrative expenses increased by 5.80% from $426,797 for the three months ended November 30, 2008 to $451,564 for the three months ended November 30, 2009. This increase was primarily due to the increase in the total compensation and benefits paid to our administrative staff, including senior managers and other employees in finance and accounting, and general administration. These employees were hired to support our expanded operations in 2009 and the year after.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity have been cash generated from operating activities and financing activities.

As of November 30, 2009, our total assets were $38,297,634, representing an increase of $7,066,361 or 22.63% when compared with $31,231,273 on August 31, 2009. As of November 30, 2009, we had $19,160,234 in current assets, representing an increase of $3,268,890 or 20.57% when compared with $15,891,344 on August 31, 2009. As of November 30, 2009, non-current assets were
$19,137,400, representing an increase of $3,797,471or 24.76% as compared to $15,339,929 on August 31, 2009.

Current assets as of November 30, 2009 consist of cash and cash equivalents of $5,609,339, inventory of $53,218, accounts receivable of $8,219,776, other debtors of $1,625,365 and advances to vendors of $3,652,476.

Most of our transactions with customers are settled in cash. The balance of accounts receivable (net of allowance) increased $2,506,285, from $5,713,491 as of August 31, 2009 to $8,219,776 as of November 30, 2009. Such increase is attributable to the accounts receivable due from China Overseas Scholarship Development Foundation under the Rain-dew project that started from September 2008. As of November 30, 2009, $4,242,438 or approximately 51.26% of accounts receivable, aged less than three months; $520,073 or 6.28% of accounts receivable, aged from four months to six months; $3,050,771 or 36.86% of accounts receivable aged from six months to 12 months; and $462,330 or 5.60% only of accounts receivable aged for more than 12 months.

As of November 30, 2009, our total liabilities were $7,743,130, representing an increase of $3,478,326 or 81.56% as compared to $4,264,804 on August 31, 2009.
As of November 30, 2009, the balance of loan outstanding was $1,706,427, representing a decrease of $57,698 or 3.27% as compared to $1,764,125 on August 31, 2009. Accounts payable were $1,198,736 as of November 30, 2009, representing a decrease of $128,886 or 9.71% as compared with $1,327,622 on August 31, 2009. Accounts payable were primarily due to Changsha University of Science &

Technology for the cooperative education program and to maritime schools for the tuition we collected on behalf of them under the cooperation agreements, as of November 30, 2009.

As of November 30, 2009, stockholder's equity was $30,554,504, representing an increase of $3,588,035 or 13.31% as compared to $26,966,469 on August 31, 2009.
As of August 31, 2009, the gearing ratio is 20.22%.

CASH FLOWS

As of November 30, 2009, the Company's cash and cash equivalents were $5,609,399, representing an increase of $1,761,359 as compared with $3,848,040 on August 31, 2009.

For the three months ended November 30, 2009, net cash flows provided by operating activities were $7,364,886, representing an increase of $333,744 as compared with $7,031,142 for the same period in 2008. The increase was mainly due to tuitions receivable from China Overseas Scholarship Development Foundation in 2009.

For the three months ended November 30, 2009, net cash flows used in investing activities were $6,425,790, representing an increase of $6,168,153 as compared with $257,637 for the same period in 2008. The major investment in the three months ended November 30, 2009 refers to the construction of the buildings for practice training in Shaoyang campus, construction of dormitory buildings and teaching facilities in Shaoyang, Tianquan and Shaoshan campus. The financial resources were generated from operating activities and credit funds.

As of November 30, 2009, net cash flows provided by financing activities were $820,203, representing an increase of $1,313,171 as compared with net cash used in financing activities of $492,968 for the three months ended November 30, 2008. During the three months ended November 30, 2008, there was capital contribution of $877,963 and the cash inflow was offset by the repayment of loans we made to the related parties in the amount of $1.3 million approximately. During the three months ended November 30, 2009 whereas there was receipt of repayment of related party loan in the amount of $878,789. With the combined effect of above mentioned factors, the net cash flows provided by financing activities increased.

FUTURE INVESTMENT PLAN

Pursuant to the cooperation agreements with the schools, our total investment amount during the contract period is $17,977,976. Up to November 30, 2009, we have invested $4,306,705 in several schools and the amount of $13,671,271 will be paid within the cooperation period. The table below illustrates the details of the cooperation agreements with exact investment amount and implementation status of these agreements:

                                                     Total contract       Amount       Investment amount
                                                         amount          invested     committed in future
Location of School        Cooperation period               US$              US$              US$
------------------        ------------------           ----------       ---------         ----------
    Shaoshan          From Apr 2009 to Jun 2029         8,784,027       1,420,077          7,363,949
    Shaoyang          From Jan 2008 to Jan 2026         4,392,014         439,425          3,952,589
    Lushan            From May 2006 to Jul 2021         1,464,005         805,613            658,392
    Tianquan          From Feb 2006 to Jul 2021         1,873,926         931,186            942,740
    Shimian           From Jan 2006 to Jul 2021         1,464,004         710,404            753,601
                                                       ----------       ---------         ----------
       Total                                           17,977,976       4,306,705         13,671,271
                                                       ==========       =========         ==========

FOREIGN CURRENCY TRANSLATION

The Company's financial information is presented in US dollars. The functional currency of the Company is Renminbi ("RMB"), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People's Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in statements of operations as exchange gains. The period end exchange rate as of November 30, 2009 was 6.8271, fluctuated not much compared with the exchange rate 6.8254 as of November 30, 2008. The average exchange rate for the three months ended November 30, 2009 was 6.8276, slightly decreased compared with the exchange rate 6.8316 of the same period of prior year.

TAXATION

The PRC government also provides various incentives to companies that engage in the development of vocational education. Such incentives include reduced tax rates, tax exemptions and other measures. According to Law of the People's Republic of China on Promotion of Privately-run Schools, implemented from September 1, 2003, and the Notice of Tax Policy for Education Activities (Caishui [2004] No.39), issued and effective on February 5, 2004, some specific enterprises, organizations and schools enjoy the same tax incentives as the schools run by the government, and could be exempt from business tax and income tax accordingly. As the operation of the Company meets the requirements of the aforementioned regulations, the Company is exempt from business tax and income tax.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. The Company, in its normal course of business, is exposed to market risk through changes in interest rates with respect to bank loans. As of November 30, 2009, the Company bank loans were RMB 11,650,000 (approximately $1,708,200). The interest rate with respect to our bank loans for the three months ended November 30, 2009 was between 0% and 12.096% per annum.

CURRENCY RISK

The Company considers RMB its functional currency since a substantial portion of the Company's business activities are based in RMB. However, the Company has chosen the United States dollar as its reporting currency. Our sales and purchases are conducted within the PRC in RMB. Conversion of RMB into foreign currencies is regulated by the People's Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that its rate of exchange will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Transactions in currencies other than the functional currency during the period are translated into the functional currency at the applicable rates of exchange at the time of the transactions. Monetary assets and liabilities denominated in currencies other than functional currency are translated into functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the combined statements of operations.

For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. When there are material adjustments under this process, they are recorded in accumulated other comprehensive income under the stockholders' equity section of the balance sheet.

COUNTRY RISK

Our business, assets and operations are located and conducted in the PRC. While the PRC's economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the PRC government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting stock as of February 11, 2010 (i) by each person who is known by us to beneficially own more than 5% of any class of our voting stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise stated, the address of all persons in the table is No.27, Jinsha Road, Jinnan Village, Lijingpu Township, Shahe Section, Ningxiang County, Hunan Province.

                                         Shares beneficially owned (1)
Name and address of beneficial owner            common stock                   % of class owned (2)
------------------------------------            ------------                   --------------------
OWNER OF MORE THAN 5% OF CLASS

Nicestar International Limited (3)               20,500,000                           62.12%
2nd Floor, Abbott Building, Road
Town, Tortola, British Virgin
Islands

Siu Choi Fat (2)                                 20,500,000                           62.12%
Room 42, 4th Floor, New Henry
House, 10 Ice House Street,
Central, Hong Kong

DIRECTORS AND EXECUTIVE OFFICERS

Guangwen He (CEO)                                         0                               *

Yunjie Fang (CFO)                                         0                               *
Room 2005, Biaozhi Real Estate
Building, No.119, 1st Section of
Furong Central Road, Changsha
City, Hunan Province

Yabin Zhong                                               0                               *

Junming Peng                                              0                               *
No.14, Liren Alley, Furong
District, Changsha City,
Hunan Province

Shaozeng Wang                                             0                               *
Room 905, Building 4, Dormitory of
Department of Audit of Hunan, No. 6,
Jiayu Road, Furong District
Changsha City, Hunan Province

Erik Vonk                                                 0                               *
773 Hideaway Bay Drive, Longboat
Key, FL 34228

ALL DIRECTORS AND EXECUTIVE                               0                               *
 OFFICERS (SIX PERSONS)

----------
*    Less than 1% of the issued and outstanding shares as of February 11, 2010.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) A total of 33,000,000 shares of our Common Stock are considered to be outstanding as of February 11, 2010 pursuant to SEC Rule 13d-3(d)(1).

(3) On February 11, 2010, we acquired Risetime Group Limited in a reverse acquisition with Nicestar International Limited. As merger consideration for the Risetime shares we received from the former shareholder of Risetime, we issued and delivered 20,500,000 of our newly-issued shares of common stock to Nicestar International Limited.

(4) Mr. Siu Choi Fat owns 100% of Nicestar International Limited, which owns 20,500,000 shares of our Common Stock. Therefore, Mr. Siu Choi Fat may be considered to beneficially own 20,500,000 shares of our Common Stock.

         DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In connection with the change in control of the Company described in Item 5.01 of this report, effective on February 11, 2010, Mr. Yi Chen resigned as our chief executive officer and we appointed Mr. Guangwen He as our Chief Executive Officer and the Chairman of the Board upon the closing of the reverse acquisition.

The following sets forth the name and position of each of our current executive officers and directors.

Name                Age                        Position
----                ---                        --------

Guangwen He         41         Chairman of the Board,  Chief Executive  Officer,
                               President, and Secretary

Yunjie Fang         44         Chief Financial Officer and Treasurer

Yabin Zhong         43         Director

Junming Peng        61         Independent director

Shaozeng Wang       66         Independent director

Erik Vonk           57         Independent director

The following is a summary of the biographical information of our directors and officers:

GUANGWEN HE, Mr. He became a director and our Chief Executive Officer on February 11, 2010 when we completed our reverse acquisition of Risetime. Mr. He, doctor of education, is CEO of Hunan Oya Education Technology Co., Ltd and Global Education International Limited. He was born on July 8, 1968 in Ningxiang, Hunan. His other titles include the director of China Association of Private Education, the vice-president of Hunan Association of Private Education, the 9th and 10th Standing Committee member of the CPPCC of Changsha, the vice-director of the 10th Committee of Education Science Culture and Health of the CPPCC of Changsha, the vice-president of Changsha Association of Private Education and a pluralistic researcher of Hunan Education Science Research Institute, Private Education Research Office. Mr. He began to engage in vocational education and established Changsha Huanqiu Vocational Education Group in 1994. He was received by state leaders Jia Qinglin, Han Qide and so on due to his outstanding school's achievements. He was awarded the "Expert Enjoying Special Government Allowance", the "Advanced Individual of National Vocational Education", the "News Figure of National Private Education", the "National Excellent Migrant Workers in Cities", the "Candidate for Hunan New Century 121 Human Talents Engineering", one of the "Ten Outstanding Young Persons of Changsha City" by the government successively. He was invited to present the first Boao Forum for Asia in 2002 and was invited to participate in the first Forum for Chinese Education Innovation in 2003. He has written 20 papers about vocational education series, compiled 8 suits of school teaching materials and composited 6 works such as THE ORDER EDUCATION and VOCATIONAL EDUCATION SCHOOL THEORY EXPLORATION AND PRACTICE. More than 10 news media such as CCTV, People's Daily, Guangming Daily, China Education News, Hong Kong's Wen Wei Po and so on has reported his great deeds which have been incorporated into the "Who's Who in the World".

YUNJIE FANG, Mr. Fang became a director and our Chief Financial Officer on February 11, 2010. Fang Yunjie has worked as CFO at Hunan Oya Education Technology Co., Ltd and Global Education International Limited since September 2008. He was born on July 26, 1965 in Dianbai, Guangdong. He received his Bachelor degree of Accounting from Zhongnan University of Economics and Law in 1989. He has great experience in accounting and financial management, as well as strategic investment management of the public companies. He is Chinese Certified Tax Agent and Senior Accountant. During the past decade, he worked as Financial Manager in several large enterprises. From January 2001 to January 2002, he worked as CFO at Dongguan Yellow River Furniture Industry Corp., Ltd. From January 2002 to August 2002, he was transferred to Yitelu Fashion (Hong Kong) Corp., Ltd as CFO. He worked as CFO in Cosun Group from September 2002 to August 2008.

YABIN ZHONG, Ms. Zhong is the Spouse of Mr. Guangwen He. Ms. Zhong became a director of the Company on February 11, 2010. Ms. Zhong was born on August 28, 1966 in Ningxiang, Hunan. She graduated with Jinan University with Junior College degree in Accounting. She began to work in Changsha Huanqiu Vocational Secondary School after resigning the former work in 1994. She is the vice-principal of Changsha Huanqiu at present. During these years, she has made great contribution to the development of school education and teaching systems.

JUNMING PENG, Mr. Peng became an independent director of the Company on February 11, 2010. Mr. Peng,was born on Dec. 23, 1948 in Shaoyang, Hunan. He received his Associate degree of automobile from Changsha Communications College. From Dec. 1968 to 1978, he worked as a teacher at Changsha Traffic College. From 1979 to 1998, he was transferred to the United Front Work Department of Changsha Municipal Committee of CCP as the deputy chief and later as section chief. He was appointed vice-chairman and later chairman to Scientific Technology Committee of CPPCC of Changsha City from 1999 to February 2008 and retired in April 2008.

SHAOZENG WANG, Mr. Wang became an independent director of the Company on February 11, 2010. Mr. Wang was born in May 1943 in Changsha, Hunan. He graduated from Department of Physics of Hunan Normal University in 1965. He once successively served as high school teacher, dean of students and high school principal. Since 1987, he successively took the post as the section chief of Secondary Education Department of Changsha Education Bureau, the chairman of the Secondary School Admissions Office of Changsha Education Bureau and educational inspector of Education Inspection Office of Changsha Municipal Government. He was also appointed as the educational inspector of provincial government and commended and awarded by municipal recognition several times. He retired in 2003.

ERIK VONK, Mr. Vonk has acted as the independent director of the Company since February 11, 2010. From 2002 to 2007 he was Chairman and CEO of Gevity HR, a NASDAQ listed Company. Previously, he was President and CEO of Randstad North America and a Member of the Group Executive Board of Randstad NV, the world's third largest staffing company. This followed 14 years in international banking where he began his career. Mr. Vonk earned an undergraduate degree in Holland and holds an MBA from Golden Gate University, San Francisco (1984).

All of our directors hold their positions on the Board until our next annual meeting of the shareholders and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the Board.

BOARD COMPOSITION AND COMMITTEES

We believe that the members of the Board are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

A majority of our directors are independent directors. Our Board determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relation between us. Our board believes that our independent directors satisfy the criteria for independence.

We appointed Junming Peng, Shaozeng Wang and Erik Vonk as members of the Audit, Nominating, and Compensation Committees.

AUDIT COMMITTEE

Our audit committee initially consists of Erik Vonk and Shaozeng Wang. Erik Vonk is the chairman of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

COMPENSATION COMMITTEE

Our compensation committee initially consists of Junming Peng and Erik Vonk. Junming Peng is the chairman of our compensation committee initially. Members of the compensation committee will not be prohibited from direct involvement in determining their own compensation.

NOMINATING COMMITTEE

Our nominating committee initially consists of Junming Peng and Shaozeng Wang. Shaozeng Wang is the chairman of our corporate governance and nominating committee. The nominating committee will assist the Board in identifying individuals qualified to become our directors and in determining the composition of the board and its committees.

DIRECTOR COMPENSATION

As of the date of this report, our directors have received no compensation for their service on the board of directors. We do reimburse our directors for reasonable travel expenses related to attendance at board of director meetings.

FAMILY RELATIONSHIPS

Ms. Yabin Zhong is the spouse of Mr. Guangwen He. There are no other family relationships among our directors or officers.

                             EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of our program for compensating our named executive officers and director. Our compensation committee will be responsible for determining the compensation of our named executive officers.

Our Compensation Committee will consider a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our company through a period of rapid growth.

STOCK-BASED AWARDS UNDER THE EQUITY INCENTIVE PLAN.

Historically, we have not granted equity awards as a component of compensation, and we presently do not have an equity-based incentive program. In the future, we will likely adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees, including each of our named executive officers, if our compensation committee determines that it is in the best interest of the Company and our stockholders to do so.

RETIREMENT BENEFITS

Currently, we do not provide any company sponsored retirement benefits to any employee, including the named executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services performed for us and our subsidiaries during 2009 in all capacities. No executive officers received compensation of $100,000 or more in 2009.

                                   Annual Compensation                  Long Term Compensation
                         ---------------------------------------   --------------------------------------
                                                                             Awards              Payouts
                                                                   -------------------------    ----------
Name and                                              Other        Restricted     Securities
Principal                                            Annual          Stock        Underlying      LTIP         All Other
Position          Year   Salary($)    Bonus($)   Compensation($)   Award(s)($)   Options/SARs   Payouts($)   Compensation($)
--------          ----   ---------    --------   ---------------   -----------   ------------   ----------   ---------------
Nan E. Weaver     2009      0            0              0              0               0            0              0
former
Director, CEO,
CFO and
secretary (1)

Yi Chen           2009      0            0              0              0               0            0              0
Former Director,
CEO, CFO and
secretary (2)

Guangwen He (3)   2009      0            0              0              0               0            0              0
Chairman,
CEO,
President and
Secretary,

Yunjie Fang (4)   2009      0            0              0              0               0            0              0
CFO and
Treasurer

----------
(1) Ms. Nan E. Weaver served as our Director, CEO, CFO, president, treasurer and secretary from February 22, 2008 (inception) until her resignation on December 4, 2009.
(2) Mr. Yi Chen served as our Director, CEO, CFO and secretary from December 4, 2009 until his resignation on February 11, 2010.

(3) Mr. Guangwen He became our Chief Executive Officer and Chairman of the Board on February 11, 2010.
(4)  Mr. Yunjie Fang became our Chief Financial Officer on February 11, 2010.

The following is a summary of the compensation paid by Oya and/or Changsha Huanqiu to Guangwen He, Yabin Zhong and Yunjie Fang for the twelve months period ended August 31, 2009 and 2008, respectively. No executive officer of WFOE, Oya, Changsha Huanqiu or Shaoshan Huanqiu received compensation in excess of $100,000 for any of those years.

                                      Annual Compensation                  Long Term Compensation
                            ---------------------------------------   --------------------------------------
                                                                                Awards              Payouts
                                                                      -------------------------    ----------
Name and                                                 Other        Restricted     Securities
Principal                                               Annual          Stock        Underlying      LTIP         All Other
Position          Year      Salary($)    Bonus($)   Compensation($)   Award(s)($)   Options/SARs   Payouts($)   Compensation($)
--------          ----      ---------    --------   ---------------   -----------   ------------   ----------   ---------------

Guangwen He(1)   2007.9.1-     3,632        0             322              0             0             0             3,944
(Chief           2008.8.31
Executive        2008.9.1-    70,015        0             278              0             0             0            70,293
Officer)         2009.8.31

Yabin Zhong(2)   2007.9.1-     3,632        0             322              0             0             0             3,944
(Director)       2008.8.31
                 2008.9.1-    33,358        0             278              0             0             0            33,636
                 2009.8.31

Yunjie Fang(3)   2009.9.1-    55,456        0             279              0             0             0            55,735
(Chief           2009.8.31
Financial
Officer)

----------
(1)  Mr. Guangwen He served as the WFOE's CEO on October 1, 2009.
(2)  Ms. Yabin Zhong served as a director of WFOE on October 1, 2009.
(3)  Mr. Yunjie Fang served as the WFOE' CFO on October 1, 2009.

BONUSES AND DEFERRED COMPENSATION

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our compensation committee.

STOCK OPTION AND STOCK APPRECIATION RIGHTS

We do not currently have a stock option plan or stock appreciation rights plan. No stock options or stock appreciation rights were awarded during the period ended November 30, 2009 and for the fiscal year ended February 28, 2009.

EMPLOYMENT AGREEMENTS

Our Chinese subsidiary has employment agreements with the following executive officers and directors:

MR. GUANGWEN HE - Mr. He's employment agreement with WFOE became effective as of October 1, 2009. The employment agreement has a term of ten years.

MR. YUNJIE FANG - Mr. Fang's employment agreement with WFOE became effective as of October 1, 2009. The employment agreement has a term of five years.

MS. YABIN ZHONG - Ms. Zhong's employment agreement with WFOE became effective as of October 1, 2009. The employment agreement has a term of ten years.

Each of the employment agreements provide that the executives will be provided cash compensation. The employment agreements do not provide any change in control or severance benefits to the executives, and we do not have any separate change-in-control agreements with any of our executive officers.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other distributor of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification. Our Certificate of Incorporation, as amended, provides for the indemnification of any and all persons whom it shall have power to indemnify under the Delaware General Corporation Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such law.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the ownership of the Company's securities, and except as set forth below, none of the directors, executive officers, holders of more than five percent of the Company's outstanding common stock, or any member of the immediate family of any such person have, to the knowledge of the Company, had a material interest, direct or indirect, in any transaction or proposed transaction which may materially affect the Company.

On March 1, 2004, Changsha Huanqiu signed an Entrustment Agreement on Land and Real Properties with Guangwen He, Yabin Zhong and Binshan Company. The agreement stipulates that Changsha Huanqiu will from time to time authorize Guangwen He, Yabin Zhong and Binshan Company to invest in lands and properties in their names using funds from Changsha Huanqiu for the interest of Changsha Huanqiu, that Changsha Huanqiu holds all the rights to these properties, that upon Changsha Huanqiu's request, Guangwen He, Yabin Zhong and Binshan Company shall cause relevant authorities to register these properties in the name of Changsha Huanqiu, and that Guangwen He, Yabin Zhong and Binshan Company shall have no right to dispose or encumber these properties.

As of November 30, 2009, Changsha Huanqiu, Shaoshan Huanqiu, Shaoyang Vocational School and Oya had receivables from Shenzhen Linghai International Cargo Agent Co., Ltd. ("Shenzhen Linghai"). Shenzhen Linghai is owned by Ms. Juanjuan Zhong, sister of Yanbin Zhong. All the loans provided to Shenzhen Linghai are unsecured and bear no interest, and had no fixed payment date.

AGREEMENTS AMONG WFOE, OYA AND ITS SHAREHOLDERS

See "Contractual Arrangements between WFOE, Oya and Its Shareholders".

AGREEMENTS BETWEEN OYA AND CHANGSHA HUANQIU/SHAOSHAN HUANQIU

See  "Contractual  Arrangements  for the  Operation  of Two  Private  Vocational
Schools"

Our board of directors is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 140,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share ("Common Stock") and 40,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock").

Each share of common stock entitles the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

PREFERRED STOCK

We are authorized to issue 40,000,000 shares of preferred stock, par value $0.001 per share. We may issue shares of preferred stock in one or more classes or series within a class as may be designated by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designations, rights, preferences or other variations of each class or series within each class of the shares of preferred stock. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

WARRANTS

We have not issued any warrants.

TRANSFER AGENT AND REGISTRAR

Our independent stock transfer agent is Signature Stock Transfer, Inc. Their mailing address is 2632 Coachlight Court, Plano, TX 75093. Their phone number is
(972) 612-4120.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On September 11, 2008, our common stock was listing for trading on the Over the Counter Bulletin Board under the symbol "GSTR.OB". There has been no trading of our securities, and, therefore, no high and low bid pricing.

REPORTS TO STOCKHOLDERS

We plan to furnish our stockholders with an annual report for each fiscal year ending February 28 or February 29 containing financial statements audited by our independent certified public accountants. We intend to comply with the periodic reporting requirements of the Exchange Act.

APPROXIMATE NUMBER OF HOLDERS OF OUR COMMON STOCK

On February 11, 2010, there are 33 stockholders of record of our common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

DIVIDENDS

We have not paid dividends on our common stock. Any future decisions regarding dividends will be made by our board of directors. We will rely on dividends from our Chinese Subsidiaries for our funds and PRC regulations may limit the amount of funds distributed to us from Chinese Subsidiaries, which will affect our ability to declare any dividends.

We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

PENNY STOCK REGULATIONS

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

RESENT SALE OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On February 11, 2010, we consummated the transactions contemplated under the Share Exchange Agreement with the stockholder of the issued and outstanding capital stock of Risetime. Pursuant to the Share Exchange Agreement, we acquired 100% of the outstanding capital stock of Risetime in exchange for 20,500,000 shares of our newly issued common stock, par value $.0001 per share, constituting approximately 62.12% of the issued and outstanding capital stock of the Company. As a result of this transaction, Nicestar International Limited, a British Virgin Islands company, became the beneficial owner of approximately 62.12% of our outstanding capital stock.

On November 28, 2009, one former shareholder entered into three Stock Purchase Agreements with certain purchasers, pursuant to which, such shareholder agreed to sell 7,500,000 restricted shares of common stock of the Company. We reported the consummation of the stock purchase in the Form 8-K filed with the Securities and Exchange Commission on December 8, 2009 and the Stock Purchase Agreements were included as an exhibit to such report.

On July 22, 2008, we sold 1,000,000 shares of common stock to 30 investors for $.025 per share pursuant to our S-1 registration statement for $25,000.

ITEM 4.01 CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

(a) Dismissal of Previous Independent Registered Public Accounting Firm

On February 8, 2010, we dismissed George Stewart, CPA as our independent auditor, effective on February 8, 2010. A copy of the letter from George Stewart, CPA addressed to the SEC will be also filed as Exhibit 16.2.

George Stewart, CPA's reports on the Company's financial statements as of and for the fiscal year ended February 28, 2009, and for the periods ended May 30, 2009, August 31, 2009 and Novmeber 30, 2009 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our recent fiscal year and from March 1, 2009 to the date of this report, there were no disagreements with George Stewart, CPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our recent fiscal year and from March 1, 2009 to the date of this report.

(b) Engagement of New Independent Registered Public Accounting Firm

On February 8, 2010, concurrent with the decision to dismiss George Stewart, CPA as our independent auditor, our board elected to appoint Friedman LLP as our independent auditor.

During the fiscal year ended February 28, 2009 and from March 1, 2009 to the date of this report, neither the Company nor anyone acting on its behalf consulted Friedman LLP.with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company or oral advice was provided that Friedman LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Prior to engaging Friedman LLP, they did not provide our company with either written or oral advice that was an important factor considered by our company in reaching a decision to change our independent registered public accounting firm from George Stewart, CPA to Friedman LLP.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference. On February 11, 2010, we consummated the reverse acquisition with Risetime Group Limited and the former shareholder of Risetime, through which the shareholder of Risetime delivered to us all the issued and outstanding shares of stock of Risetime. As merger consideration for the Risetime shares, we issued and delivered 20,500,000 shares of Common Stock to Nicestar International Limited.

Prior to the closing of the reverse acquisition, we were authorized to issue 100,000,000 shares of Common Stock, of which 12,500,000 shares of Common Stock were issued and outstanding, and 40,000,000 shares of preferred stock, of which none was issued and outstanding. As a result of the reverse acquisition, Nicestar became our majority shareholder. Mr. Siu Choi Fat, is the controlling stockholder of Nicestar.

In connection  with this change in control,  and as explained more fully in Item
2.01 above and in Item 5.02 below, effective on February 11, 2010, Yi Chen resigned as our Chief Executive Officer. Concurrently, Guangwen He was appointed as our Chief Executive Officer.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF
          CERTAIN OFFICERS

Upon the closing of the reverse acquisition, as of February 11, 2010, Mr. Yi Chen, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he holds and from his position as our director effective immediately. The resignation of Mr. Chen is not in connection with any known disagreement with us on any matter. Mr. Guangwen He was appointed to the Board at the closing time of the reverse acquisition.

A copy of this report has been provided to Mr. Yi Chen. Mr. Chen has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

On February 11, 2010, in connection with the closing of the reverse acquisition, Mr. Guangwen He was appointed as our Chief Executive Officer, President and
Secretary.  Mr.  Yunjie  Fang was  appointed  as  Chief  Financial  Officer  and
Treasurer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03 AMENDMENT TO ARTICLES OF  INCORPORATION  OR BYLAWS;  CHANGE IN FISCAL
          YEAR

On February 8, 2010, our board approved to adopt the Amended and Restated Certificate of Incorporation to change our name to "HQ Global Education Inc.".

We will file the Amended and Restated Certificate of Incorporation to the Secretary of State of Delaware and will notify the Financial Industry Regulatory Authority ("FINRA") of the reverse acquisition and the name change. The name change will take effect in the market upon its approval by FINRA. Once FINRA processes the name change, we will be issued a new symbol and will disclose the change on a Current Report on Form 8-K.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

As explained more fully in Item 2.01 above, we were a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the closing of the reverse acquisition. As a result of the reverse acquisition, Risetime became our wholly owned subsidiary and main operating business.

ITEM 8.01 OTHER EVENTS

On February  12, 2010,  we issued the press  release  annexed  hereto as Exhibit
99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are consolidated financial statements of Hunan Oya Education Technology Co., Ltd. for the fiscal years ended August 31, 2009, and 2008 and unaudited consolidated financial statements of Risetime Group Limited as for the three months ended November 30, 2009 and 2008.

(b) Pro forma financial information

Filed herewith is the unaudited pro forma condensed consolidated financial information concerning the acquisition of the business operations of Risetime Group Limited.

(c) Exhibits

2.1 Share Exchange Agreement, dated as of February 8, 2010 among the Company, Nicestar International Limited and Risetime Group Limited

3.1      Certificate of Incorporation*

3.2      Certificate of Amendment of Certificate of Incorporation**

3.3      Amended and Restated Certificate of Incorporation

3.4      Bylaws*

10.1     Exclusive Business Cooperation Agreement dated November 28, 2009

10.2     Loan Agreements dated November 28, 2009

10.3     Proxy Letters dated November 28, 2009

10.4     Exclusive Purchase Option Agreements dated November 28, 2009

10.5     Equity Pledge Agreements dated November 28, 2009

10.6     Business  Cooperation   Agreement  between  Oya  and  Shaoshan  Huanqiu
         Vocational Secondary School dated July 28, 2009

10.7 Joint School-Running Agreement with respect to Shimian Vocational School dated January 23, 2006

10.8 Loan Agreement, dated March 20, 2009, by and between Oya and Changsha Education Foundation

10.9 Employment Agreement, dated October 1, 2009, by and between Xiangtan Nicestar Business Administration Co., Ltd. and Guangwen He

10.10 Employment Agreement, dated October 1, 2009, by and between Xiangtan Nicestar Business Administration Co., Ltd. and Yunjie Fang

10.11 Employment Agreement, dated October 1, 2009, by and between Xiangtan Nicestar Business Administration Co., Ltd. and Yabin Zhong

10.12 Cooperation Agreement, dated September 5, 2007, by and between Fujinon (Shenzhen) Technologies Co., Ltd. and Changsha Huanqiu Vocational Secondary School

10.13 Business-Living Building Lease Contract, dated May 19th, 2009 by and between Oya and Biaozhi Estates Management Co., Ltd.

16.1     Letter from the Company to George Stewart, CPA, dated as of February 8,
         2010

16.2     Letter from George Stewart, CPA to the SEC

21.1     List of Subsidiaries

99.1     Press Release of the Company issued on February 12, 2010

----------
* Incorporated by reference to the exhibit of the same number to our registration statement on Form S-1 filed with the SEC on April 23, 2008.

** Incorporated by reference to our Form 8-K filed with the SEC on January 14, 2010.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Date: February 12, 2010

                                     Green Star Mining Corp.


                                     By: /s/ Guangwen He
                                        ---------------------------------------
                                        Guangwen He
                                        Chief Executive Officer

                             Green Star Mining Corp.

              Pro Forma Condensed Consolidated Financial Statements


Index to Pro Forma Condensed Consolidated Financial Statements              Page
                                                                            ----

Introduction to Unaudited Pro Forma Condensed Consolidated
Financial Statements                                                         F-2

Pro Forma Condensed Consolidated Balance Sheet as at
November 30, 2009 (Unaudited)                                                F-4

Pro Forma Condensed Consolidated Statements of Operations for
the Year Ended February 28, 2009 (Unaudited)                                 F-5

Pro Forma Condensed Consolidated Statements of Operations for
the Nine Month Ended November 30, 2009 (Unaudited)                           F-6

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)   F-7

Green Star Mining Corp.
Introduction to Pro Forma Condensed Consolidated Financial Statements (stated in US Dollars)

On February 8, 2010, Green Star Mining Corp., a corporation formed under the laws of the State of Delaware ("GSTR" or the "Company") entered into a Share Exchange Agreement with Risetime Group Limited ("Risetime"), a British Virgin Islands business company, and its sole shareholder, Nicestar International Limited ("Nicestar"), a British Virgin Islands company.

Pursuant to the Share Exchange Agreement, Nicestar shall transfer and assign to GSTR all of its issued and outstanding shares of the capital stock of Risetime, in exchange for 20,500,000 newly issued shares of GSTR's common stock, $0.0001 par value, (the "Share Exchange"), representing, in the aggregate, 62.12% of our issued and outstanding capital stock as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. As a result of this Share Exchange, Risetime will become a wholly-owned subsidiary of GSTR.

In connection with the change of control contemplated by the Share Exchange, Mr. Yi Chen, the sole director and officer of GSTR, will be resigning from his positions at the closing of the reverse acquisition of Risetime. Simultaneously, five new directors will be appointed, including three independent directors. Mr. Guangwen He will be appointed as GSTR's Chief Executive Officer and Chairman of the Board.

The transaction will be accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Risetime will be treated as the continuing entity for accounting purposes.

The accompanying unaudited pro forma condensed consolidated balance sheet has been presented with consolidated subsidiaries at November 30, 2009. The unaudited pro forma condensed consolidated statement of operations for the nine months ended November 30, 2009 and for the year ended February 28, 2009 has been presented as if the share exchange had occurred on March 1, 2008. The unaudited pro forma condensed consolidated financial statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the companies' respective historical financial statements and notes included thereto.

Green Star Mining Corp.
Pro Forma Condensed Consolidated Balance Sheets
As of November 30, 2009

                                                                      As of November 30, 2009
                                                                   ----------------------------
                                                                       The                           Pro Forma         Pro Forma
                                                                     Company         Risetime       Adjustments      Combined Total
                                                                   -----------      -----------     -----------      --------------
                                                                   (Unaudited)      (Unaudited)     (Unaudited)       (Unaudited)
                                     ASSETS

CURRENT ASSETS
  Cash & cash equivalents                                           $   1,913       $ 5,609,399       (1,913)         $ 5,609,399
  Accounts receivable                                                      --         8,219,776                         8,219,776
  Other receivables                                                        --            55,493                            55,493
  Due from related party                                                   --         1,569,872                         1,569,872
  Inventories                                                              --            53,218                            53,218
  Advances for construction                                                --         3,652,476                         3,652,476
                                                                    ---------       -----------                       -----------
      Total current assets                                              1,913        19,160,234                        19,160,234

PROPERTY AND EQUIPMENT, NET                                                --        18,105,156                        18,105,156
INTANGIBLE ASSETS, NET                                                     --         1,032,244                         1,032,244
                                                                    ---------       -----------                       -----------

TOTAL ASSETS                                                        $   1,913       $38,297,634                       $38,297,634
                                                                    =========       ===========                       ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term Loans                                                  $      --       $   732,372                       $   732,372
  Long term loans- current portion                                         --           336,891                           336,891
  Accounts payable                                                         --         1,198,736                         1,198,736
  Due to shareholder                                                       --                --                                --
  Taxes payable                                                            --            29,368                            29,368
  Payroll Payable                                                          --           434,109                           434,109
  Advances from customers                                                  --         3,357,521                         3,357,521
  Other payables and accrued liabilities                                   --         1,016,969                         1,016,969
                                                                    ---------       -----------                       -----------
      Total current liabilities                                            --         7,105,966                         7,105,966

LONG TERM LOANS                                                            --           637,164                           637,164
                                                                    ---------       -----------                       -----------

TOTAL LIABILITIES                                                          --         7,743,130                         7,743,130
                                                                    ---------       -----------                       -----------

COMMITMENT AND  CONTINGENCIES

SHAREHOLDERS' EQUITY
  Common Stock, $0.0001 par value 100,000,000 shares authorized,        1,250                 1        2,049  b             3,300
   33,000,000 shares issued and outstanding at November 30, 2009
  Additional paid-in capital                                           38,750         1,229,973      (42,049) a,b       1,226,674
  Accumulated other comprehensive income                                   --         1,686,389                         1,686,389
  Statutory reserve                                                        --         7,840,314                         7,840,314
  Retained earnings                                                   (38,087)       19,797,827       38,087  a,b      19,797,827
                                                                    ---------       -----------                       -----------
      Total shareholders' equity                                        1,913        30,554,504                        30,554,504
                                                                    ---------       -----------                       -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $   1,913       $38,297,634                       $38,297,634
                                                                    =========       ===========                       ===========

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

Green Star Mining Corp.
Pro Forma Condensed Consolidated Statements of Operations
For the Year Ended February 28, 2009

                                                         For the year ended
                                                          February 28, 2009
                                                    ------------------------------          Pro Forma          Pro Forma
                                                    The Company         Risetime           Adjustments       Combined Total
                                                    -----------        -----------         -----------       --------------
                                                    (Unaudited)        (Unaudited)         (Unaudited)        (Unaudited)
Revenues                                           $         --       $ 34,936,967                           $ 34,936,967
Cost of revenue                                              --        (22,456,307)                           (22,456,307)
                                                   ------------       ------------                           ------------
Gross profit                                                 --         12,480,660                             12,480,660

Selling expenses                                       (737,306)          (737,306)
General and administrative expenses                      12,687         (1,433,913)         (12,687) a         (1,433,913)
                                                   ------------       ------------                           ------------

Income from operations                                   12,687         10,309,441                             10,309,441

Other expenses
  Interest income (expenses)                                 --            (68,581)                               (68,581)
  Other expenses                                             --            (50,938)                               (50,938)
                                                   ------------       ------------                           ------------
Total other expenses                                         --           (119,519)                              (119,519)
                                                   ------------       ------------                           ------------

Income before income taxes                               12,687         10,189,922                             10,189,922

Provision for income taxes                                   --                 --
                                                   ------------       ------------                           ------------

Net income                                               12,687         10,189,922                             10,189,922
                                                   ------------       ------------                           ------------
Other comprehensive item
  Foreign currency translation gain                          --            724,106                                724,106
                                                   ------------       ------------                           ------------

Comprehensive Income                               $     12,687       $ 10,914,028                           $ 10,914,028
                                                   ============       ============                           ============

Basic and diluted income per common share          $       0.00       $10,189,922.00    (10,189,922) b       $       0.33
                                                   ============       ============                           ============
Basic and diluted weighted average common
 shares outstanding                                  31,041,096                  1                             31,041,096
                                                   ============       ============                           ============

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

Green Star Mining Corp.
Pro Forma Condensed Consolidated Statements of Operations
For the Nine Months Ended November 30, 2009

                                                          Nine months ended
                                                          November 30, 2009
                                                    ------------------------------          Pro Forma          Pro Forma
                                                    The Company         Risetime           Adjustments       Combined Total
                                                    -----------        -----------         -----------        -----------
                                                    (Unaudited)        (Unaudited)         (Unaudited)        (Unaudited)
Revenues                                            $         --      $ 27,472,271                            $ 27,472,271
Cost of revenue                                               --       (17,624,670)                            (17,624,670)
                                                    ------------      ------------                            ------------
Gross profit                                                  --         9,847,601                               9,847,601

Selling expenses                                        (430,421)         (430,421)
General and administrative expenses                       16,400        (1,380,221)          (16,400) a         (1,380,221)
                                                    ------------      ------------                            ------------

Income from operations                                    16,400         8,036,959                               8,036,959

Other expenses
  Interest income (expenses)                                  --           (75,701)                                (75,701)
  Other expenses                                              --        (1,007,490)                             (1,007,490)
                                                    ------------      ------------                            ------------
Total other expenses                                          --        (1,083,191)
                                                    ------------      ------------                            ------------

Income before income taxes                                16,400         6,953,768                               8,036,959

Provision for income taxes                                    --                --
                                                    ------------      ------------                            ------------

Net income                                                16,400         6,953,768                               8,036,959
                                                    ------------      ------------                            ------------
Other comprehensive item
  Foreign currency translation gain                           --            49,366                                  49,366
                                                    ------------      ------------                            ------------

Comprehensive Income                                $     16,400      $  7,003,134                            $  8,086,325
                                                    ============      ============                            ============

Basic and diluted income per common share           $       0.00      $6,953,768.00    (6,953,767.76) b       $       0.24
                                                    ============      ============                            ============
Basic and diluted weighted average common
 shares outstanding                                   33,000,000                 1                              33,000,000
                                                    ============      ============                            ============


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

Green Star Mining Corp.
Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of November 30, 2009 and the unaudited pro forma condensed consolidated statement of operations for the nine months ended November 30, 2009 and for the year ended February 28, 2009 to reflect the Share Exchange between GSTR and Risetime:

a. To record the spin-off of the Shell Company's (GSTR) assets and liabilities prior to the Share Exchange;

b.   These  adjustments  reflect  the   recapitalization  as  a  result  of  the
     transactions related to the Share Exchange.

                             Risetime Group Limited
                        Consolidated Financial Statements
                             (Stated in US dollars)

Contents                                                                  Page
--------                                                                  ----

November  30, 2009 And 2008 (Unaudited)
Consolidated Balance Sheets                                                F-8
Consolidated Statements of Income                                          F-9
Consolidated Statement of Stockholders' Equity                             F-10
Consolidated Statement of Cash Flows                                       F-11
Notes to Consolidated Financial Statements                                 F-12

Risetime Group Limited
Consolidated Balance Sheet
As of November 30, 2009 and 2008

                                                                                November 30,          August 31,
                                                                                   2009                 2009
                                                                                -----------          -----------
                                                                                (Unaudited)           (Audited)
                                ASSETS

CURRENT ASSETS
  Cash & cash equivalents                                                       $ 5,609,399          $ 3,848,040
  Accounts receivable, net of allowance of $55,836 as of
   November 30, 2009 and August 31, 2009, respectively                            8,219,776            5,713,491
  Other receivables                                                                  55,493                2,203
  Due from related party                                                          1,569,872            2,447,482
  Inventory                                                                          53,218            1,504,764
  Advances to vendors                                                             3,652,476            2,375,364
                                                                                -----------          -----------
      Total current assets                                                       19,160,234           15,891,344

PROPERTY AND EQUIPMENT, NET                                                      18,105,156           14,862,590

INTANGIBLE ASSETS, NET                                                            1,032,244              477,339
                                                                                -----------          -----------

                  TOTAL ASSETS                                                  $38,297,634          $31,231,273
                                                                                ===========          ===========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term loans                                                              $   732,372          $   732,002
  Long term loans - current portion                                                 336,891              629,522
  Accounts payable                                                                1,198,736            1,327,622
  Taxes payable                                                                      29,368               20,580
  Payroll payable                                                                   434,109              241,477
  Unearned revenues                                                               3,357,521                8,275
  Other payables and accrued liabilities                                          1,016,969              902,725
                                                                                -----------          -----------
      Total current liabilities                                                   7,105,966            3,862,203

LONG TERM LOANS                                                                     637,164              402,601
                                                                                -----------          -----------

TOTAL LIABILITIES                                                                 7,743,130            4,264,804
                                                                                -----------          -----------
COMMITMENT AND  CONTINGENCIES

SHAREHOLDERS' EQUITY
  Common stock, $1 par value, 50,000 shares authorized, 1 share issued                    1                    1
   and outstanding as of November 30, 2009 and August 31, 2009
  Additional paid-in capital                                                      1,229,973            1,229,973
  Accumulated other comprehensive income                                          1,686,389            1,672,524
  Statutory reserve                                                               7,840,314            6,946,771
  Retained earnings                                                              19,797,827           17,117,200
                                                                                -----------          -----------
      Total shareholders' equity                                                 30,554,504           26,966,469
                                                                                -----------          -----------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $38,297,634          $31,231,273
                                                                                ===========          ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements

Risetime Group Limited
Consolidated Statement of Income
For The Three Months Ended November 30, 2009 and 2008

                                                        For the three months ended
                                                               November 30,
                                                       2009                   2008
                                                   ------------           ------------
                                                    (Unaudited)            (Unaudited)
Revenues                                           $ 13,009,078           $ 11,713,701
Cost of revenue                                      (7,858,492)            (7,425,138)
                                                   ------------           ------------
Gross profit                                          5,150,586              4,288,563

Selling expenses                                       (136,094)              (197,099)
General and administrative expenses                    (451,564)              (426,797)
                                                   ------------           ------------

Income from operations                                4,562,928              3,664,667

Other expenses
  Interest expense                                      (19,361)               (18,868)
  Other expenses                                       (969,397)                (7,451)
                                                   ------------           ------------
Total other expenses                                   (988,758)               (26,319)
                                                   ------------           ------------

Income before income taxes                            3,574,170              3,638,348

Provision for income taxes                                   --                     --
                                                   ------------           ------------

Net income                                            3,574,170              3,638,348
                                                   ------------           ------------

Other comprehensive item
  Foreign currency translation gain                      13,865                 42,466
                                                   ------------           ------------

Comprehensive Income                               $  3,588,035           $  3,680,814
                                                   ============           ============

Basic and diluted income per common share          $  3,588,035           $  3,638,348
                                                   ============           ============

Basic and diluted weighted average common
 shares outstanding                                           1                      1
                                                   ============           ============

              The accompanying notes are an integral part of these
                       consolidated financial statements

Risetime Group Limited
Consolidated Statements of Shareholders' Equity (Unaudited)
For The Three Months Ended November 30, 2009 and 2008

                                                   Additional          Other
                                         Common     paid-in        comprehensive      Statutory       Retained
                                         stock      capital           income           reserve        earnings          Total
                                         -----      -------           ------           -------        --------          -----
BALANCE AT AUGUST 31, 2008            $     1     $   352,010       $ 1,641,236      $ 4,279,977     $10,924,865     $17,198,089
  Capital contribution                                877,963                                                            877,963
  Net income for the period                                                                            3,638,348       3,638,348
  Transfer to statutory  reserves                                                        909,587        (909,587)             --
  Foreign currency translation gain                                      42,466                                           42,466
                                      -------     -----------       -----------      -----------     -----------     -----------
BALANCE AT NOVEMBER 30, 2008                1       1,229,973         1,683,702        5,189,564      13,653,626      21,756,866

BALANCE AT AUGUST 31, 2009                  1       1,229,973         1,672,524        6,946,771      17,117,200      26,966,469
  Net income for the period                                                                            3,574,170       3,574,170
  Transfer to statutory  reserves                                                        893,543        (893,543)             --
  Foreign currency translation gain                                      13,865                                           13,865
                                      -------     -----------       -----------      -----------     -----------     -----------

BALANCE AT NOVEMBER 30, 2009          $     1     $ 1,229,973       $ 1,686,389      $ 7,840,314     $19,797,827     $30,554,504
                                      =======     ===========       ===========      ===========     ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements

Risetime Group Limited
Consolidated Statements of Cash Flow
For The Three Months Ended November 30, 2009 and 2008

                                                                    Three months ended November 30,
                                                                      2009                  2008
                                                                   -----------           -----------
                                                                   (Unaudited)           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                       $ 3,574,170           $ 3,638,348
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                                     391,099               392,018
     Loss on disposal of property & equipment                          969,397                    --

  Changes in assets and liabilities
  (Increase) decrease in -
    Accounts receivable                                             (2,503,233)           (1,262,559)
    Other receivables                                                  (53,285)             (116,079)
    Inventories                                                      1,452,210               981,739
  Increase (decrease) in -
    Accounts payables                                                 (129,549)             (197,027)
    Payroll payable                                                    192,497               323,913
    Taxes payable                                                        8,777                 2,186
    Unearned revenues                                                3,349,022             3,329,708
    Other payables and accrued liabilities                             113,781               (61,105)
                                                                   -----------           -----------
      Net cash provided by operating activities                      7,364,886             7,031,142
                                                                   -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of intangible assets                                     (30,758)                   --
  Acquisition of property & equipment                               (6,395,032)             (257,637)
                                                                   -----------           -----------
      Net cash used in investing activities                         (6,425,790)             (257,637)
                                                                   -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions                                                     --               877,963
  Repayment of long term loan                                          (58,586)                   --
  Proceeds from shareholder loans                                           --                   634
  Collection/repayments of related party loans                         878,789            (1,371,565)
                                                                   -----------           -----------
      Net cash provided by (used in) financing activities              820,203              (492,968)
                                                                   -----------           -----------

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS                2,060                13,385

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                   1,761,359             6,293,922

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD                         3,848,040             3,328,231
                                                                   -----------           -----------

CASH & CASH EQUIVALENTS, END OF PERIOD                             $ 5,609,399           $ 9,622,153
                                                                   ===========           ===========
Supplemental disclosures of cash flow information:
  Income tax paid                                                  $        --           $        --
                                                                   ===========           ===========
  Interest paid                                                    $    27,155           $    34,192
                                                                   ===========           ===========

              The accompanying notes are an integral part of these
                        consolidated financial statements

Risetime Group Limited
Notes to Consolidated Financial Statements (Unaudited)
For The Three Months Ended November 30, 2009 and 2008

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Risetime Group Limited ("Risetime" or "the Company") was incorporated in British Virgin Islands as a BVI Business Company on December 17, 2007. On July 30, 2009, the Company purchased 100% of the equity of Global Education International Ltd. ("GEI"), an investment holding company incorporated in Hong Kong on November 15, 2007. GEI owns 100% of the equity of Xiangtan Nicestar Business Administration Co., Ltd. ("Xiangtan Nicestar"), a wholly foreign-owned entity incorporated in Xiangtan City, Hunan Province, People's Republic of China on September 30, 2009 and is primarily engaged in providing business administration, planning and consulting services.

Risetime and GEI have not carried on any substantive operations of their own. Instead, Risetime and GEI, through their subsidiary, Xiangtan Nicestar, had entered certain exclusive contractual agreements with Hunan Oya Education Technology Co., Ltd. ("Oya"), a company incorporated in Changsha City, Hunan Province, People's Republic of China in November 20, 2008. Oya is primarily engaged in providing vocational education service and vocational skills training service.

PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on November 28, 2009, Xiangtan Nicestar entered into certain exclusive agreements with Oya and its shareholders. Pursuant to these agreements, Xiangtan Nicestar provides exclusive consulting and other general business operation services to Oya in exchange for substantially all net income of Oya. All voting rights of Oya are assigned to Xiangtan Nicestar and Xiangtan Nicestar has the right to appoint all directors and senior management personnel of Oya. In addition, Oya's shareholders have pledged their equity interest in Oya to Xiangtan Nicestar as collateral for the fees for consulting and other services due to Xiangtan Nicestar.

As a result of these contractual arrangements, which obligates Xiangtan Nicestar to absorb a majority of the risk of loss from Oya's activities and enables Xiangtan Nicestar to receive a majority of its expected residual returns, Xiangtan Nicestar accounts for Oya as variable interest entities ("VIE") under FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". Accordingly, Xiangtan Nicestar consolidates Oya's results, assets and liabilities.

On July 28, 2009, Oya entered into certain exclusive agreements with Changsha Huanqiu Vocational Secondary School ("Changsha Huanqiu") and Shaoshan Huanqiu Vocational Technical Secondary School ("Shaoshan Huanqiu") and their shareholders. Pursuant to these agreements, Oya provides exclusive consulting and other general business operation services to Changsha Huanqiu and Shaoshan Huanqiu in exchange for substantially all net income of Changsha Huanqiu and Shaoshan Huanqiu. Oya has the right to appoint all senior management personnel of Changsha Huanqiu and Shaoshan Huanqiu.

As a result of these contractual arrangements, which obligates Oya to absorb a majority of the risk of loss from Changsha Huanqiu and Shaoshan Huanqiu's activities and enable Oya to receive a majority of its expected residual returns, Oya accounts for Changsha Huanqiu and Shaoshan Huanqiu as variable interest entities under FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". Accordingly, Oya consolidates Changsha Huanqiu and Shaoshan Huanqiu's results, assets and liabilities.

The detailed information about the establishment of Changsha Huanqiu and Shaoshan Huanqiu are as follows:

(a) Changsha Huanqiu Vocational Secondary School was established in Changsha, Hunan Province as a privately-run school on August 8, 1994, by Mr. He Guangwen with the registered capital of RMB 1,000,000, and was engaged in provision of vocational education and vocational skill training services.

(b) Shaoshan Huanqiu Vocational Technical Secondary School was established in Shaoshan, Hunan Province as a privately-run school on May 15, 2006, by Mr. He Guangwen with the registered capital of RMB 500,000, and was also engaged in provision of vocational education and vocational skill training services.

As of November 30, 2009, Oya and its VIEs have been providing such services to six public schools other than Changsha and Shaoshan campus, including Shaoyang Industrial Vocational Technical School and Shaoshan Vocational Secondary School in Hunan Province, Yingjing Vocational Secondary School, Tianquan Vocational Secondary School, Lushan Vocational Secondary School and Shimian Vocational Secondary School in Sichuan Province.

Since Oya, Changsha Huanqiu and Shaoshan Huanqiu are all under the control of GEI and Xiangtan Nicestar, the consolidation of the Company has been accounted for at historical cost and prepared on the basis as if the aforementioned two-level exclusive contractual arrangements, first level between Xiangtan Nicestar and Oya and the second level is between Oya and Changsha Huanqiu and Shaoshan Huanqiu, had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the financial statements. Estimates are used for, but not limited to, the selection of the useful lives and residual values of property and equipment and intangible assets, provision necessary for contingent liabilities, fair values, revenue recognition, budgeted costs and other similar charges. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC. Total cash at November 30, 2009 and August 31, 2009 amounted to $5,609,399 and $3,848,040, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

ACCOUNTS RECEIVABLE

Accounts receivable consists of balances due from the enterprises for the education services provided and due from China Overseas-Educated Scholars Development Foundation for tuition revenues. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts.

The Company does periodical reviews as to whether the carrying values of accounts have become impaired. The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. The Company determines that no allowance is necessary for the three months ended November 30, 2009 and 2008. As of November 30, 2009 and August 31, 2009, the allowance for doubtful debts was $55,836.

ADVANCES TO VENDORS

Advances to vendors consist of balances paid for materials for construction of classrooms and related teaching facilities that have not been provided to or received by the Company. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the services and materials become doubtful. The Company determines that no reserve is necessary for the three months ended November 30, 2009 and 2008.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation and any impairment losses. The cost of an asset comprises of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after the fixed assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the profit and loss account in the year in which it is incurred.

In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset beyond its originally assessed standard of performances, the expenditure is capitalized as an additional cost of the asset.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, less any estimated residual value. Estimated useful lives of the assets are as follows:

Teaching and dormitory facilities                              10-30 years
Educational equipments and books                               5 years
Office equipments and other equipments                         5 years
Automobiles                                                    5 years

Any gain or loss on disposal or retirement of a fixed asset is recognized in the profit and loss account and is the difference between the net sales proceeds and the carrying amount of the relevant asset. When property and equipment are retired or otherwise disposed of, the assets and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

CONSTRUCTION-IN-PROGRESS

The Company constructs certain of its property, plant and equipment. In addition to cost under the construction contracts, external costs directly related to the construction of such facilities, including equipment installation and shipping costs, are capitalized. Depreciation is recorded at the time assets are placed in service.

INTANGIBLE ASSETS

Intangible assets are land use rights, which are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives, which is generally 50 years and represents the shorter of the estimated usage periods or the terms of the agreements.

LONG-LIVED ASSETS

The Company applies the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", SFAS No. 144 requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and other assets, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets during the period.

UNEARNED REVENUES

Unearned revenues represent amounts received from students for tuition and service fee relating to the outside-school practice service. The Company recognizes these funds as a current liability until the revenue can be recognized.

INCOME TAXES

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company's net income when those events occur. As the Company still enjoys the tax incentives during the three months ended November 30, 2009 and 2008 (details please refer to note11 Taxes), the Company had no deferred tax assets or liabilities of liabilities as of November 30, 2009 and August 31, 2008.

REVENUE RECOGNITION

The Company's revenue policies are in compliance with the generally accepted accounting principles as outlined in the Securities and Exchange Commission's Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104). The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered, (iii) the fees are fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.

Details are as follows:

(a) Tuition revenue received for educational programs and services is recognized proportionately according to the progress the students complete the educational programs in the school. Tuition paid in advance is recorded as advance from customers.

(b) The Company provides off-campus internship arrangement for students and collects service charges at fixed amount from both recruiters and students. Revenue is recognized upon completion of the internship program.

(c) The Company provides other services mainly logistic services for students and the revenue from such services is recognized upon completion of the service.

SELLING, GENERAL AND ADMINISTRATIVE COSTS

Selling, general and administrative costs consist primarily of salaries and commissions for sales representatives, salaries for administrative staffs, rent expenses, depreciation expense and employee benefits for administrative staffs.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income" requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

STATEMENT OF CASH FLOWS

In accordance with SFAS 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through the filing date and has determined there were no material events since the balance sheet date of this report.

EARNINGS PER SHARE

The Company computes earnings per share ("EPS') in accordance with SFAS 128, "Earnings Per Share", which requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

FOREIGN CURRENCY TRANSLATION

The Company's financial information is presented in US dollars. The functional currency of the Company is Renminbi ("RMB"), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People's Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in statements of operations as exchange gains. The financial statements of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard ("SFAS") No. 52, "Foreign Currency Translation". The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders' equity.

                                       November 30, 2009         August 31, 2009
                                       -----------------         ---------------
Period end RMB: US$ exchange rate           6.8271                    6.8306
Average RMB: US$ exchange rate              6.8276                    6.8343

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

ADVERTISING

Advertising is expensed as incurred. Advertising expenses were included in selling expenses and amounted to $3,723 and $60,187 for the three months ended November 30, 2009 and 2008, respectively.

OPERATING LEASES

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental payables under operating lease are recognized as expense on a straight-line basis over the lease term.

RISKS AND UNCERTAINTIES

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The
Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, FASB established Accounting Standards CodificationTM ("Codification") as the single source of authoritative accounting principles recognized by the FASB in the preparation of financial statements in conformity with the GAAP. The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of the Codification is not expected to have a material impact on the Company's results of operations or financial position.

In June 2009, FASB updated the accounting standards related to the consolidation of variable interest entities ("VIEs"). The standard amends current consolidation guidance and requires additional disclosures about an enterprise's involvement in VIEs. The standard shall be effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the adoption to have a material impact on the Company's results of operations or financial position.

In May 2009, FASB issued FAS No. 165, Subsequent Events. The standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of FAS No. 165 to interim or annual financial periods ending after June 15, 2009. Adoption of this standard does not have a material impact on the Company's results of operations or financial position.

In April 2009, the FASB updated the accounting standards to provide guidance on estimating the fair value of a financial asset or liability when the trade volume and level of activity for the asset or liability have significantly decreased relative to historical levels. The standard requires entities to disclose the inputs and valuation techniques used to measure fair value and any changes in valuation inputs or techniques. In addition, debt and equity securities as defined by GAAP shall be disclosed by major category. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and is to be applied prospectively. The adoption did not have a material effect on the Company's results of operations and financial condition.

In April 2009, the FASB updated the accounting standards for the recognition and presentation of other-than-temporary impairments. The standard amends existing guidance on other-than-temporary impairments for debt securities and requires that the credit portion of other-than-temporary impairments be recorded in earnings and the noncredit portion of losses be recorded in other comprehensive income. The standard requires separate presentation of both the credit and noncredit portions of other-than-temporary impairments on the financial statements and additional disclosures. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. At the date of adoption, the portion of previously recognized other-than-temporary impairments that represent the noncredit related loss component shall be recognized as a cumulative effect of adoption with an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income (loss). The adaption of this standard did not have a material effect on the preparation of the Company's consolidated financial statements.

In August 2009, the FASB updated the accounting standards to provide additional guidance on estimating the fair value of a liability in a hypothetical transaction where the liability is transferred to a market participant. The standard is effective for the first reporting period, including interim periods, beginning after issuance. The Company does not expect the adoption to have a material effect on the Company's consolidated results of operations and financial condition.

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605) "Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force". This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this standard on the Company's financial statements.

NOTE 3. ADVANCE TO VENDORS

The Company periodically makes advances to certain vendors for purchases of materials for construction of classrooms and related facilities, and records those advances as advance to vendors. Advances to vendors as of November 30, 2009 and August 31, 2009 amounted to $3,652,476 and $2,375,364, respectively.

NOTE 4. INVENTORY

Inventory consists of the following:

                                             As of                   As of
                                          November 30,             August 31,
                                              2009                   2009
                                           ----------             ----------
                                          (Unaudited)              (Audited)

Course materials                           $    6,559             $   45,525
Logistic supplies                              40,221                364,122
Office supplies                                 2,347                202,362
Other materials and supplies                    4,090                176,316
Textbooks                                          --                716,439
                                           ----------             ----------
Total                                      $   53,218             $1,504,764
                                           ==========             ==========

NOTE 5. RELATED PARTY TRANSACTIONS

As of November 30, 2009 and August 31, 2009, the balance of due from related party represents loans to Shenzhen Linghai International Cargo Agent Co., Ltd ("Shenzhen Linghai"). Shenzhen Linghai is owned by Ms. Juanjuan Zhong, sister of Ms. Yabin Zhong (10% shareholder of the Oya). The loan is unsecured, interest free and repayable on demand.

NOTE 6. PROPERTY, PLANT AND EQUIPMENTS

As of November 30, 2009 and August 31, 2009, the detail of property, plant and equipments was as follows:

                                               As of                  As of
                                            November 30,            August 31,
                                               2009                   2009
                                           ------------           ------------
                                            (Unaudited)             (Audited)

Teaching and dormitory facilities          $ 11,340,888           $ 10,288,401
Educational equipments and books              3,682,106              4,068,173
Office equipments and other equipments        3,831,301              2,235,171
Automobiles                                     269,347                269,211
                                           ------------           ------------

        Sub-total                            19,123,642             16,860,956
Less: accumulated depreciation               (4,472,738)            (5,165,936)

Add: Construction in progress                 3,454,252              3,167,570
                                           ------------           ------------
Property, plant and equipment, net         $ 18,105,156           $ 14,862,590
                                           ============           ============

Depreciation expense for the three months ended November 30, 2009 and 2008 was $385,423 and $389,160, respectively.

NOTE 7. LAND USE RIGHTS, NET

The details of land use rights are as follows:

                                             As of                   As of
                                          November 30,             August 31,
                                              2009                   2009
                                           ----------             ----------
                                          (Unaudited)              (Audited)

Land use rights                            $ 1,122,549            $   561,926
Less: accumulated amortization                 (90,305)               (84,587)
                                           -----------            -----------

Land use rights, net                       $ 1,032,244            $   477,339
                                           ===========            ===========

Amortization expenses for the land use rights totaled $5,676 and $2,858 for the three months ended November 30, 2009, and 2008, respectively.

NOTE 8. SHORT-TERM LOANS

The short-term borrowings outstanding as at November 30, 2009 and August 31, 2009 consisted of two loans of $292,949 (RMB 2,000,000) and $439,423 (RMB
3,000,000) from Changsha Foundation for Education. The two loans were unsecured and bore an interest at 5% and were repayable on March 17, 2010 and July 31, 2010, respectively.

NOTE 9. LONG-TERM LOANS

The long-term loans include the following:

The details of long-term loans outstanding as at November 30, 2009 are as follows:

                                                         Term               Interest             Principal
        Lender                                    From           To           rate           RMB            US$
----------------------------------------      ------------  ------------     -------      ---------       -------
Ningxiang Rural Credit Cooperative Union      Dec 28, 2007  Dec 28, 2009     12.096%      1,800,000       263,654
Changsha Foundation for Education             Jul 31, 2008  Jul 18, 2010         --         500,000        73,237
                                                                                          ---------       -------
                                                                                          2,300,000       336,891

Ningxiang Rural Credit Cooperative Union      Sep 1, 2009   Aug 21, 2011       8.64%      1,600,000       234,359
Ningxiang Rural Credit Cooperative Union      Nov 25, 2008  Nov 13, 2011      10.80%      1,350,000       197,740
Ningxiang Rural Credit Cooperative Union      Nov 25, 2008  Nov 23, 2011      10.80%      1,400,000       205,064
                                                                                          ---------       -------
                                                                                          4,350,000       637,164

The details of long-term loans outstanding as at August 31, 2009 are as follows:

                                                         Term               Interest             Principal
        Lender                                    From           To           rate           RMB            US$
----------------------------------------      ------------  ------------     -------      ---------       -------
LONG-TERM LOAN - CURRENT PORTION
  Ningxiang Rural Credit Cooperative Union    May 30, 2009  May 30, 2010      10.80%      2,000,000       292,801
  Ningxiang Rural Credit Cooperative Union    Dec 28, 2007  Dec 28, 2009     12.096%      1,800,000       263,521
  Changsha Foundation for Education           Jul 31, 2008  Jul 18, 2010           -        500,000        73,200
                                                                                          ---------       -------
                                                                                          4,300,000       629,522
long-term loan - Non-Current Portion
  Ningxiang Rural Credit Cooperative Union    Nov 25, 2008  Nov 13, 2011      10.80%      1,350,000       197,641
  Ningxiang Rural Credit Cooperative Union    Nov 25, 2008  Nov 23, 2011      10.80%      1,400,000       204,960
                                                                                          ---------       -------
                                                                                          2,750,000       402,601

The four loans borrowed from Ningxiang rural Credit Cooperative Union were collateralized by the buildings with cost of $743,249 and land use rights with cost of $899,595. Another loan of RMB 500,000 borrowed from Changsha Foundation for Education was unsecured and bore no interest. For the three months ended November 30, 2009 and 2008, the Company incurred $24,381 and $31,923 interests for the above loans.

NOTE 10. OTHER PAYABLES AND ACCRUED LIABILITIES

As of November 30, 2009 and August 31, 2009, other payables and accrued liabilities are as follow:

                                             As of                   As of
                                          November 30,             August 31,
                                              2009                   2009
                                           ----------             ----------
                                          (Unaudited)              (Audited)

Staff welfare payable                     $  952,256              $  836,434
Others                                        64,714                  66,291
                                          ----------              ----------

Total                                     $1,016,970              $  902,725
                                          ==========              ==========

NOTE 11.  TAXES

(A) CORPORATION INCOME TAX ("CIT") AND BUSINESS TAX

The Company is governed by the Income Tax Law of the People's Republic of China concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. The applicable business tax rate for educational service is currently 5%.

The PRC government also provides various incentives to companies that engage in the development of vocational education. Such incentives include reduced tax rates, tax exemptions and other measures. According to Law of the People's Republic of China on Promotion of Privately-run Schools, implemented from September 1, 2003, and the Notice of Tax Policy for Education Activities (Caishui [2004] No.39), issued and became effective on February 5, 2004, some specific enterprises, organizations and schools could enjoy the same tax incentives as the schools run by the government, and could be exempt from business tax and income tax accordingly. As the operation of the Company meets the requirements of the regulations aforementioned, the Company is therefore exempt from business tax and income tax.

No income tax and business tax were provided for the reporting period in accordance with the regulations of the relevant taxing authorities.

NOTE 11.  TAXES (CONTINUED)

(B) TAX PAYABLE

As of November 30, 2009 and August 31, 2009, the Company had tax payable as follows:

                                             As of                   As of
                                          November 30,             August 31,
                                              2009                   2009
                                           ----------             ----------
                                          (Unaudited)              (Audited)

Individual income tax withholding          $  29,368              $  20,580
                                           ---------              ---------

                Total                      $  29,368              $  20,580
                                           =========              =========

NOTE 12.  SHAREHOLDERS' EQUITY

Risetime  Group  Limited was  incorporated  in British  Virgin  Islands as a BVI
Business Company on December 17, 2007, with 50,000 shares of common stock authorized at par value of US$1.

As of November 30, 2009 and August 31, 2009, there was 1 share of common stock issued and outstanding.

NOTE 13. STATUTORY RESERVE

According to Law of the People's Republic of China on Promotion of Privately-run Schools, implemented from September 1, 2003, the Company and the related subsidiaries are required to set aside at least 25% of their after-tax net profits each year, if any, to fund the statutory reserves for the future development of educational activities. The statutory reserves are not distributable in the form of cash dividends to the shareholders.

For the three months ended November 30, 2009 and 2008, the Company has made appropriations in the amount of $893,542 and $909,587 to this statutory reserve, respectively. As of November 30, 2009 and August 31, 2009, the balances of the statutory reserve were $7,840,313 and $6,946,771, respectively.

NOTE 14.  COMMITMENTS

OPERATING LEASE

The commitments are primarily the rental for the Company's office space and warehouse. As of November 30, 2009, the commitments related to the above rental are as follows:

Periods Ended August 31,                  RMB                  US$
------------------------               ----------           --------

     2010                                 726,533            106,411
     2011                                 967,682            141,731
     2012                                 944,686            138,363
     2013                               1,008,109            147,652
     2014                               1,075,844            157,573
  Thereafter                              898,895            131,656
                                       ----------          ---------

    Total                              $5,621,749          $ 823,386
                                       ==========          =========

CAPITAL COMMITMENT

As of November 30, 2009, the Company had commitments with local government to expend in the total amount of $13,711,133 (RMB93,607,690) for the expansion of the schools in Hunan Province and Sichuan Province in the PRC.

                    Hunan Oya Education Technology Co., Ltd.
                        Consolidated Financial Statements
                             (Stated in US dollars)

Contents                                                                   Page
--------                                                                   ----

AUGUST 31, 2009 AND 2008
Report of Independent Registered Public Accounting Firm                    F-25
Consolidated Balance Sheets                                                F-26
Consolidated Statements of Income                                          F-27
Consolidated Statements of Stockholders' Equity                            F-28
Consolidated Statements of Cash Flows                                      F-29
Notes to Consolidated Financial Statements                                 F-30

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Hunan Oya Education Technology Co., Ltd.

We have audited the accompanying consolidated balance sheets of Hunan Oya Education Technology Co., Ltd. as of August 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended August 31, 2009. Hunan Oya Education Technology Co., Ltd.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hunan Oya Education Technology Co., Ltd. as of August 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2009 in conformity with accounting principles generally accepted in the United States of America.


/s/Bagell Josephs, Levine & Company, LLC
-----------------------------------------------
Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey
November 15, 2009

Hunan Oya Education Technology Co., Ltd.
Consolidated Balance Sheet

                                                                             As of August 31,
                                                                    --------------------------------
                                                                       2009                 2008
                                                                    -----------          -----------
                                     ASSETS

CURRENT ASSETS
  Cash & cash equivalents                                           $ 3,848,040          $ 3,328,231
  Accounts receivable, net of allowance of $55,836 and $-
   as of August 31, 2009 and 2008, respectively                       5,713,491              792,600
  Other receivables                                                       2,203                   --
  Due from related party                                              2,447,482            2,053,212
  Inventory                                                           1,504,764            1,949,071
  Advances to vendors                                                 2,375,364               20,466
                                                                    -----------          -----------
      Total current assets                                           15,891,344            8,143,580

PROPERTY AND EQUIPMENT, NET                                          14,862,590           12,569,066
INTANGIBLE ASSETS, NET                                                  477,339              488,064
                                                                    -----------          -----------

      TOTAL ASSETS                                                  $31,231,273          $21,200,710
                                                                    ===========          ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term Loans                                                  $   732,002          $   292,376
  Long term loans- current portion                                      629,522              694,394
  Accounts payable                                                    1,327,622            1,821,220
  Due to shareholder                                                         --               14,619
  Taxes payable                                                          20,580                   30
  Payroll Payable                                                       241,477              176,744
  Unearned revenues                                                       8,275               12,170
  Other payables and accrued liabilities                                902,725              654,835
                                                                    -----------          -----------
      Total current liabilities                                       3,862,203            3,666,388

LONG TERM LOANS                                                         402,601              336,233
                                                                    -----------          -----------

TOTAL LIABILITIES                                                     4,264,804            4,002,621
                                                                    -----------          -----------
COMMITMENT AND  CONTINGENCIES

SHAREHOLDERS' EQUITY
  Registered Capital                                                  1,061,232              183,269
  Additional paid-in capital                                            168,742              168,742
  Accumulated other comprehensive income                              1,672,524            1,641,236
  Statutory reserve                                                   6,946,771            4,279,977
  Retained earnings                                                  17,117,200           10,924,865
                                                                    -----------          -----------
      Total shareholders' equity                                     26,966,469           17,198,089
                                                                    -----------          -----------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $31,231,273          $21,200,710
                                                                    ===========          ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements

Hunan Oya Education Technology Co., Ltd.
Consolidated Statement of Income
For The Years Ended August 31, 2009 and 2008

                                                                    For the years ended August, 31
                                                                      2009                   2008
                                                                  ------------           ------------
Revenues                                                          $ 36,111,358           $ 28,803,983
Cost of revenue                                                    (22,836,422)           (19,193,179)
                                                                  ------------           ------------
Gross profit                                                        13,274,936              9,610,804

Selling expenses                                                      (640,576)              (725,075)
General and administrative expenses                                 (1,818,177)            (1,000,439)
                                                                  ------------           ------------

Income from operations                                              10,816,183              7,885,290

Other expenses
  Interest income (expenses)                                           (95,759)               (48,998)
  Other expenses                                                       (53,249)               (38,734)
                                                                  ------------           ------------
Total other expenses                                                  (149,008)               (87,732)
                                                                  ------------           ------------

Income before income taxes                                          10,667,175              7,797,558

Provision for income taxes                                                  --                     --
                                                                  ------------           ------------

Net income                                                          10,667,175              7,797,558
                                                                  ------------           ------------
Other comprehensive item
  Foreign currency translation gain                                     31,288              1,377,555
                                                                  ------------           ------------

Comprehensive Income                                              $ 10,698,463           $  9,175,113
                                                                  ============           ============

Basic and diluted income per common share                         $       1.72           $       5.20
                                                                  ============           ============

Basic and diluted weighted average common shares outstanding         6,184,932              1,500,000
                                                                  ============           ============

              The accompanying notes are an integral part of these
                       consolidated financial statements

Hunan Oya Education Technology Co., Ltd.
Consolidated Statements of Shareholders' Equity
For The Years Ended August 31, 2009 and 2008

                                                   Additional        Other
                                      Registered    paid-in      comprehensive     Statutory       Retained
                                        Capital     capital         income          reserve        earnings          Total
                                         -----      -------         ------          -------        --------          -----
BALANCE AT AUGUST 31, 2007            $  183,269    $ 99,122      $  263,681      $2,330,587     $ 6,991,762      $ 9,868,421
  Capital contribution                                69,620                                                           69,620
  Net income for the year                                                                          7,797,558        7,797,558
  Transfer to statutory  reserves                                                  1,949,390      (1,949,390)              --
  Dividend declared                                                                               (1,915,065)       1,915,065)
  Foreign currency translation gain                       --       1,377,555                              --        1,377,555
                                      ----------    --------      ----------      ----------     -----------      -----------
BALANCE AT AUGUST 31, 2008               183,269     168,742       1,641,236       4,279,977      10,924,865       17,198,089
  Capital contribution                   877,963                                                                      877,963
  Net income for the year                                                                         10,667,175       10,667,175
  Transfer to statutory  reserves                                                  2,666,794      (2,666,794)              --
  Dividend declared                                                                               (1,808,046)      (1,808,046)
  Foreign currency translation gain                                   31,288                                           31,288
                                      ----------    --------      ----------      ----------     -----------      -----------

BALANCE AT AUGUST 31, 2009            $1,061,232    $168,742      $1,672,524      $6,946,771     $17,117,200      $26,966,469
                                      ==========    ========      ==========      ==========     ===========      ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements

Hunan Oya Education Technology Co., Ltd.
Consolidated Statements of Cash Flow
For The Years Ended August 31, 2009 and 2008

                                                                       2009                   2008
                                                                   ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                       $ 10,667,175           $  7,797,558
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                                    1,588,188              1,311,187
     Allowance for bad debts                                             55,805                     --

  Changes in assets and liabilities
  (Increase) decrease in -
     Accounts receivable                                             (4,972,839)               (57,937)
     Other receivables                                                   (2,202)                    --
     Inventory                                                          446,892               (866,816)
  Increase (decrease) in -
     Accounts payables                                                 (495,969)               457,870
     Payroll Payable                                                     64,441                 65,435
     Taxes payable                                                       20,539                     17
     Unearned revenues                                                   (3,912)                (8,859)
     Other payables and accrued liabilities                             246,804                264,072
                                                                   ------------           ------------
         Net cash provided by operating activities                    7,614,922              8,962,527
                                                                   ------------           ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of intangible assets                                     (745,517)                    --
  Acquisition of property & equipment                                (5,458,835)              (874,819)
                                                                   ------------           ------------
         Net cash used in investing activities                       (6,204,352)              (874,819)
                                                                   ------------           ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions                                                 877,963                 69,620
  Dividend paid to shareholders                                      (1,808,046)            (1,915,065)
  Proceeds from long term loan                                          438,960                321,552
  Repayments on shareholders' loans                                     (14,632)            (3,280,529)
  Repayments on related party loans                                    (391,072)            (1,963,564)
                                                                   ------------           ------------
         Net cash used in financing activities                         (896,827)            (6,767,986)
                                                                   ------------           ------------

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS                 6,066                321,976

NET INCREASE IN CASH & CASH EQUIVALENTS                                 519,809              1,641,698

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR                            3,328,231              1,686,533
                                                                   ------------           ------------

CASH & CASH EQUIVALENTS, END OF YEAR                               $  3,848,040           $  3,328,231
                                                                   ============           ============

Supplemental disclosures of cash flow information:
  Income tax paid                                                  $         --           $         --
                                                                   ============           ============
  Interest paid                                                    $    123,746           $     97,833
                                                                   ============           ============

              The accompanying notes are an integral part of these
                       consolidated financial statements

Hunan Oya Education Technology Co., Ltd.
Notes to Consolidated Financial Statements
For the Years  Ended August 31, 2009 And 2008

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Hunan Oya Education Technology Co., Ltd. ("the Company"), was incorporated in Changsha City, Hunan Province, People's Republic of China in November 20, 2008. The Company is primarily engaged in providing vocational education service and vocational skills training service.

On July 28, 2009, the Company entered into certain exclusive agreements with Changsha Huanqiu Vocational Secondary School ("Changsha Huanqiu") and Shaoshan Huanqiu Vocational Technical Secondary School ("Shaoshan Huanqiu") and their shareholders. Pursuant to these agreements, the Company provides exclusive consulting and other general business operation services to Changsha Huanqiu and Shaoshan Huanqiu in exchange for substantially all net income of Changsha Huanqiu and Shaoshan Huanqiu. The Company has the right to appoint all senior management personnel of Changsha Huanqiu and Shaoshan Huanqiu.

As a result of these contractual arrangements, which obligates the Company to absorb a majority of the risk of loss from Changsha Huanqiu and Shaoshan Huanqiu's activities and enable the Company to receive a majority of its expected residual returns, the Company accounts for Changsha Huanqiu and Shaoshan Huanqiu as variable interest entities ("VIE") under FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". Accordingly, the Company consolidates Changsha Huanqiu and Shaoshan Huanqiu's results, assets and liabilities.

The detailed information about the establishment of Changsha Huanqiu and Shaoshan Huanqiu are as follows:

(a) Changsha Huanqiu Vocational Secondary School was established in Changsha, Hunan Province as a privately-run school on August 8, 1994, by Mr. Guangwen He with the registered capital of RMB 1,000,000, and was engaged in provision of vocational education and vocational skill training services.

(b) Shaoshan Huanqiu Vocational Technical Secondary School was established in Shaoshan, Hunan Province as a privately-run school on May 15, 2006, by Mr. Guangwen He with the registered capital of RMB 500,000, and was also engaged in provision of vocational education and vocational skill training services.

As of August 31, 2009, the Company and its VIEs have been providing such services to six public schools other than Changsha and Shaoshan campus, including Shaoyang Industrial Vocational Technical School and Shaoshan Vocational Secondary School in Hunan Province, Yingjing Vocational Secondary School, Tianquan Vocational Secondary School, Lushan Vocational Secondary School and Shimian Vocational Secondary School in Sichuan Province.

Since the Company, Changsha Huanqiu and Shaoshan Huanqiu are all under common control of the same majority shareholder, the consolidation of the Company has been accounted for at historical cost and prepared on the basis as if the aforementioned exclusive contractual arrangements between the Company and Changsha Huanqiu and Shaoshan Huanqiu had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLE OF CONSOLIDATION

The financial statements include the accounts of the Company and its VIEs, Changsha Huanqiu and Shaoshan Huanqiu. Intercompany transactions and balances have been eliminated. Equity investments in which we exercise significant influence but do not control are accounted for using the equity method.

Investments in which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the financial statements. Estimates are used for, but not limited to, the selection of the useful lives and residual values of property and equipment and intangible assets, provision necessary for contingent liabilities, fair values, revenue recognition, budgeted costs and other similar charges. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC. Total cash at August 31, 2009 and 2008 amounted to US$3,848,040 and US$3,328,231, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

ACCOUNTS RECEIVABLE

Accounts receivable consists of balances due from the enterprises for the education services provided and due from China Overseas-Educated Scholars Development Foundation for tuition revenues. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts.

The Company does periodical reviews as to whether the carrying values of accounts have become impaired. The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. As of August 31, 2009 and 2008, the allowance for doubtful debts was $55,836 and $-0-, respectively.

ADVANCES TO VENDORS

Advances to vendors consist of balances paid for materials for construction of classrooms and related teaching facilities that have not been provided to or received by the Company. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the services and materials become doubtful. The Company determines that no reserve is necessary for the years ended August 31, 2009 and 2008.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation and any impairment losses. The cost of an asset comprises of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after the fixed assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the profit and loss account in the year in which it is incurred.

In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset beyond its originally assessed standard of performances, the expenditure is capitalized as an additional cost of the asset.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, less any estimated residual value. Estimated useful lives of the assets are as follows:

Teaching and dormitory facilities                              10-30 years
Educational equipments and books                               5 years
Office equipments and other equipments                         5 years
Automobiles                                                    5 years

Any gain or loss on disposal or retirement of a fixed asset is recognized in the profit and loss account and is the difference between the net sales proceeds and the carrying amount of the relevant asset. When property and equipment are retired or otherwise disposed of, the assets and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

CONSTRUCTION-IN-PROGRESS

The Company constructs certain of its property, plant and equipment. In addition to cost under the construction contracts, external costs directly related to the construction of such facilities, including equipment installation and shipping costs, are capitalized. Depreciation is recorded at the time assets are placed in service.

INTANGIBLE ASSETS

Intangible assets are land use rights, which are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives, which is generally 50 years and represents the shorter of the estimated usage periods or the terms of the agreements.

LONG-LIVED ASSETS

The Company applies the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", SFAS No. 144 requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and other assets, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for years ended August 31, 2009 and 2008.

ADVANCES FROM CUSTOMERS

Advance from customers consist of amounts received from students for tuition and service fee relating to the outside-school practice service. The Company recognizes these funds as a current liability until the revenue can be recognized.

INCOME TAXES

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company's net income when those events occur. As the Company still enjoys the tax incentives during 2008 and 2009 (details please refer to note11 Taxes), the Company had no deferred tax assets or liabilities of liabilities as of August 31, 2009 and 2008, and the Company determines that no valuation allowance was necessary for the above years.

Commencing January 1, 2008, the PRC's new Enterprise Income Tax ("EIT") law replaced the laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs"). The new standard EIT rate of 25% replaced the 33% rate formerly applicable to both DES and FIEs.

REVENUE RECOGNITION

The Company's revenue policies are in compliance with the generally accepted accounting principles as outlined in the Securities and Exchange Commission's Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104). The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered, (iii) the fees are fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.

Details are as follows:

(a) Tuition revenue received for educational programs and services is recognized proportionately according to the progress the students complete the educational programs in the school. Tuition paid in advance is recorded as advance from customers.

(b) The Company provides off-campus internship arrangement for students and collects service charges at fixed amount from both recruiters and students. Revenue is recognized upon completion of the internship program.

(c) The Company provides other services mainly logistic services for students and the revenue from such services is recognized upon completion of the service.

SELLING, GENERAL AND ADMINISTRATIVE COSTS

Selling, general and administrative costs consist primarily of salaries and commissions for sales representatives, salaries for administrative staffs, rent expenses, depreciation expense and employee benefits for administrative staffs.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income" requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

STATEMENT OF CASH FLOWS

In accordance with SFAS 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through the filing date and has determined there were no material events since the balance sheet date of this report.

EARNINGS PER SHARE

The Company computes earnings per share ("EPS') in accordance with SFAS 128, "Earnings Per Share", which requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

FOREIGN CURRENCY TRANSLATION

The Company's financial information is presented in US dollars. The functional currency of the Company is Renminbi ("RMB"), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People's Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in statements of operations as exchange gains. The financial statements of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard ("SFAS") No. 52, "Foreign Currency Translation". The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders' equity.

                                             August 31, 2009     August 31, 2008
                                             ---------------     ---------------
Year end RMB: US$ exchange rate                   6.8306              6.8405
Average yearly RMB: US$ exchange rate             6.8343              7.1528

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

ADVERTISING

Advertising is expensed as incurred. Advertising expenses were included in selling expenses and amounted to $113,069 and $76,543 for the years ended August 31, 2009 and 2008, respectively.

OPERATING LEASES

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental payables under operating lease are recognized as expense on a straight-line basis over the lease term.

RISKS AND UNCERTAINTIES

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The
Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, FASB established Accounting Standards CodificationTM ("Codification") as the single source of authoritative accounting principles recognized by the FASB in the preparation of financial statements in conformity with the GAAP. The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of the Codification is not expected to have a material impact on the Company's results of operations or financial position.

In June 2009, FASB updated the accounting standards related to the consolidation of variable interest entities ("VIEs"). The standard amends current consolidation guidance and requires additional disclosures about an enterprise's involvement in VIEs. The standard shall be effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the adoption to have a material impact on the Company's results of operations or financial position.

In May 2009, FASB issued FAS No. 165, Subsequent Events. The standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of FAS No. 165 to interim or annual financial periods ending after June 15, 2009. Adoption of this standard does not have a material impact on the Company's results of operations or financial position.

In April 2009, the FASB updated the accounting standards to provide guidance on estimating the fair value of a financial asset or liability when the trade volume and level of activity for the asset or liability have significantly decreased relative to historical levels. The standard requires entities to disclose the inputs and valuation techniques used to measure fair value and any changes in valuation inputs or techniques. In addition, debt and equity securities as defined by GAAP shall be disclosed by major category. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and is to be applied prospectively. The adoption did not have a material effect on the Company's results of operations and financial condition.

In April 2009, the FASB updated the accounting standards for the recognition and presentation of other-than-temporary impairments. The standard amends existing guidance on other-than-temporary impairments for debt securities and requires that the credit portion of other-than-temporary impairments be recorded in earnings and the noncredit portion of losses be recorded in other comprehensive income. The standard requires separate presentation of both the credit and noncredit portions of other-than-temporary impairments on the financial statements and additional disclosures. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. At the date of adoption, the portion of previously recognized other-than-temporary impairments that represent the noncredit related loss component shall be recognized as a cumulative effect of adoption with an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income (loss). The adaption of this standard did not have a material effect on the preparation of the Company's consolidated financial statements.

In August 2009, the FASB updated the accounting standards to provide additional guidance on estimating the fair value of a liability in a hypothetical transaction where the liability is transferred to a market participant. The standard is effective for the first reporting period, including interim periods, beginning after issuance. The Company does not expect the adoption to have a material effect on the Company's consolidated results of operations and financial condition.

NOTE 3. ADVANCE TO VENDORS

The Company periodically makes advances to certain vendors for purchases of materials for construction of classrooms and related facilities, and records those advances as advance to vendors. Advances to vendors as of August 31, 2009 and 2008 amounted to $2,375,365 and $20,466, respectively.

NOTE 4. INVENTORY

Inventory consists of the following:

                                                        As of August 31,
                                              ---------------------------------
                                                 2009                   2008
                                              ----------             ----------

Course materials                              $   45,575             $  165,898
Consumer products                                364,122                370,236
Office supplies                                  202,362                101,103
Textbooks                                        716,440                640,894
                                              ----------             ----------

Total                                         $1,328,499             $1,278,131
                                              ==========             ==========

NOTE 5. RELATED PARTY TRANSACTIONS

As of August 31, 2009 and 2008, the Company had receivables from (payable to) the related parties as follows:

                                                        As of August 31,
                                              ---------------------------------
                                                 2009                   2008
                                              ----------             ----------
Shenzhen Linghai International
 Cargo Agent Co., Ltd.                        $2,447,482             $2,053,212
Zhong Ya Bin                                          --                (14,619)
                                              ----------             ----------

     Total                                    $2,447,482             $2,038,593
                                              ==========             ==========

Shenzhen Linghai International Cargo Agent Co., Ltd. ("Shenzhen Linghai") is owned by Ms. Zhong Juanjuan, sister of Ms. Yabin Zhong. The loan is unsecured and bears no interest, and has no fixed repayment date.

Ms. Yabin Zhong is the spouse of Mr. Guangwen He, CEO of the Company, and is also 10% shareholder of the Company. The balance with Ms. Yabin Zhong is unsecured and bears no interest and has no fixed repayment date.

NOTE 6. PROPERTY, PLANT AND EQUIPMENTS

As of August 31, 2009 and 2008, the detail of property, plant and equipments was as follows:

                                                        As of August 31,
                                              ---------------------------------
                                                 2009                   2008
                                              ----------             ----------

Teaching facilities                           $10,288,401           $10,223,073
Educational equipment and books                 4,035,012             3,707,485
Office equipment                                  803,068               584,331
Automobiles                                       269,211               232,540
Dormitory                                       1,485,942             1,368,588
                                              -----------           -----------

        Sub-total                              16,881,634            16,116,017
Less: accumulated depreciation                 (5,233,210)           (3,620,449)

Add: Construction in progress                   3,343,884               727,739
                                              -----------           -----------
Property, plant and equipment, net            $14,992,308           $13,223,308
                                              ===========           ===========

Depreciation expense for the years ended August 31, 2009 and 2008 was $1,606,620 and $1,335,983, respectively.

NOTE 7. LAND USE RIGHTS, NET

The details of land use rights are as follows:

                                                        As of August 31,
                                              ---------------------------------
                                                 2009                   2008
                                              ----------             ----------

Land use rights                               $   561,926            $  561,111
Less: accumulated amortization                    (84,587)              (73,047)
                                              -----------            ----------

Land use rights, net                          $   477,339            $  488,064
                                              ===========            ==========

Amortization expenses for the land use rights totaled $11,427and $10,919 for the years ended August 31, 2009, and 2008, respectively.

NOTE 8. SHORT-TERM LOANS

The bank borrowings are comprised of the following:

The short-term borrowing outstanding at August 31, 2008 was borrowed from Changsha Foundation for Education, bore interest at 5% per annum, and was in the amount of $292,376 (RMB 2,000,000). This loan was unsecured and had a term of one year and was repayable on March 31, 2009. The loan was later renewed for another year and will be repayable on March 17th, 2010.

As of August 31, 2009, the Company borrowed another $439,626 (RMB 3,000,000) from Changsha Foundation for Education, repayable on July 31, 2010, which was unsecured and bore interest at 5% per annum. The total short term loan as of August 31, 2009 was $732,002.

NOTE 9. LONG TERM LOANS

The long term loans include the following:

                                                        As of August 31,
                                              ---------------------------------
                                                 2009                   2008
                                              ----------             ----------

Long term bank loans                          $1,032,123             $1,030,627
Less:  Long-term, current portion                629,522                694,394
                                              ----------             ----------
Long-term, non-current portion                   402,601                336,233
                                              ==========             ==========

The long term borrowings outstanding as at August 31, 2008 consisted of four bank loans of RMB 2, 000,000, RMB 1, 350,000, RMB1, 400,000 and RMB 1, 800,000
which were repayable on May 30, 2009, November 22, 2008, November 21, 2008 and December 28, 2009 respectively. All those loans were renewed for another year to May 30, 2010, November 13, 2011, November 23, 2011, and December 28, 2009
respectively. The four bank loans bore the interest at 10.08%, 10.08%, 10.08% and 12.096%, and were collateralized by the buildings with cost of $743,249 and land use rights with cost of $899,595. Another loan of RMB 500,000 was borrowed from Changsha Foundation for Education which was repayable on July 18, 2010. This loan was unsecured and bore no interest.

As of August 31, 2009 and 2008, the Company incurred $128,240 and $ 104,954 interests for the above loans.

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
NOTE 10. OTHER PAYABLES AND ACCRUED LIABILITIES

As of August 31, 2009 and 2008, other payables and accrued liabilities are as follow:

                                                        As of August 31,
                                              ---------------------------------
                                                 2009                   2008
                                              ----------             ----------

Staff welfare payable                         $  836,434             $  522,200
Others                                            66,291                132,635
                                              ----------             ----------

Total                                         $  902,725             $  654,835
                                              ==========             ==========

NOTE 11.  TAXES

(A) CORPORATION INCOME TAX ("CIT") AND BUSINESS TAX

The Company is governed by the Income Tax Law of the People's Republic of China concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. The applicable business tax rate for educational service is currently 5%.

The PRC government also provides various incentives to companies that engage in the development of vocational education. Such incentives include reduced tax rates, tax exemptions and other measures. According to Law of the People's Republic of China on Promotion of Privately-run Schools, implemented from September 1, 2003, and the Notice of Tax Policy for Education Activities (Caishui [2004] No.39), issued and became effective on February 5, 2004, some specific enterprises, organizations and schools could enjoy the same tax incentives as the schools run by the government, and could be exempt from business tax and income tax accordingly. As the operation of the Company meets the requirements of the regulations aforementioned, the Company is therefore exempt from business tax and income tax.

No income tax and business tax were provided for the reporting period in accordance with the regulations of the relevant taxing authorities.

(B) TAX PAYABLE

As of August 31, 2009 and 2008, the Company had tax payable as follows:

                                                        As of August 31,
                                              ---------------------------------
                                                 2009                   2008
                                              ----------             ----------

Individual income tax withholding             $  20,580              $      30
                                              ---------              ---------

Total                                         $  20,580              $      30
                                              =========              =========

NOTE 12. SHAREHOLDERS' EQUITY

The registered capital of the Company and its VIEs is a total of $5,416,618 (including RMB31,500,000 and $300,000, approximately RMB 33,548,139 in total), of which RMB 1,500,000 (approximately $183,269) was contributed by August 31, 2008, and another RMB 6,000,000 (approximately $1,417,963) was paid as of August 31, 2009. $300,000 registered capital for the Company is required to be contributed by March 31, 2010 and $3,515,386 (RMB24,000,000) for the Company is required to be contributed by November 17, 2010.

The industry practice in PRC does not require the issuance of stock certificates to the shareholders, nor a third party transfer agent to maintain the records. For the purpose of financial reporting, the Company elected to designate one (1)

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
common share for each RMB contributed. Accordingly, there were totally 7,500,000 and 1,500,000 shares issued and outstanding for the years ended August 31, 2009 and 2008, respectively.

NOTE 13. STATUTORY RESERVE

According to Law of the People's Republic of China on Promotion of Privately-run Schools, implemented from September 1, 2003, the Company and the related subsidiaries are required to set aside at least 25% of their after-tax net profits each year, if any, to fund the statutory reserves for the future development of educational activities. The statutory reserves are not distributable in the form of cash dividends to the shareholders.

For the years ended August 31, 2009 and 2008, the Company has made appropriations in the amount of US$2,659,329 and US$1,945,397 to this statutory reserve, respectively. The balances of the statutory reserve were US$6,935,314 and US$4,275,985 as of August 31, 2009 and 2008, respectively.

NOTE 14. DIVIDENDS DECLARED AND PAID

On August 31, 2008, the Company's Board of Directors made a resolution to declare cash dividends of US$1,915,065 (RMB 13,100,000) to its shareholders. The amount was subsequently paid in full.

On July 24, 2009, additional dividends in the amount of $1,808,046 (RMB 12,350,000) were declared by the Company's Board of Directors and subsequently paid in full.

NOTE 15. COMMITMENTS

OPERATING LEASE

The commitments are primarily the rental for the Company's office space and warehouse. As of August 31, 2009, the commitments related to the above rental are as follows:

Periods Ended August 31,                 RMB                    US$
------------------------             ----------             ----------
    2010                                963,155                140,929
    2011                                967,682                141,591
    2012                                944,686                138,226
    2013                              1,008,109                147,506
    2014                              1,075,844                157,417
 Thereafter                             898,895                131,526
                                     ----------             ----------

   Total                             $5,858,371             $  857,195
                                     ==========             ==========

CAPITAL COMMITMENT

As of August 31, 2009, the Company had commitments with local government to expend in the total amount of $14,991,068 (RMB102,397,690) for the expansion of the schools in Hunan Province and Sichuan Province in the PRC.

                                      F-43